SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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PRGX GLOBAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRGX GLOBAL, INC.

600 GALLERIA PARKWAY

SUITE 100

ATLANTA, GEORGIA 30339

(770) 779-3900

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD TUESDAY, JUNE 19, 2012

TO THE SHAREHOLDERS OF

PRGX GLOBAL, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of PRGX GLOBAL, INC. (the “Company”) will be held at the Company’s offices, 600 Galleria Parkway, Atlanta, Georgia 30339, on Tuesday, June 19, 2012, at 9:00 a.m., for the following purposes:

1.	To elect three Class I directors to serve until the Annual Meeting of Shareholders to be held in 2015 or until their successors are elected and qualified;

2.	To ratify BDO USA, LLP as our independent registered public accounting firm for the fiscal year 2012;

3.	To approve the Company’s executive compensation (the “Say-on-Pay Resolution”);

4.	To amend the 2008 Equity Incentive Plan to increase the number of shares available for issuance under the plan; and

5.	To transact such other business as may properly come before the meeting or any adjournments thereof.

The proxy statement is attached. Only record holders of the Company’s common stock at the close of business on April 25, 2012 will be eligible to vote at the meeting.

If you are not able to attend the meeting in person, please complete, sign, date and return your completed proxy in the enclosed envelope. If you attend the meeting, you may revoke your proxy and vote in person. However, if you are not the registered holder of your shares you will need to get a proxy from the registered holder (for example, your broker or bank) in order to attend and vote at the meeting.

By Order of the Board of Directors:

Patrick G. Dills, Chairman

May 2, 2012

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 is enclosed with this notice and proxy statement.

PRGX GLOBAL, INC.

600 GALLERIA PARKWAY

SUITE 100

ATLANTA, GEORGIA 30339

(770) 779-3900

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS

June 19, 2012

GENERAL INFORMATION

The Board of Directors of PRGX Global, Inc. (which we refer to in this proxy statement as “PRGX”, the “Company”, “we”, “us” or “our”) is furnishing you this proxy statement to solicit proxies on its behalf to be voted at the 2012 Annual Meeting of Shareholders. The annual meeting will be held on Tuesday, June 19, 2012, at 9:00 a.m., at the Company’s offices, 600 Galleria Parkway, Atlanta, Georgia 30339. The proxies may also be voted at any adjournments or postponements of the meeting. Upon a vote of the shareholders present at the annual meeting, we may adjourn the meeting to a later date if there are not sufficient shares present in person or by proxy to constitute a quorum or to permit additional time to solicit votes on any proposal to be presented at the annual meeting. You may obtain directions to the location of the 2012 Annual Meeting by contacting Victor A. Allums, Senior Vice President, General Counsel and Secretary, at the address or telephone number listed above.

This proxy statement and the accompanying form of proxy are first being mailed to shareholders on or about May 2, 2012. You must complete and return the proxy for your shares of common stock to be voted.

Any shareholder who has given a proxy may revoke it at any time before it is exercised at the meeting by:

•	delivering to the Secretary of the Company a written notice of revocation dated later than the date of the proxy;

•	executing and delivering to the Secretary a subsequent proxy relating to the same shares; or

•

attending the meeting and voting in person, unless you are a street name holder without a legal proxy, as explained below. Attending the meeting will not in and of itself constitute revocation of a proxy.

Shareholders who hold shares in “street name” (e.g., in a bank or brokerage account) must obtain a legal proxy form from their bank or broker to vote at the meeting. You will need to bring the legal proxy with you to the meeting, or you will not be able to vote at the meeting.

All communications to the Secretary should be addressed to the Secretary at the Company’s offices, 600 Galleria Parkway, Suite 100, Atlanta, Georgia 30339. Any proxy which is not revoked will be voted at the annual meeting in accordance with the shareholder’s instructions. If a shareholder returns a properly signed and dated proxy card but does not mark any choices on one or more items, his or her shares will be voted in accordance with the recommendations of the Board of Directors as to such items. The proxy card gives authority to the proxy holders to vote shares in their discretion on any other matter properly presented at the annual meeting.

The Company will pay all expenses in connection with the solicitation of proxies, including postage, printing and handling and the expenses incurred by brokers, custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners. In addition to solicitation by mail, solicitation of proxies may be made personally or by telephone, facsimile or other means by directors, officers and employees of the Company and its subsidiaries. Directors, officers and employees of the Company will receive no additional compensation for any such further solicitation. The Company has retained Innisfree M&A Incorporated to assist in the solicitation. The fee to be paid for such services is estimated at approximately $12,500, plus reasonable out-of-pocket expenses.

Voting Requirements

Only holders of record of the Company’s common stock at the close of business on April 25, 2012 (the “Record Date”) are entitled to notice of, and to vote at, the annual meeting. Holders on the Record Date are referred to as the “Record Holders” in this proxy statement. On the Record Date, the Company had outstanding a total of 25,068,590 shares of common stock. Each share of common stock is entitled to one vote.

To constitute a quorum with respect to each matter to be presented at the annual meeting, there must be present, in person or by proxy, a majority of the total votes entitled to be cast by Record Holders of the common stock. Abstentions will be treated as present for purposes of determining a quorum. In addition, shares held by a broker as nominee (i.e., in “street name”) that are represented by proxies at the Annual Meeting, but that the broker fails to vote on one or more matters as a result of incomplete instructions from a beneficial owner of the shares (“broker non-votes”), will also be treated as present for quorum purposes. The election of directors is no longer considered a “routine” matter as to which brokers may vote in their discretion on behalf of clients who have not furnished voting instructions with respect to the election of directors. As a result, if you hold your shares in street name and do not provide your broker with voting instructions, your shares will not be voted at the annual meeting with respect to the election of directors, the Company’s Say-on-Pay proposal or the proposal relating to the increase in the number of shares available under the 2008 Equity Incentive Plan. The ratification of BDO USA, LLP as our independent registered public accounting firm is considered a “routine matter,” and therefore, brokers will have the discretion to vote on this matter even if they do not receive voting instructions from the beneficial owner of the shares.

With respect to Proposal 1 regarding the election of directors, assuming a quorum, the candidates receiving a plurality of the votes cast by the Record Holders of the common stock will be elected directors. Under plurality voting, assuming a quorum is present, the candidates receiving the most votes will be elected, regardless of whether they receive a majority of the votes cast. Abstentions and broker non-votes will have no effect on the outcome.

With respect to Proposal 2 regarding approval of the 2012 independent registered public accounting firm, ratification of this appointment requires that a quorum be present and that the number of votes cast “for” the proposal exceeds the votes cast “against” it. Abstentions and broker non-votes will have no effect on the outcome.

With respect to Proposal 3 regarding approval of the Say-on-Pay Resolution, approval of this proposal requires that a quorum be present and that the number of votes cast “for” the proposal exceeds the votes cast “against” it. The Company’s Say-on-Pay vote is advisory in nature and the ultimate outcome of the vote is non-binding on the Company. Abstentions and broker non-votes will have no effect on the outcome.

With respect to Proposal 4 regarding an increase in the number of shares available under the 2008 Equity Incentive Plan, approval of this proposal requires that a quorum be present and that the number of votes cast “for” the proposal exceeds the votes cast “against” it. Abstentions and broker non-votes will have no effect on the outcome.

Votes cast by proxy or in person at the annual meeting will be counted by the person or persons appointed by the Company to act as inspector(s) of election for the meeting. Prior to the meeting, the inspector(s) will sign an oath to perform their duties in an impartial manner and to the best of their abilities. The inspector(s) will ascertain the number of shares outstanding and the voting power of each of such shares, determine the shares represented at the meeting and the validity of proxies and ballots, count all votes and ballots and perform certain other duties as required by law.

We expect that shares owned by current executive officers and directors of the Company will be voted in favor of the nominees for director that have been recommended by the Board and in accordance with the Board’s recommendations on the other proposals. As of April 25, 2012, shares owned by executive officers and directors of the Company and entitled to vote at the annual meeting represented in the aggregate approximately 19.72% of the shares of common stock outstanding on that date.

Any other proposal not addressed herein but properly presented at the meeting will be approved if a proper quorum is present and the votes cast in favor of it meet the threshold specified by the Company’s Articles, Bylaws and by Georgia law with respect to the type of matter presented. No shareholders have submitted notice of intent to present any proposals at the annual meeting as required by the Company’s Bylaws.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on June 19, 2012

In accordance with rules adopted by the United States Securities and Exchange Commission (the “SEC”), we are also making this proxy statement and our annual report available to shareholders electronically via the Internet. To access this proxy statement and the Company’s Annual Report on Form 10-K on the Internet, please visit www.prgx.com/proxy.

PROPOSAL 1: ELECTION OF DIRECTORS

The Company currently has eight directors. The Board is divided into three classes of directors, designated as Class I, Class II and Class III. The directors in each class serve staggered three-year terms. Shareholders annually elect directors to serve for the three-year term applicable to the class for which such directors are nominated or until their successors are elected and qualified. At the annual meeting, shareholders will be voting to elect three directors to serve as Class I directors. The terms of Romil Bahl, William C. Copacino and Steven P. Rosenberg, currently serving as Class I directors, will expire at the annual meeting unless they are re-elected.

The persons named in the proxy intend to vote FOR the election of all the nominees named below as directors of the Company, unless otherwise specified in the proxy. Those directors of the Company elected at the annual meeting to be held on June 19, 2012 to serve as Class I directors will each serve a three-year term, or until their successors are elected and qualified. Each of the nominees has consented to serve on the Board of Directors if elected. Should any nominee become unable to accept nomination or election, which is not anticipated, it is the intention of the persons named in the proxy, unless otherwise specifically instructed in the proxy, to vote for the election of such other person as the Board of Directors may nominate.

Set forth below are the name, age and director class of each director nominee and director continuing in office following the annual meeting and the period during which each has served as a director.

The Board’s Nominees for Class I Directors are:

Nominee	Age	Service as Director
Romil Bahl	43	Since January 2009
William C. Copacino(1)	61	Since August 2011
Steven P. Rosenberg(1)(2)	53	Since March 2006

(1)	Member of the Audit Committee.
(2)	Member of Compensation Committee.

The Board of Directors of the Company recommends a vote FOR the election of each of the nominees named above for election as director.

Directors Continuing in Office

Continuing Director	Age	Class	Term Expires	Service as Director
Patrick G. Dills(1)	58	Class II	2013	Since March 2006
N. Colin Lind(2)(3)	56	Class II	2013	Since March 2006*
David A. Cole(2)(3)	69	Class III	2014	Since February 2003
Philip J. Mazzilli, Jr.(1)	71	Class III	2014	Since March 2006
Archelle Georgiou Feldshon(3)	49	Class III	2014	Since September 2010

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating and Corporate Governance Committee.
*	Mr. Lind previously served as a director of the Company from May 2002 to October 2005.

Information about Nominees for Election as Class I Directors

Romil Bahl is the Company’s President and Chief Executive Officer. Prior to joining the Company, Mr. Bahl held a number of senior leadership positions with Infosys Technologies Limited, a publicly traded global technology and consulting services company, since April 2004. Mr. Bahl was one of the founders and a Managing Director of Infosys Consulting, Inc., a wholly-owned subsidiary of Infosys Technologies, and from November 2007 until January 2009, he led Infosys’s global Systems Integration business unit. Prior to joining Infosys in 2004, Mr. Bahl led the global Consulting Services business of EDS, and between 1995 and 2002, he held a number of senior roles at the management consulting firm of A.T. Kearney, last serving as the leader of the firm’s European Strategic Technology and Transformation Practice based in London. From 1992 to 1995, Mr. Bahl served in a number of roles at Deloitte Consulting.

Mr. Bahl has extensive experience leading and growing professional services organizations, including financial performance management. He is also experienced in leading high performing teams and has considerable expertise in business strategy development. Mr. Bahl also brings to the Board of Directors management’s perspective of the Company and its operations, which is an invaluable asset to the Board in its direction of the Company’s future.

William C. Copacino is President and CEO of Copacino Advisory Services, a consulting firm focused on supply chain innovation. He is also currently serving as a consultant to Profitect Technologies Ltd., a software solutions provider, and is an external advisor to Deloitte Analytics, LLC, the business analytics unit of Deloitte LLP. Mr. Copacino previously served as President and Chief Executive Officer of Oco, Inc., a provider of software-as-a-service-based business analytics solutions, from January 2007 until May 2011, when substantially all of Oco’s assets were acquired by Deloitte. Mr. Copacino also previously served as the Chief Administrative Officer of C&S Wholesale Grocers, a food distributor and supply chain outsourcer. In addition, Mr. Copacino has served as Group Chief Executive of Global Business Consulting at Accenture, Vice President and Managing Director of Arthur D. Little, Inc., a global management consulting firm, and in several management roles with General Electric.

Mr. Copacino brings to the Board over 30 years of business experience and is an internationally recognized leader in the areas of business process management and supply chain management. In addition, he has extensive experience serving in senior leadership and management roles and provides valuable organizational management skills.

Steven P. Rosenberg is President of SPR Ventures, Inc., a private investment company he founded in 1997, and President of SPR Packaging LLC. From 1992 to 1997 he was President of the Arrow subsidiary of ConAgra Foods, Inc., a packaged food company. Mr. Rosenberg also serves as a director of Texas Capital Bancshares, Inc., a bank holding company, and Cinemark Holdings, Inc., a motion picture exhibition company.

Mr. Rosenberg has over 30 years of experience in general corporate management, including oversight of corporate financial affairs. He also has years of experience serving on the boards of directors of publicly traded companies. Through general corporate management experience and his service on these public company boards, Mr. Rosenberg has extensive knowledge in the areas of leadership, risk management, financial oversight and corporate governance.

Information about the Class II Directors whose Terms will Expire at the 2013 Annual Meeting of Shareholders

Patrick G. Dills is Chairman of the Board of PRGX Global, Inc. He also served as Interim President and Chief Executive Officer of the Company from December 1, 2008 to January 21, 2009. Mr. Dills currently serves as a director of Ameritox Ltd. Ameritox is the nation’s leader in pain medication monitoring. In addition, Mr. Dills currently serves as a director of MSC Group, Inc., a leader in the delivery of medical products and services to the workers compensation industry, and served from 2006 to 2009 as Executive Chairman.

Mr. Dills served as Chairman of the Board of Paradigm Management Services, LLC, a provider of catastrophic medical management services, from 2009 to February 1, 2012. Mr. Dills served from 1988 to 2005 in several executive positions at First Health Group Corp. Mr. Dills’ last positions were

President of CCN (Community Care Networks) and President of Health Net Plus. Mr. Dills has extensive experience serving in senior leadership and management roles of several companies in the healthcare industry, an industry in which the Company is working to expand its presence. Through his management and board service, Mr. Dills has developed critical healthcare industry knowledge, excellent leadership and risk oversight skills and a solid understanding of corporate governance matters.

N. Colin Lind is a Managing Partner of Blum Capital Partners, L.P. (“Blum L.P.”), a public strategic block and private equity investment firm he joined in 1986, which is currently responsible for managing approximately $2 billion in assets. Mr. Lind previously served as a director of four public companies (including Kinetic Concepts, Inc. from November 1997 to June 2008) and eight private companies. Mr. Lind is also serving as Blum L.P.’s nominee to the Board pursuant to the Investor Rights Agreement discussed below.

As co-founder and Managing Partner of Blum L.P., Mr. Lind is one of the chief architects of Blum L.P.’s hybrid Strategic Block/Private Equity investment strategy, and has presided over the deployment of over $9 billion in investment capital. Mr. Lind has expertise in fundamental analysis of investment opportunities, evaluation of business strategies, and evaluation of future prospects of business enterprises. In addition, through his extensive service, on both public and private boards of directors, he has valuable knowledge in the areas of business management, risk oversight and corporate governance.

Blum L.P., pursuant to its Investor Rights Agreement with the Company, as amended (the “Investor Rights Agreement”), has the right to name one nominee for election to the Board. This right is currently satisfied by the election at the 2010 annual meeting of Mr. Lind to a three-year term as a Class II director. Also pursuant to the Investor Rights Agreement, Blum L.P. has the right to designate an observer to attend the Company’s Board meetings.

Information about the Class III Directors whose Terms will Expire at the 2014 Annual Meeting of Shareholders

David A. Cole is the retired Chairman of the Board and Chief Executive Officer of Kurt Salmon Associates, Inc. (“KSA”), an international management consulting firm serving the retail, consumer products and healthcare industries. He was appointed president of KSA in 1983, served as its chief executive officer from 1988 through 1998 and served as its chairman from 1988 to 2001. Mr. Cole currently serves as a director of Americorp Holdings, Inc., a privately held operator of healthcare clinics. Mr. Cole formerly served as a director of AMB Property Corporation, a global owner and operator of industrial real estate until its merger with Prologis, Inc. Mr. Cole also currently serves on the Dean’s Advisory Council of Goizueta Business School at Emory University.

Having served as Chairman and CEO of KSA, Mr. Cole brings deep experience in global professional services to the Board of Directors. Through his service on the board of directors of several publicly-traded companies, Mr. Cole has significant experience and expertise in the areas of corporate management, leadership, executive compensation and corporate governance.

Philip J. Mazzilli, Jr. is a financial and general business consultant. From 2000 to 2003 he was Executive Vice President and Chief Financial Officer of Equifax Corporation, an international provider of consumer credit information and information database management. From 1999 to 2000 he was Executive Vice President and Chief Financial Officer of Nova Corporation, a payment services company.

Mr. Mazzilli brings highly valuable financial expertise, leadership skills and strategic planning abilities to the Board of Directors, developed from his many years as a finance manager and executive, including his prior service as Chief Financial Officer at Equifax and Nova Corporation. He is highly experienced and knowledgeable in financial analysis, financial statements and risk management, and he qualifies to serve as an Audit Committee financial expert.

Archelle Georgiou Feldshon, M.D. is the president of Georgiou Consulting, LLC, a healthcare consulting firm that she founded in December of 2007. Prior to December 2007, Dr. Georgiou worked for UnitedHealth Group Corporation for over 12 years in numerous executive level positions, including National Medical Director, Chief Medical Officer, CEO – Care Management, and culminating with her position as Executive Vice President – Strategic Relations, Specialized Care Services. Over the course of her career, Dr. Georgiou has made numerous media contributions regarding the latest healthcare industry news and trends, including, since January 2007, as the Health Care Expert and Media Correspondent for a twice weekly television segment for Fox 9 News in Minneapolis-St. Paul, Minnesota. As a Senior Fellow with the University of Minnesota Center for Spirituality & Healing, Dr. Georgiou focuses on expanding the adoption of integrated medicine. Dr. Georgiou is also a Senior Fellow with the Center for Health Transformation, a think tank focusing on innovative changes in the health care industry. Dr. Georgiou graduated from the Johns Hopkins School of Medicine in 1986. She trained and practiced in internal medicine in Northern California before transitioning into healthcare administration and policy.

Dr. Georgiou brings to the Board over two decades of experience in the healthcare industry and highly valuable expertise in the areas of healthcare management and policy, the use of healthcare databases in the development of healthcare informatics, predictive modeling and software development. Dr. Georgiou’s perspective on emerging healthcare industry trends and policies and her extensive healthcare operational experience provide the Board with valuable insight regarding an important part of the Company’s business.

PROPOSAL 2: RATIFY THE APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Our Board of Directors, upon the recommendation of our Audit Committee, has appointed BDO USA, LLP (“BDO”) as the Company’s independent registered public accounting firm for the 2012 fiscal year. A proposal will be presented at the annual meeting to ratify the appointment of BDO as our independent registered public accounting firm for the 2012 fiscal year. Shareholder ratification of the selection of BDO as our independent registered public accounting firm is not required but is being presented to our shareholders as a matter of good corporate practice. Notwithstanding shareholder ratification of the appointment of the independent registered public accounting firm, the Audit Committee, in its discretion, may direct the appointment of a new independent registered public accounting firm if the Audit Committee believes that such a change would be in our best interests and the best interests of our shareholders. If the shareholders do not ratify the appointment, the Audit Committee will reconsider the appointment of BDO. We have been advised that a representative from BDO will be present at the annual meeting, will be given an opportunity to speak if they desire to do so, and will be available to answer appropriate questions.

The Board of Directors recommends a vote FOR approval to ratify the appointment of the 2012 independent registered public accounting firm.

PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) requires that the Company’s shareholders have the opportunity to cast a non-binding advisory vote regarding the compensation of the Company’s executive officers who are named in the Summary Compensation Table contained in this proxy statement whom we refer to as our “named executive officers.” We have disclosed the compensation of our named executive officers pursuant to rules adopted by the SEC.

At our annual meeting of shareholders held on May 24, 2011, our shareholders overwhelmingly approved our first “Say-on-Pay” resolution with approximately 99% of the votes cast approving the 2010 executive compensation described in our 2011 proxy statement. Our shareholders also approved our proposal to hold a “Say-on-Pay” vote every year. As a result, we have committed to annual “Say-on-Pay” votes. In determining executive compensation for 2012, the committee considered the shareholder support that the “Say-on-Pay” proposal received at the 2011 annual meeting of shareholders. Based on this strong support from our shareholders, we believe our compensation programs are effectively designed and continue to be aligned with the interests of our shareholders.

As we describe in detail in the Compensation Discussion and Analysis section and the accompanying compensation tables and narrative discussion contained in this proxy statement, we have designed our executive compensation programs to drive our long-term success and increase shareholder value. We utilize our executive compensation programs to provide compensation that will (i) attract and retain our named executive officers, (ii) encourage our named executive officers to perform at their highest levels by directly linking a material portion of their total compensation with key Company financial and operational performance objectives, and (iii) directly align our executive compensation with shareholders’ interests through the grants of equity-based incentive awards.

Our Compensation Committee has overseen the development and implementation of our executive compensation programs using these core compensation principles as a guide. Our Compensation Committee also continuously reviews, evaluates and updates our executive compensation programs as needed to ensure that we continue to provide competitive compensation that motivates our named executive officers to perform at their highest levels while simultaneously increasing long-term shareholder value. We highlight the following aspects of our executive pay program that we believe reflect sound governance and effective program design:

•	All executive compensation decisions made by an independent and active Compensation Committee

•	A pay philosophy that seeks to emphasize variable over fixed compensation

•	A pay mix that seeks to provide both short-term and long-term incentives

•

Short-term and long-term incentive opportunities tied to a balanced performance measurement system that includes top line growth (revenue), operating income (adjusted EBITDA) and stock price performance

•	Capped short-term incentive opportunities to mitigate concerns regarding incentives for excessive risk-taking

•	A balanced long-term incentive grant mix that includes stock options and restricted stock to achieve both performance and retention objectives

•	An equity plan that prohibits re-pricing without shareholder approval

•	Change-of-control agreements that require a “double-trigger” (change-of-control plus actual separation) for separation payments and that do not provide an excise tax gross-up, and

•	Minimal executive perquisites or other enhanced benefits for executives.

This advisory shareholder vote, commonly referred to as a “Say-on-Pay” vote, gives you as a shareholder the opportunity to approve or not approve the compensation of our named executive officers that is disclosed in this proxy statement by voting for or against the following resolution (or by abstaining with respect to the resolution):

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement in accordance with the compensation disclosure requirements of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and the related narrative disclosures herein, is hereby APPROVED.

Because your vote is advisory, it will not be binding on either the Board of Directors or the Company. However, our Compensation Committee will take into account the outcome of the shareholder vote on this proposal when considering future executive compensation decisions and arrangements.

The Board of Directors recommends a vote FOR approval of the compensation paid to the Company’s named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure requirements of the Securities and Exchange Commission, including in Compensation Discussion and Analysis, compensation tables and the related narrative disclosures.

PROPOSAL 4: AMENDMENT TO THE 2008 EQUITY INCENTIVE PLAN

At the 2008 Annual Meeting, the shareholders of the Company approved the PRGX Global, Inc. 2008 Equity Incentive Plan (as amended, the “Incentive Plan”), to assist the Company in recruiting and retaining individuals with ability and initiative by enabling them to receive awards and thereby participate in the future success of the Company. At the 2012 Annual Meeting, the Company’s shareholders will be asked to approve an amendment to the Incentive Plan that will increase the available shares reserved for awards under the Incentive Plan by 2,500,000 shares (the “Amendment”). The Board of Directors unanimously approved the Amendment on April 23, 2012 and recommends that the Company’s shareholders approve and adopt the Amendment. The Amendment is effective as of April 23, 2012, contingent on approval of the Company’s shareholders within 12 months of such date.

Reasons for and Purpose of the Amendment

Equity Awards Foster an Employee Ownership Culture and Motivate Employees to Create Shareholder Value.

The use of equity as part of our compensation program is critical to the future success of the Company. Equity awards foster an ownership culture among key employees by aligning their financial interests with those of shareholders. Our equity awards are intended to motivate key employees to perform at peak levels because the value of these awards is linked to long-term performance of the Company.

Equity Awards are a Critical Recruitment and Retention Tool.

We operate in an intensely competitive environment and recruiting and retaining talented employees is critical to our success. A competitive compensation program for our key employees is therefore essential to our long-term performance. Our Board also believes that equity awards are necessary to attract and retain highly talented employees. We believe we would be at a severe competitive disadvantage if we could not compensate our key employees using equity awards. If our shareholders do not approve the Amendment, we would have to drastically limit the amount of equity awards and, to remain competitive, increase the cash component of our compensation programs for key employees. This could negatively impact the retention of our key employees, as they would have less equity at risk of forfeiture when considering offers from other employers, including our competitors. At the same time, our recruiting efforts would be compromised due to the loss of or severe limitations on our ability to use equity as a form of compensation to attract key employees.

We Grant Equity Awards to a Relatively Broad Group of Key Employees and Such Awards Constitute a Significant Component of Our Key Employees’ Total Compensation.

Annual equity awards are a significant component of our key employees’ total compensation. As a key employee’s total compensation increases, the percentage of his or her compensation paid in equity generally increases. For fiscal 2011, approximately 67 employees received equity awards as part of their annual compensation. Of the equity awards granted during fiscal 2011, 24.9% of the awards were allocated for our named executive officers, 11.6% for other executive officers and non-employee directors, and the remaining 63.5% for our top talent below the executive officer level.

The Board believes that the Amendment would assist us in retaining our directors, officers, and key employees, and motivating them to exert their best efforts on behalf of the Company. We also believe it would ensure that we are able to attract future key employees vital to implementing our revised business strategy. In addition, we expect that the proposed amendment would further align the interests of the directors, officers, and key employees with those of our shareholders.

As of March 31, 2012, options to purchase 1,837,948 shares of the Company’s common stock, 866,076 restricted shares, and 209,203 restricted stock units were outstanding under the Incentive Plan and only 1,025,815 shares of the Company’s common stock remain available for equity awards under the Incentive Plan. These remaining shares are expected to be exhausted as part of our 2012 annual equity grant, which is scheduled to occur immediately following the 2012 Annual Meeting. Following the planned 2012 annual equity grant, unless the Amendment to the Incentive Plan is approved, there will be no shares remaining available for grant under the Incentive Plan.

To address any potential shareholder concerns regarding the number of options, restricted stock, restricted stock units, or other equity awards we intend to grant in the near future, the Board commits that over the next three fiscal years (commencing on January 1, 2012), the Company will not grant options, restricted stock, restricted stock units or other equity awards to employees or nonemployee directors at an average annual rate with respect to our shares of common stock that is greater than 7.76% of the number of shares of our Common Stock outstanding as of the end of each such fiscal year. For purposes of calculating the number of shares granted in a fiscal year with respect to this commitment, shares issued pursuant to awards other than options or SARs (as defined below) will count as 1.41 shares.

We note that the Incentive Plan includes additional provisions that are designed to protect our shareholders’ interests and to reflect corporate best practices, including:

•

Shareholder approval required for additional shares. The Incentive Plan does not contain an annual “evergreen” provision that provides for automatic increases of shares on an ongoing basis; rather, the Incentive Plan authorizes a fixed number of shares and shareholder approval is required for any increase in the number of available shares.

•	No discounted stock options. All stock options and stock appreciation rights must have an exercise price equal to or greater than the fair market value of our common stock on the date of grant.

•	Repricing not allowed. The Incentive Plan expressly prohibits the repricing of stock options–including the cancellation and re-grant of new equity awards – without prior shareholder approval.

•

Independent Committee. The Incentive Plan is administered by our Compensation Committee which consists of three directors who are independent under Nasdaq independence standards. See “Information About the Board of Directors and Committees of the Board of Directors–Compensation Committee.”

Summary of the Incentive Plan

The Incentive Plan is intended to permit the grant of stock options (both incentive stock options (“ISOs”) and non-qualified stock options (“NQSOs”)), stock appreciation rights (“SARs”), restricted stock (“Restricted Stock Awards”), restricted stock units (“RSUs”) and other incentive awards (“Incentive Awards”). A summary of the principal features of the Incentive Plan follows. Every aspect of the Incentive Plan is not addressed in this summary. Shareholders are encouraged to read the full text of the Incentive Plan and the Amendment, copies of which are filed as Appendix A to this Proxy Statement.

All awards granted under the Incentive Plan are governed by separate written agreements between the Company and the participants. The written agreements specify when the award may become vested, exercisable or payable. No right or interest of a participant in any award is subject to any lien, obligation or liability of the participant. The laws of the State of Georgia govern the Incentive Plan. The Incentive Plan is unfunded, and the Company will not segregate any assets for grants of awards under the Incentive Plan. No awards may be granted after March 24, 2018, the date which is 10 years after the adoption of the Incentive Plan by the Board.

It is intended that awards granted under the Incentive Plan shall be exempt from treatment as “deferred compensation” subject to Section 409A of the Internal Revenue Code of 1986 (and any amendments thereto) (the “Code”). The Incentive Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and it is not intended to be, and is not, qualified under Section 401(a) of the Code.

Administration. The Company bears all expenses of administering the Incentive Plan. Our Compensation Committee (the “Committee”) of the Board of Directors administers the Incentive Plan. The Committee has the authority to grant awards to such persons and upon such terms and conditions (not inconsistent with the provisions of the Incentive Plan), as it may consider appropriate. The Committee may delegate to one or more officers of the Company all or part of its authority and duties with respect to awards to individuals who are not subject to Section 16 of the Securities Exchange Act of 1934.

Eligibility for Participation. Any of the Company’s employees or service providers, including any employees or service providers of our Affiliates (as defined in the Incentive Plan), and any non-employee member of our Board of Directors, is eligible to receive an award under the Incentive Plan. However, ISOs may only be granted to employees of the Company or an Affiliate.

Shares Subject to Plan. The maximum number of shares of Common Stock that may be issued under the life of the Incentive Plan pursuant to awards will be 7,900,000 shares, assuming the shareholders approve the Amendment (which is an increase of 2,500,000 shares over those previously reserved under the Incentive Plan). Shares underlying awards will only be counted against the available pool of shares to the extent they are actually used. Shares issued in connection with an award will count against the available pool on a one-to-one basis except that shares issued in connection with awards other than options and SARs, granted on or after April 27, 2010 (the effective date of the previous amendment to the Incentive Plan), will count against the available pool as 1.41 shares, and shares covered under a stock–settled SAR shall count against the available pool even though not actually issued. If any awards expire or are cancelled, terminated or forfeited for any reason other than their exercise, vesting or payment, or are settled in cash, the shares of Common Stock subject to such awards will again be available for issuance. The following shares, however, will not be available again for awards: shares not issued as the result of a net settlement of an award; shares used to pay the exercise price or withholding taxes with respect to an award; and shares repurchased on the open market with the proceeds of the exercise price of an award.

In any calendar year, no participant may be granted options, SARs, Restricted Stock Awards, RSUs, or any combination thereof that relate to more than 500,000 shares. In any calendar year, no participant may be granted an Incentive Award (i) with reference to a specified dollar limit for more than $1.5 million and (ii) with reference to a specified number of shares of Common Stock for more than 500,000 shares. The maximum number of shares of Common Stock that may be issued pursuant to awards, the per individual limits on awards and the terms of outstanding awards will be adjusted as is equitably required in the event of corporate transactions and other appropriate events.

Options. A stock option entitles the participant to purchase from the Company a stated number of shares of Common Stock. The Committee will determine whether the option is intended to be an ISO or a

NQSO and specify the number of shares of Common Stock subject to the option. In the case of ISOs, the aggregate fair market value (determined as of the date of grant) of Common Stock with respect to which an ISO may become exercisable for the first time during any calendar year cannot exceed $100,000; and if this limitation is exceeded, the ISOs which cause the limitation to be exceeded will be treated as NQSOs. The exercise price per share of Common Stock may not be less than the fair market value of the Common Stock on the date the option is granted. With respect to an ISO granted to a participant who beneficially owns more than 10% of the combined voting power of the Company or any Affiliate (determined by applying certain attribution rules), the exercise price per share may not be less than 110% of the fair market value of the Common Stock on the date the option is granted. The exercise price may be paid in cash or, if the agreement so provides, the Committee may allow a participant to pay all or part of the exercise price by tendering shares of Common Stock, through a broker-assisted cashless exercise, by means of “net exercise” procedure, or any other specified medium of payment.

Stock Appreciation Rights (“SARs”). A SAR entitles the participant to receive, upon exercise, the excess of the fair market value on that date of each share of Common Stock subject to the exercised portion of the SAR over the fair market value of each such share on the date of the grant of the SAR. A SAR can be granted alone or in tandem with an option. A SAR granted in tandem with an option is called a Corresponding SAR and entitles the participant to exercise the option or the SAR at which time the other tandem award expires. The Committee will specify the number of shares of Common Stock subject to a SAR and whether the SAR is a Corresponding SAR. No participant may be granted Corresponding SARs in tandem with ISOs which are first exercisable in any calendar year for shares of Common Stock having an aggregate fair market value (determined as of the date of grant) that exceeds $100,000; and if this limitation is exceeded the tandem option will be treated as NQSOs. A Corresponding SAR may be exercised only to the extent that the related option is exercisable and the fair market value of the Common Stock on the date of exercise exceeds the exercise price of the related option. As set forth in the agreement, the amount payable as a result of the exercise of a SAR may be settled in cash, shares of Common Stock or a combination of each.

Restricted Stock Awards. A Restricted Stock Award is the grant or sale of shares of Common Stock, which may be subject to forfeiture restrictions. The Committee will prescribe whether the Restricted Stock Award is forfeitable and the conditions to which it is subject. If the participant must pay for a Restricted Stock Award, payment for the award generally shall be made in cash or, if the agreement so provides, by surrendering shares of Common Stock or any other medium of payment. Prior to vesting or forfeiture, a participant will have all rights of a shareholder with respect to the shares underlying the Restricted Stock Award, including the right to receive dividends and vote the underlying shares; provided, however, the participant may not transfer the shares. The Company may retain custody of the certificates evidencing the shares until they are no longer forfeitable.

RSUs. An RSU entitles the participant to receive shares of Common Stock when certain conditions are met. The Committee will prescribe when the RSUs shall become payable. The Company will pay the participant one share of Common Stock for each RSU that becomes earned and payable.

Incentive Awards. An Incentive Award entitles the participant to receive cash or Common Stock when certain conditions are met. The Committee will prescribe the terms and conditions of the Incentive Award. As set forth in the participant’s agreement, an Incentive Award may be paid in cash, shares of Common Stock or a combination of each.

Performance Objectives. The Committee has discretion to establish objectively determinable performance conditions for when awards will become vested, exercisable, nonforfeitable and transferable, and earned and payable. Objectively determinable performance conditions are performance conditions (i) that are established in writing (a) at the time of grant and (b) no later than the earlier of (x) 90 days after the beginning of the period of service to which they relate and (y) before the lapse of 25% of the period of service to which they relate; (ii) that are uncertain of achievement at the time they are established; and (iii) the achievement of which is determinable by a third party with knowledge of the relevant facts. These performance conditions may include any or any combination of the following: (a) gross, operating or net earnings before or after taxes; (b) return on equity; (c) return on capital; (d) return on sales; (e) return on investments; (f) return on assets or net assets; (g) earnings per share; (h) cash flow per share; (i) book value per share; (j) gross margin; (k) customers; (l) cash flow or cash flow from operations; (m) fair market value of the Company or any Affiliate or shares of Common Stock; (n) share price or total shareholder return; (o) market share; (p) level of expenses or other costs; (q) gross, operating or net revenue; (r) EBIT; (s) adjusted EBIT; (t) profitability; (u) EBITDA; (v) Adjusted EBIDTA; (w) Free Cash Flow; or (x) peer group comparisons of any of the aforementioned performance conditions. Performance conditions may be related to a specific customer or group of customers or geographic region. The form of the performance conditions also may be measured on a Company, Affiliate, division, business unit, service line, segment or geographic basis or a combination thereof. Performance goals may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group of entities or other external measure of the selected performance conditions. Profits, earnings and revenues used for any performance condition measurement may exclude any extraordinary or nonrecurring items. The performance conditions may, but need not, be based upon an increase or positive result under the aforementioned performance criteria and could include, for example and not by way of limitation, maintaining the status quo or limiting the economic losses (measured, in each case, by reference to the specific business criteria). An award that is intended to become exercisable, vested or payable on the achievement of performance conditions means that the award will not become exercisable, vested or payable solely on mere continued employment or service. However, such an award, in addition to performance conditions, may be subject to continued employment or service by the participant. Additionally, the vesting, exercise or payment of an award can be conditioned on mere continued employment or service if it is not intended to be contingent on any performance conditions.

Change in Control. In the event of or in anticipation of a “Change in Control” (as defined in the Incentive Plan), the Committee in its discretion may terminate outstanding awards (i) by giving the participants an opportunity to exercise the awards that are then exercisable and then terminating, without any payment, all awards that have not been exercised (including those that were not exercisable) or (ii) by paying the participant the value of the awards that are then vested, exercisable or payable without payment for any awards that are not then vested, exercisable or payable or that have no value. Alternatively, the Committee may take such other action as the Committee determines to be reasonable under the circumstances to permit the participant to realize the value of the award. The Committee may provide that a participant’s outstanding awards become fully exercisable or payable on and after a Change in Control or immediately before the date the awards will be terminated in connection with a Change in Control. Awards will not be terminated to the extent they are to be continued after the Change in Control.

Shareholder Rights. No participant shall have any rights as a shareholder of the Company until the award is settled by the issuance of Common Stock (other than a Restricted Stock Award or RSUs for which certain shareholder rights may be granted).

Transferability. Generally, an award is non-transferable except by will or the laws of descent and distribution, and during the lifetime of the participant to whom the award is granted, the award may only be exercised by, or payable to, the participant. However, the Committee may provide that awards, other than ISOs or a Corresponding SAR that is related to an ISO, may be transferred by a participant to any of such class of transferees who can be included in the class of transferees who may rely on a Form S-8 Registration Statement under the Securities Act of 1933 to sell shares issuable upon exercise or payment of such awards. Any such transfer will be permitted only if (i) the participant does not receive any consideration for the transfer, (ii) the Committee expressly approves the transfer and (iii) the transfer is on such terms and conditions as are appropriate for the class of transferees who may rely on the Form S-8 Registration Statement. The holder of the transferred award will be bound by the same terms and conditions that governed the award during the period that it was held by the participant, except that such transferee may only transfer the award by will or the laws of descent and distribution.

Maximum Award Period. No award shall be exercisable or become vested or payable more than ten years after the date of grant. An ISO granted to a participant who beneficially owns more than 10% of the combined voting power of the Company or any Affiliate (determined by applying certain attribution rules) or a Corresponding SAR that relates to such an ISO may not be exercisable more than five years after the date of grant.

Compliance With Applicable Law. No award shall be exercisable, vested or payable except in compliance with all applicable federal and state laws and regulations (including, without limitation, tax and securities laws), any listing agreement with any stock exchange to which the Company is a party, and the rules of all domestic stock exchanges on which the Company’s shares may be listed.

Amendment and Termination of Plan. The Board of Directors may amend or terminate the Incentive Plan at any time; provided, however, that no amendment may adversely impair the rights of a participant with respect to outstanding awards without the participant’s consent. An amendment will be contingent on approval of the Company’s shareholders, to the extent required by law, by the rules of any stock exchange on which the Company’s securities are then traded or if the amendment would (i) increase the benefits accruing to participants under the Incentive Plan, including without limitation, any amendment to the Incentive Plan or any agreement to permit a repricing or decrease in the exercise price of any outstanding awards, (ii) increase the aggregate number of shares of Common Stock that may be issued under the Incentive Plan, (iii) modify the requirements as to eligibility for participation in the Incentive Plan or (iv) change the stated performance conditions for performance-based compensation. Additionally, to the extent the Board deems necessary for the Incentive Plan to continue to grant awards that are intended to comply with the performance-based exception to the deduction limits of Code Section 162(m), the Board will submit the material terms of the stated performance conditions to the Company’s shareholders for approval no later than the first shareholder meeting that occurs in the fifth year following the year in which the shareholders previously approved the performance objectives.

Notwithstanding any other provision of the Incentive Plan, the Committee may amend any outstanding award without participant’s consent if, as determined by the Committee in its sole discretion, such amendment is required either to (i) confirm exemption from Section 409A of the Code, (ii) comply with Section 409A of the Code or (iii) prevent the Participant from being subject to any tax or penalty under Section 409A of the Code.

Forfeiture Provisions. Awards do not confer upon any individual any right to continue in the employ or service of the Company or any Affiliate. All rights to any award that a participant has will be immediately forfeited if the participant is discharged from employment or service for “Cause” (as defined in the Incentive Plan).

Federal Income Tax Consequences

The following discussion summarizes the principal federal income tax consequences associated with awards under the Incentive Plan. The discussion is based on laws, regulations, rulings and court decisions currently in effect, all of which are subject to change.

ISOs. A participant will not recognize taxable income on the grant or exercise of an ISO. A participant will recognize taxable income when he or she disposes of the shares of Common Stock acquired under the ISO. If the disposition occurs more than two years after the grant of the ISO and more than one year after its exercise, the participant will recognize long-term capital gain (or loss) to the extent the amount realized from the disposition exceeds (or is less than) the participant’s tax basis in the shares of Common Stock. A participant’s tax basis in shares of the Common Stock generally will be the amount the participant paid for the shares.

If Common Stock acquired under an ISO is disposed of before the expiration of the ISO holding period described above, the participant will recognize as ordinary income in the year of the disposition the excess of the fair market value of the Common Stock on the date of exercise of the ISO over the exercise price. Any additional gain will be treated as long-term or short-term capital gain, depending on the length of time the participant held the shares. A special rule applies to such a disposition where the amount realized is less than the fair market value of the Common Stock on the date of exercise of the ISO. In that case, the ordinary income the participant will recognize will not exceed the excess of the amount realized on the disposition over the exercise price. If the amount realized is less than the exercise price, the participant will recognize a capital loss (long-term if the stock was held more than one year and short-term if held one year or less). A participant will receive different tax treatment if the exercise price is paid by delivery of Common Stock the participant already owns.

Neither the Company nor any of its Affiliates will be entitled to a federal income tax deduction with respect to the grant or exercise of an ISO. However, in the event a participant disposes of Common Stock acquired under an ISO before the expiration of the ISO holding period described above, the Company or its Affiliate will be entitled to a federal income tax deduction equal to the amount of ordinary income the participant recognizes.

NQSOs. A participant will not recognize any taxable income on the grant of a NQSO. On the exercise of a NQSO, the participant will recognize as ordinary income the excess of the fair market value of the Common Stock acquired over the exercise price. A participant’s tax basis in the Common Stock is the amount paid plus any amounts included in income on exercise. The participant’s holding period for the stock begins on acquisition of the shares. Any gain or loss that a participant realizes on a subsequent disposition of Common Stock acquired on the exercise of a NQSO generally will be treated as long-term or short-term capital gain or loss, depending on the length of time the participant held such shares. The amount of the gain (or loss) will equal the amount by which the amount realized on the subsequent disposition exceeds (or is less than) the participant’s tax basis in his or her shares. A participant will receive different tax treatment if the exercise price is paid by delivery of Company Stock the participant already owns.

The exercise of a NQSO will entitle the Company or its Affiliate to claim a federal income tax deduction equal to the amount of ordinary income the participant recognizes. If the participant is an employee, that ordinary income will constitute wages subject to withholding and employment taxes.

SARs. A participant will not recognize any taxable income at the time the SARs are granted. The participant at the time of receipt will recognize as ordinary income the amount of cash and the fair market value of the Common Stock that he or she receives. The Company or its Affiliate will be entitled to a federal income tax deduction equal to the amount of ordinary income the participant recognizes. If the participant is an employee, that ordinary income will constitute wages subject to withholding and employment taxes.

Restricted Stock Awards. A participant will recognize ordinary income on account of a Restricted Stock Award on the first day that the shares are either transferable or not subject to a substantial risk of forfeiture. The ordinary income recognized will equal the excess of the fair market value of the Common Stock on such date over the amount, if any, the participant paid for the Restricted Stock Award. However, even if the shares under a Restricted Stock Award are both nontransferable and subject to a substantial risk of forfeiture, the participant may make a special “83(b) election” to recognize income, and have his or her tax consequences determined, as of the date the Restricted Stock Award is made. The participant’s tax basis in the shares received will equal the income recognized plus the price, if any, paid for the Restricted Stock Award. Any gain (or loss) that a participant realizes upon the sale of any Common Stock acquired pursuant to a Restricted Stock Award will be equal to the amount by which the amount realized on the disposition exceeds (or is less than) the participant’s tax basis in the shares and will be treated as long-term (if the shares are held for more than one year) or short-term (if the shares are held for one year or less) capital gain or loss. The participant’s holding period for the stock begins on the date the shares are either transferable or not subject to a substantial risk of forfeiture, except that the holding period will begin on the date of grant if the participant makes the special “83(b) election.” The Company or its Affiliate will be entitled to a federal income tax deduction equal to the ordinary income the participant recognizes. If the participant is an employee, that ordinary income will constitute wages subject to withholding and employment taxes.

RSUs. The participant will not recognize any taxable income at the time the RSUs are granted. When the terms and conditions to which the RSUs are subject have been satisfied and the RSUs are paid, the participant, at the time of receipt, will recognize as ordinary income the fair market value of the Common Stock he or she receives. The participant’s holding period in the Common Stock will begin on the date the stock is received. The participant’s tax basis in the Common Stock will equal the amount he or she includes in ordinary income. Any gain or loss that a participant realizes on a subsequent disposition of the shares will be treated as long-term or short-term capital gain or loss, depending on the participant’s holding period for the stock (long-term if the shares are held for more than one year; short-term if one year or less). The amount of the gain (or loss) will equal the amount by which the amount realized on the disposition exceeds (or is less than) the participant’s tax basis in the Common Stock. The Company or its Affiliate will be entitled to a federal income tax deduction equal to the ordinary income the participant recognizes. If the participant is an employee, that ordinary income will constitute wages subject to withholding and employment taxes.

Incentive Awards. A participant will not recognize any taxable income at the time an Incentive Award is granted. When the terms and conditions to which an Incentive Award is subject have been satisfied and the award is paid, the participant, at the time of receipt, will recognize as ordinary income the amount of cash and the fair market value of the Common Stock he or she receives. The participant’s holding period in any Common Stock received will begin on the date of receipt. The participant’s tax basis in the Common Stock will equal the amount he or she includes in ordinary income with respect to such shares. Any gain or loss that a participant realizes on a subsequent disposition of the Common Stock will be treated as long-term or short-term capital gain or loss, depending on the participant’s holding period for the Common Stock (long-term if the shares are held for more than one year; short-term if one year or less). The amount of the gain (or loss) will equal the amount by which the amount realized on the disposition exceeds (or is less than) the participant’s tax basis in the Common Stock. The Company or its Affiliate will be entitled to a federal income tax deduction equal to the amount of ordinary income the participant recognizes. If the participant is an employee, that ordinary income will constitute wages subject to withholding and employment taxes.

Limitation on Deductions. The deduction for a publicly-held corporation for otherwise deductible compensation to a “covered employee” generally is limited to $1,000,000 per year. An individual is a covered employee if he or she is the chief executive officer or one of the three highest compensated officers for the year (other than the chief executive officer or chief financial officer). The $1,000,000 limit does not apply to compensation payable solely because of the attainment of performance conditions that meet the requirements set forth in Section 162(m) of the Code and the regulations thereunder. Compensation is considered performance-based only if (a) it is paid solely on the achievement of one or more performance conditions; (b) two or more “outside directors” set the performance conditions; (c) before payment, the material terms under which the compensation is to be paid, including the performance conditions, are disclosed to, and approved by, the shareholders and (d) before payment, two or more “outside directors” certify in writing that the performance conditions have been met. The Incentive Plan has been designed to enable the Committee to structure awards that are intended to meet the requirements for performance-based compensation that would not be subject to the $1,000,000 per year deduction limit.

Any grant, exercise, vesting or payment of an award may be postponed if the Company reasonably believes that its or any applicable Affiliate’s deduction with respect to such award would be limited or eliminated by application of Code Section 162(m) to the extent permitted by Section 409A of the Code; provided, however, such delay will last only until the earliest date at which the Company reasonably anticipates the deduction will not be limited or eliminated under Code Section 162(m).

Other Tax Rules. The Incentive Plan is designed to enable the Committee to structure awards that are intended to not be subject to Code Section 409A, which imposes certain restrictions and requirements on deferred compensation.

Current Tax Rates. Long-term capital gains of individuals currently are subject to federal income tax at a maximum rate of 15%. Short-term capital gains and ordinary income of individuals currently are subject to tax at a maximum rate of 35%. These rates may change, and participants are encouraged to seek their own personal tax advice in connection with participation in the Incentive Plan.

Equity Plan Compensation Information

The following table presents certain information with respect to compensation plans under which equity securities of the registrant were authorized for issuance as of December 31, 2011:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders:
Stock Incentive Plan	527,455	$12.59	—
2008 Equity Incentive Plan	1,864,916	5.48	999,918
Share awards (1)	—	—	92,558
Equity compensation plans not approved by security holders (2), (3)	468,519	4.34	—

Total	2,860,890	$6.61	1,092,476

(1)	Amounts presented represent 60% of Performance Unit awards under the Company’s 2006 Management Incentive Plan. Performance Unit awards are required to be settled 60% in common stock and 40% in cash. There were no Performance Unit awards outstanding at December 31, 2011.
(2)	Inducement Option Grant—during the first quarter of 2009, in connection with his joining the Company as its President and Chief Executive Officer, the Company made inducement grants outside its existing stock-based compensation plans to Mr. Romil Bahl. Mr. Bahl received an option to purchase 296,296 shares of the common stock of the Company and had exercised options to purchase 27,777 shares through December 31, 2011.
(3)	Inducement Option Grants – during the fourth quarter of 2011, in connection with their joining the Company in senior leadership positions, the Company made inducement grants outside its existing stock-based compensation plans to three senior leaders. The aggregate amount of the grants included options to purchase 200,000 shares of the common stock of the Company. Vesting of 100,000 of the grants is subject to certain performance requirements.

The Board of Directors recommends a vote FOR approval of the Amendment to the Incentive Plan.

INFORMATION ABOUT THE BOARD OF DIRECTORS

AND COMMITTEES OF THE BOARD OF DIRECTORS

Independence

The Board of Directors has evaluated the independence of each Board member and has determined that the following directors, which constitute a majority of the Board, are independent in accordance with the Nasdaq and SEC rules governing director independence: Messrs. Cole, Copacino, Dills, Lind, Mazzilli and Rosenberg and Dr. Georgiou.

Meetings of the Board of Directors and Attendance at the Annual Meeting of Shareholders

During 2011, there were six meetings of the Board of Directors. Each incumbent director attended more than 75 percent of the aggregate of all meetings of the Board of Directors held while he or she was a director and any committees on which that director served.

The Board of Directors does not have a policy requiring director attendance at the annual shareholders meeting. However, directors are encouraged to attend. All of our then-serving directors attended the 2011 Annual Meeting of Shareholders.

Director Compensation

The following table presents information relating to total compensation of the directors for the fiscal year ended December 31, 2011. Information with respect to the compensation of Mr. Bahl is included below under “Executive Compensation.” As an executive officer of the Company, Mr. Bahl does not receive any compensation for his service as a director.

Name	Fees Earned or Paid In Cash	Stock Awards (1)(2)	Option Awards(3) (4)	All Other Compensation	Total
	($)	($)	($)	($)	($)
David A. Cole	60,000	56,990	32,185	—	149,175
William C. Copacino(5)	15,000	107,466	64,666	—	187,132
Patrick G. Dills	103,500	56,990	32,185	—	192,675
Archelle Georgiou Feldshon	45,000	56,990	32,185	—	134,175
N. Colin Lind	63,000	56,990	32,185	—	152,175
Philip J. Mazzilli, Jr.	63,000	56,990	32,185	—	152,175
Steven P. Rosenberg	60,000	56,990	32,185	—	149,175

(1)

The amount represents the aggregate grant date fair value of stock awards granted in the fiscal year valued in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718. This amount does not represent our accounting expense for these awards during the year and does not correspond to the actual cash value recognized by the director when received. Each director received 7,691 shares of restricted stock which vest on the earlier of (a) May 23, 2012 and (b) the date of, and immediately prior to, the 2012 Annual Meeting of Shareholders. Mr. Copacino also received, as a one-time election grant, an additional 8,691 shares of restricted stock which vest on August 5, 2014.

(2)

The number of unvested stock awards outstanding as of December 31, 2011 for each director was as follows: Mr. Cole, 7,691, Mr. Copacino, 16,382, Mr. Dills, 7,691, Dr. Georgiou, 16,237, Mr. Lind, 7,691, Mr. Mazzilli, 7,691 and Mr. Rosenberg, 7,691.

(3)

The amount represents the aggregate grant date fair value of option awards granted in the fiscal year valued in accordance with FASB ASC Topic 718. This amount does not represent our accounting expense for these awards during the year and does not correspond to the actual cash value recognized by the director when received. Each director other than Mr. Copacino received 7,691 stock options with an exercise price of $7.41 which vest on the earlier of (a) May 23, 2012 and (b) the date of, and immediately prior to, the 2012 Annual Meeting of Shareholders. Mr. Copacino received 7,691 stock options with an exercise price of $6.56 which vest on the earlier of (a) May 23, 2012 and (b) the date of, and immediately prior to, the 2012 Annual Meeting of Shareholders. Upon his election to the Board, Mr. Copacino also received, as a one-time election grant, an additional 7,691 stock options with an exercise price of $6.56, vesting on August 5, 2014.

(4)

The aggregate number of option awards outstanding as of December 31, 2011 for each director was as follows: Mr. Cole, 113,201, Mr. Copacino, 15,382, Mr. Dills, 74,201, Dr. Georgiou, 24,783, Mr. Lind, 83,201, Mr. Mazzilli, 83,201 and Mr. Rosenberg, 83,201.

(5)	Mr. Copacino joined the Board on August 5, 2011.

Each non-employee member of the Board is paid a $30,000 annual retainer for his or her service on the Board and the Chairman of the Board is paid an additional $48,000 annual retainer for his service in that capacity. Non-employee members of Board committees are paid annual committee retainers of $12,000 for the Audit Committee, $9,000 for the Compensation Committee and $6,000 for the Nominating and Corporate Governance Committee. Chairs of each of these committees are paid supplemental annual committee chair retainers equal to the amount of the applicable member retainer for the particular committee. Non-employee directors also receive a $1,500 per meeting attendance fee for attendance at Board meetings and the annual meeting of shareholders, if the annual meeting of shareholders is not held in conjunction with a Board meeting. Directors are reimbursed for all out-of-pocket expenses, if any, incurred in attending Board and committee meetings.

In addition to cash compensation, the Board may grant nonqualified stock options or other equity awards to the non-employee directors from time to time. On May 23, 2011, the Company granted 7,691 shares of restricted stock and options to purchase 7,691 shares of the Company’s common stock to each of the Company’s then-serving non-employee directors (Messrs. Cole, Dills, Lind, Mazzilli and Rosenberg and Dr. Georgiou). Upon his appointment to the Board on August 5, 2011, the Company similarly granted Mr. Copacino 7,691 shares of restricted stock and options to purchase 7,691 shares of the Company’s common stock. All of the options have an exercise price of $7.41, except for the options granted to Mr. Copacino which have an exercise price of $6.56, the closing price of the Company’s common stock on the dates of the respective grants, and will vest on the earlier of (a) May 23, 2012 and (b) the date of, and immediately prior to, the 2012 Annual Meeting of Shareholders. The options expire on May 22, 2018. The restricted stock will vest on the earlier of (a) May 23, 2012 and (b) the date of, and immediately prior to, the 2012 Annual Meeting of Shareholders. In connection with his appointment to the Board the Company also granted to Mr. Copacino, as a one-time election grant, an additional 7,691 stock options with an exercise price of $6.56 and an additional 8,691 shares of restricted stock, both vesting on August 5, 2014.

Board Leadership Structure and Role in Risk Oversight

The Board of Directors determines what leadership structure it deems appropriate from time to time based on factors such as the experience of the Company’s Board members and executive officers, the current business environment of the Company and other relevant factors. After considering these factors, the Board has determined that the appropriate leadership structure for the Company at this time is a Board of Directors with an independent Chairman of the Board (Mr. Dills) and a Chief Executive Officer (Mr. Bahl) who also serves on the Company’s Board. We believe that the role of an independent Chairman enhances the Board’s oversight of management of the Company and helps to ensure that the Board is fully engaged with the Company’s strategy and its implementation.

Management of the Company is responsible for the Company’s day-to-day risk management and the Board serves in a risk management oversight role. The Audit Committee assists the Board of Directors in fulfilling this oversight function. The Audit Committee and management of the Company periodically review various risks facing the Company and the internal controls and procedures in place to manage such risks. In addition, the Audit Committee and full Board consider risk-related matters on an ongoing basis in connection with deliberations regarding specific transactions and issues. In 2011, at the request of the Audit Committee, management undertook an enterprise-wide assessment of risks facing the Company. After completion of the risk assessment, management incorporated mitigation plans for certain risks in the refinement of the Company’s strategic plan, which occurred in the fall of 2011.

Stock Ownership Guidelines

Directors. In May 2008, the Nominating and Corporate Governance Committee adopted stock ownership guidelines for the Company’s non-employee directors to better align the interests of non-employee directors with shareholders. The guidelines require non-employee directors to own shares of Company stock with a value equal to or greater than four times the amount of the annual retainer paid to the non-employee director for Board service. Directors have three years to achieve compliance with the guidelines. Shares must be owned directly by the director or his immediate family residing in the same household or in trust for the benefit of the non-employee director or his immediate family. Restricted stock units, unvested shares of restricted stock and stock options (vested or unvested) do not count toward satisfaction of the guidelines. The Nominating and Corporate Governance Committee has authority to grant exceptions to the guidelines in rare circumstances. As of December 31, 2011, all directors were in compliance with the director stock ownership guidelines.

Executive Officers. In September 2011, we established stock ownership guidelines for our executive officers to further align their interests with those of our shareholders. See “Compensation Discussion and Analysis – Executive Stock Ownership Guidelines” below, for a discussion of these stock ownership guidelines.

Audit Committee

The Company’s Audit Committee consists of four independent directors: Messrs. Dills, Mazzilli, Rosenberg and Copacino. Mr. Mazzilli currently serves as Chairman of the Audit Committee, and the Board has determined that Mr. Mazzilli is an “audit committee financial expert,” as such term is defined in Item 407(d) of SEC Regulation S-K. The Board of Directors has determined that the current Audit Committee members satisfy the independence criteria included in the current listing standards for the Nasdaq Global Market and by the SEC for audit committee membership. The Audit Committee met 12 times in 2011. The Audit Committee has sole authority to retain the Company’s independent registered public accounting firm and reviews the scope of the Company’s annual audit and the services to be performed for the Company in connection therewith. The Audit Committee also formulates and reviews various Company policies, including those relating to accounting practices and the internal control structure of the Company, and the Company’s procedures for receiving and investigating reports of alleged violations of the Company’s policies and applicable regulations by the Company’s directors, officers and employees. The Audit Committee also reviews and approves any related party transactions. The Board has adopted a written Audit Committee Charter which is available at the Company’s website: www.prgx.com or upon written request to the Secretary of the Company at 600 Galleria Parkway, Suite 100, Atlanta, Georgia 30339. See “Report of the Audit Committee.”

Audit Committee Pre-Approval Policies and Procedures. The Audit Committee approves each engagement of the Company’s principal accountants for audit and non-audit related services and associated projected fees in advance of such engagement.

Compensation Committee

The Company’s Compensation Committee consists of three independent directors: Messrs. Cole, Lind and Rosenberg. Mr. Lind is Chairman of the Compensation Committee. The Board of Directors has determined that each of the Compensation Committee members is independent based on the current listing standards for the Nasdaq Global Market.

The Compensation Committee held seven meetings in 2011. The Compensation Committee determines the compensation of the executive officers of the Company and the other members of the Company’s senior leadership team. The Compensation Committee also administers the Company’s benefit plans, including the 2008 Equity Incentive Plan, the Stock Incentive Plan, the Performance Bonus Plan, and the 2006 Management Incentive Plan and makes recommendations to the Nominating and Corporate Governance Committee regarding director compensation. The Compensation Committee determines the amounts and types of all awards of stock-based compensation to individuals who file reports pursuant to Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”). Each member of the Compensation Committee is a “nonemployee” director, as such term is defined in Rule 16b-3 promulgated pursuant to the Exchange Act. Each member is also an “outside” director, as such term is defined in the regulations promulgated pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Compensation Committee’s charter requires that all members of the Committee shall be independent from the Company and that at least two members shall satisfy the definition of “nonemployee” director described above. The Compensation Committee charter is available at the Company’s website: www.prgx.com or upon written request to the Secretary at 600 Galleria Parkway, Suite 100, Atlanta, Georgia 30339. For information regarding the Company’s 2011 executive compensation, see “Compensation Discussion and Analysis.”

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee (“NCG Committee”) consists of three independent directors: Messrs. Cole and Lind and Dr. Georgiou. The Board of Directors has determined that each of the NCG Committee members is independent based on the listing standards for the Nasdaq Global Market. Mr. Cole serves as Chairman of the NCG Committee. The NCG Committee met three times in 2011. The NCG Committee has the responsibility to consider and recommend nominees for the Board of Directors and its committees, to oversee review and assessment of the performance of the Board, set Board compensation, and monitor and recommend governance principles and guidelines for adoption by the Board.

The Board has delegated to the NCG Committee the responsibility for evaluating current Board members at the time they are considered for re-nomination. After considering the appropriate skills, expertise and experience needed on the Board, the independence, expertise, experience, skills and performance of the current membership of the Board, and the willingness of Board members whose terms are expiring to be re-nominated, the NCG Committee recommends to the Board whether those directors should be re-nominated.

In preparation for the Company’s annual meeting of shareholders and at such other times as appropriate, the NCG Committee considers whether the Board would benefit from adding one or more additional Board members, and if so, the skills, expertise and experience sought. If the Board determines that a new member or members would be beneficial, the NCG Committee sets the qualifications for the position(s) and conducts searches to identify qualified candidates. Such searches may utilize the services of an executive search firm that would receive a fee for its services. The NCG Committee (or its Chairman) screens the available information about the potential candidates. Based on the results of the initial screening, interviews with the viable candidates are scheduled with NCG Committee members, other members of the Board and, from time to time, senior members of management. Upon completion of these interviews and other due diligence, the NCG Committee may recommend to the Board the election or nomination of a candidate. All potential candidates, regardless of whether they are developed through the executive search firm or otherwise, are reviewed and evaluated using same process.

When the NCG Committee engages an executive search firm, the search firm performs research to identify and qualify potential candidates using the desired qualifications identified by the NCG Committee, contacts such qualified candidates to ascertain their interest in serving on the Company’s Board, collects resumes and other data about the interested candidates and recommends candidates for further consideration by the NCG Committee.

The NCG Committee has no set minimum criteria for selecting Board nominees, although its preference is that a substantial majority of all non-executive directors possess the following qualifications: independence in accordance with the listing standards established for companies listed on the Nasdaq Global Market; significant leadership experience at the corporate level in substantial and successful organizations; relevant, but non-competitive, business experience; the ability and commitment to devote the time required to fully participate in Board and committee activities; strong communication and analytical skills; and a personality that indicates an ability to work effectively with the other members of the Board and management. In evaluating candidates for the Board of Directors, the NCG Committee seeks to maintain a balance of diverse business experience, education, skills and other individual qualities and attributes in order to enhance the quality of the Board’s deliberations and decision-making processes. In any given search, the NCG Committee may also define particular characteristics for candidates to balance the overall skills and characteristics of the Board with the perceived needs of the Company.

The NCG Committee will also consider nominating for service on the Company’s Board candidates recommended by shareholders. Such recommendations will only be considered by the NCG Committee if they are submitted to the NCG Committee in accordance with the requirements of the Company’s Bylaws and accompanied by all the information that is required to be disclosed in connection with the solicitation of proxies for election of director nominees pursuant to Regulation 14A under the Exchange Act, including the candidate’s written consent to serve as director, if nominated and elected. To be considered by the NCG Committee, shareholder recommendations for director nominees to be elected at the 2013 Annual Meeting of Shareholders, together with the requisite consent to serve and proxy disclosure information in written form, must be received by Victor A. Allums, Secretary, at the offices of the Company at 600 Galleria Parkway, Suite 100, Atlanta, Georgia 30339, no earlier than January 2, 2013 and no later than February 1, 2013.

As of May 2, 2012, the Company had not received any shareholder recommendations of director candidates for election at the 2012 Annual Meeting.

The NCG Committee’s charter is available at the Company’s website: www.prgx.com or upon written request to the Secretary of the Company at 600 Galleria Parkway, Suite 100, Atlanta, Georgia 30339.

Shareholder Communications to the Board of Directors

In addition to recommendations for director nominees, the Board of Directors welcomes hearing from shareholders regarding the management, performance and prospects for the Company. To facilitate complete and accurate transmittal of shareholder communications to the directors, the Company requests that all shareholder communication to the Board or any of its members be made in writing and addressed to the Company’s Secretary, Victor A. Allums, at PRGX Global, Inc., 600 Galleria Parkway, Suite 100,

Atlanta, Georgia 30339. The Company also requests that any such communication specifies whether it is directed to one or more individual directors, all the members of a Board committee, the independent members of the Board, or all members of the Board and the mailing address to which any reply should be sent. On receipt, Mr. Allums will forward the communication to the director(s) to whom it is addressed as specified by the shareholder. If the shareholder does not specify which directors should receive the communication, Mr. Allums will distribute the communication to all directors.

REPORT OF THE AUDIT COMMITTEE

The purpose of the Audit Committee is to assist the Board in its general oversight of the Company’s financial reporting, internal controls and audit functions. The Board has adopted a written Audit Committee Charter (available at the Company’s website: www.prgx.com) that sets out the organization, purpose, duties and responsibilities of the Audit Committee.

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles, as well as expressing an opinion on the effectiveness of internal control over financial reporting.

In fulfilling its oversight responsibilities with respect to the year ended December 31, 2011, the Audit Committee:

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reviewed and discussed the consolidated financial statements of the Company set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 with management of the Company and BDO USA, LLP, independent registered public accounting firm for the Company;

•	discussed with BDO USA, LLP the matters required to be discussed by Statement on Auditing Standards No. 61, “Communications with Audit Committees,” as modified and supplemented to date;

•

obtained a formal written statement from BDO USA, LLP delineating all relationships between the auditors and the Company consistent with the applicable requirements of the Public Company Accounting Oversight Board and discussed with the auditors all significant relationships the auditors have with the Company which may affect the auditors’ independence; and

•

based on the review and discussions with management of the Company and BDO USA, LLP referred to above, recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

AUDIT COMMITTEE

Philip J. Mazzilli, Jr., Chairman

William C. Copacino

Patrick G. Dills

Steven P. Rosenberg

Notwithstanding anything to the contrary which is or may be set forth in any of the Company’s filings under the Securities Act of 1933 or the Exchange Act that might incorporate Company filings, including this proxy statement, in whole or in part, the preceding Report of the Audit Committee shall not be incorporated by reference into any such filings.

COMPENSATION DISCUSSION AND ANALYSIS

As discussed above under “Information About the Board of Directors and Committees of the Board of Directors,” the Compensation Committee of the Board of Directors has the overall responsibility for our executive compensation plans, policies and programs. The Compensation Committee approves the compensation of each of our named executive officers and other “key personnel” of the Company. As defined in the Compensation Committee’s charter, “key personnel” includes the Chief Executive Officer, the Company’s officers who are direct reports of the CEO, and other senior management personnel of the Company who directly report to the CEO. The Compensation Committee is also responsible for recommending to the Nominating and Corporate Governance Committee the compensation and compensation plans, policies and programs for our directors. The Compensation Committee consists of three members who are “independent” directors under the Company’s corporate governance guidelines and the rules of The Nasdaq Stock Market LLC.

Executive Summary

We have a pay-for-performance compensation philosophy and strive to establish compensation practices implementing that philosophy in a manner that attracts, retains and rewards our key personnel. As evidenced by the following 2011 performance highlights, the Company delivered solid performance results for 2011:

•	Consolidated revenues increased 10.3% over 2010 and represented 102% of budgeted or targeted revenues for the year (above target).

•	Adjusted EBITDA increased 13% over 2010 and represented 93% of budgeted or targeted pre-bonus adjusted EBITDA for the year (between threshold and target).

•	The Company accomplished strategic objectives by executing well in its core recovery audit business while also positioning the Company for future growth in its newer service offerings.

Despite this solid performance, the Company’s stock price remained volatile throughout 2011, ending the year lower than at the beginning. This combination of financial performance results and stock price volatility was reflected in the Company’s executive compensation for 2011, evidenced by the following:

•	Base salaries were only modestly increased to recognize individual performance and to improve competitive positioning.

•	Short-term incentive opportunities were earned near target levels, with some named executive officers slightly above target and some slightly below target.

•

Because of the lower stock price, stock options granted in May 2011 were underwater at year end, restricted stock awards granted in May 2011 had declined in value at year end, and the value of our executives’ stock holdings, a minimum level of which they are required to own under the Company’s executive stock ownership policy, was lower.

The Compensation Committee believes that executive compensation for 2011 generally reflects a strong alignment between pay and Company performance. The Committee also reviewed and considered the 2011 Say-on-Pay vote result, the Company’s first, in which approximately 99% of the shares voted by shareholders approved the Company’s executive compensation program. As a result, the Compensation Committee has not approved any material changes to the Company’s executive compensation program for 2012. More specifically, the Committee has approved the following for 2012:

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No salary increases for executive officers, including the named executive officers, except for Mr. Lee who is receiving a 5% salary increase after reviewing his performance and competitive positioning.

•	No changes to executive officer short-term incentive opportunities as a percentage of salary.

•	Performance targets for the Company’s consolidated revenue and adjusted EBITDA that represent significant growth over 2011 results.

•	No significant changes to the Company’s approach toward long-term incentive compensation.

Subject to shareholder approval at the upcoming annual meeting of shareholders, the Company’s Board of Directors has approved an increase in the number of shares reserved under the Company’s 2008 Equity Incentive Plan. This plan was last amended by the shareholders in 2010 to increase the number of shares available for issuance by 3,400,000, as well as to provide that all awards other than options and stock appreciation rights would count against the pool of shares available for issuance at a ratio of 1.41 to 1. The additional shares available for issuance were intended to cover anticipated grants during 2010 and through 2012. Based on actual 2010 and 2011 grant levels, and the expected grant levels for 2012, this goal will be accomplished. Accordingly, the Company is currently seeking to further amend the 2008 Equity Incentive Plan to increase the shares available for issuance by 2,500,000 shares to continue providing equity-based long-term incentive awards to key employees and outside directors beyond 2012. Obtaining shareholder approval of these shares is critical to the Company’s ability to attract and retain talent in a highly competitive industry that competes predominantly based on the skills and experience of its employees. For additional information on this proposal, see “Proposal 4: Amendment to the 2008 Equity Incentive Plan.”

The following is a brief overview of our executive compensation practices in 2011, which are discussed in greater detail elsewhere in this Compensation Discussion and Analysis.

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The objectives of our pay-for-performance executive compensation program are to attract, retain and reward senior management and to strengthen the mutuality of their interests with those of our shareholders.

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Our executive compensation program is designed to provide compensation opportunities to our senior management that are competitive and reflective of our performance. Our executive compensation program consists of cash compensation in the form of base salary and an annual performance bonus opportunity and long-term equity incentive awards in the form of restricted stock and stock options.

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Among the many variables considered in determining the compensation of the Company’s named executive officers, the Compensation Committee considers the compensation of executives holding comparable positions in the Company’s peer group, as well as other external market data.

The following highlights the Compensation Committee’s key compensation decisions for 2011.

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In February 2011, the Compensation Committee established the 2011 Performance Bonus Plan for certain employees of the Company, including the named executive officers. Under the terms of the 2011 Performance Bonus Plan, awards to the named executive officers were to be based on predefined financial objectives, primarily consisting of achievement of certain 2011 Company adjusted EBITDA and 2011

Company revenue (or, for one named executive officer, achievement of certain 2011 adjusted EBITDA attributable to such named executive officer’s service line and certain related 2011 revenue objectives), as well as individual performance objectives.

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In March 2011, the Compensation Committee increased the base salaries for our named executive officers and other key personnel following reviews of market compensation data and the performance and potential of the named executive officers.

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In May 2011, the Compensation Committee approved the grant to our named executive officers of restricted stock and stock options under the Company’s 2008 Equity Incentive Plan. An aggregate of 196,001 shares of restricted stock and options to purchase an aggregate of 196,001 shares of the Company’s stock were granted to our named executive officers on May 23, 2011.

•

In September 2011, to better align the interests of our executive officers, including the named executive officers, with those of our shareholders generally, the Compensation Committee and the Board of Directors approved new executive stock ownership guidelines, setting forth equity ownership requirements for the Company’s executive officers.

•	Annual short-term cash incentive compensation of participants in the 2011 Performance Bonus Plan, including the named executive officers, was determined in March 2012.

Executive Compensation Philosophy

We strive to establish compensation practices that attract, retain and reward our senior management, as well as strengthen the mutuality of interests between our senior management and our shareholders. We believe that the most effective executive compensation program is one that is conservative, but competitive, and that aligns the compensation of our senior management with the creation of shareholder value. Under the oversight of the Compensation Committee, we have developed and implemented a pay-for-performance executive compensation program that rewards senior management for the achievement of certain financial performance objectives. We achieve the philosophies of pay-for-performance and alignment of senior management compensation with shareholder value creation primarily by providing a substantial portion of each executive’s total annual compensation through annual performance bonuses and grants of long-term equity compensation. In each of the past six years, the Compensation Committee tied the level of bonus payments under our Performance Bonus Plan to the achievement of certain financial performance objectives. As further evidence of our “pay-for-performance” philosophy, beginning in 2009, the achievement of individual goals and objectives became a significant factor in determining each named executive officer’s annual performance bonus. We describe our 2011 Performance Bonus Plan in greater detail below under “Cash Bonus” and describe equity grants in more detail under “Long-Term Equity Incentive Compensation.”

Although it is not tied to any particular compensation formula for the compensation of its named executive officers, the Compensation Committee periodically reviews external market data from peer companies and relevant compensation surveys, including data regarding base salaries, total cash compensation (salary plus target bonus), and total direct compensation (total cash compensation plus equity grant value). This data is among many of the variables considered by the Committee when making compensation decisions.

Overview of Executive Compensation Program

We designed our compensation program to provide our senior leadership team, including our named executive officers, with a combination of cash (salary and incentive-based) and long-term equity incentive compensation to align their interests with those of our shareholders. During 2011, our executive officer compensation program primarily consisted of the following elements:

•	base salary

•	cash performance bonus plan; and

•	long-term equity incentive awards.

Although the Compensation Committee has not established a policy or formula for the allocation of total compensation among these different elements of total executive officer compensation, the Compensation Committee strives to achieve an appropriate mix between the different forms of compensation to:

•	motivate senior management to deliver superior performance in the short term by providing competitive base salaries and annual cash performance bonus opportunities;

•	align the interests of senior management with the long-term interests of the shareholders through the grant of equity incentive awards; and

•	provide an overall compensation package that is competitive and, therefore, promotes executive recruitment and retention.

For purposes of this proxy statement, our named executive officers for the year ended December 31, 2011 were as follows:

Name	Title
Romil Bahl	President and Chief Executive Officer
Robert B. Lee	Chief Financial Officer and Treasurer
Victor A. Allums	Senior Vice President, General Counsel, and Secretary
James R. Shand	Senior Vice President – Recovery Audit and Client Services – Americas
Michael Noel	Senior Vice President – Shared Services and Chief Information Officer

Process for Establishing Executive Compensation

Role and Use of Compensation Consultants. The Compensation Committee from time to time engages compensation consultants to assist the Compensation Committee in making compensation decisions. Since 2008, the Compensation Committee has engaged Pearl Meyer & Partners (“Pearl Meyer”), an independent compensation consultant, to provide advice on executive compensation. The Committee engaged Pearl Meyer in 2008 primarily to maintain the Company’s pre-existing relationship with an individual compensation consultant who joined Pearl Meyer in 2008, had advised the Company in prior years and who is very well acquainted with the Company and its competitive landscape. Since its original engagement, Pearl Meyer has performed executive compensation studies from time to time for the Compensation Committee and has presented to the Compensation Committee various analyses regarding the structure and content of the Company’s executive compensation program.

Market Compensation Information. To assist the Compensation Committee in its review of the Company’s executive compensation, from time to time Pearl Meyer provides compensation data for a “peer group” of publicly traded companies. During the period from 2007 through 2009, the Company’s peer group consisted primarily of a consistent group of professional/business services providers, including providers of auditing, consulting, professional staffing and healthcare industry services; however, over that period we increased the number of peer group companies in the healthcare services industry as a result of the Company’s increasing focus on services to the healthcare industry.

In 2009, in an effort to ensure alignment with the Company’s updated strategic plan, the Compensation Committee requested that Pearl Meyer review the composition of the Company’s peer group and make recommendations regarding any necessary changes or updates to the peer group. In December 2009, Pearl Meyer presented the Compensation Committee with its findings and recommendations for a revised peer group for the Company after evaluating industry classification, company size and business model of other public companies. After careful deliberation and review of the Pearl Meyer report, the Compensation Committee approved the following professional/business services and healthcare technology and services companies as the Company’s peer group for compensation reference purposes:

Advisory Board Co.	HMS Holdings Corp.
CRA International Inc.	Hackett Group, Inc.
Computer Programs and Systems	Huron Consulting Group, Inc.
Corporate Executive Board Co.	LECG Corporation
Diamond Management & Technology Consultants	MedAssets Inc.
Eclipsys Corp.	Navigant Consulting, Inc.
Forrester Research Inc.

Because Eclipsys Corp. and Diamond Management & Technology Consultants have been acquired since December 2009 and are no longer operating as separate businesses disclosing executive compensation information and LECG Corporation dissolved in 2011, current compensation information for those companies is no longer available.

Compensation of the CEO. The Compensation Committee reviews the performance and compensation of our Chief Executive Officer each year. In evaluating the compensation of the Chief Executive Officer, the Compensation Committee considers factors such as market data regarding the compensation of CEOs at comparable companies and the skills, relevant experience and recent performance of the Company’s Chief Executive Officer.

In connection with the appointment of Mr. Bahl as our Chief Executive Officer and President in January 2009, the Compensation Committee took into account the recommendations of Pearl Meyer and Mr. Bahl’s compensation arrangement with his former employer in establishing his PRGX compensation package. Mr. Bahl’s overall compensation package was established through arm’s length negotiations in a process led by the Compensation Committee and was reflected in an employment agreement with Mr. Bahl. Mr. Bahl’s 2011 employment arrangement provided for an annual base salary of $644,000 and a target performance bonus opportunity equal to 100% of his annual base salary and a maximum performance bonus opportunity equal to 200% of his annual base salary under the Company’s 2011 Performance Bonus Plan, based on the achievement of certain performance objectives set by the Compensation Committee.

In addition to his salary and annual performance bonus opportunity and in order to induce Mr. Bahl to join the Company as its CEO and President, his employment agreement provided for the payment of a one-time bonus in the aggregate amount of $1 million payable on the last payroll date in

July 2010, subject to Mr. Bahl’s continued employment at such time. Mr. Bahl also received on January 21, 2009, the day that he joined the Company, a one-time, equity inducement grant award consisting of stock options and restricted stock, which vest over a period of four years. We intended the $1 million cash bonus and a portion of the inducement equity awards to compensate Mr. Bahl for certain vested cash compensation awards at his former employer that he forfeited when he resigned from his former employer and accepted the position as our Chief Executive Officer and President. See “Employment Agreements” below for a description of the Company’s employment agreement with Mr. Bahl.

Compensation of Other Named Executive Officers. In setting the initial compensation for our other named executive officers, the Compensation Committee reviews peer group compensation data and takes into account the recommendations of Pearl Meyer and the CEO, as well as the executive officer’s compensation arrangement with his former employer. We establish the overall compensation package of these executive officers through arm’s length negotiations and reflect the terms in an employment agreement. The Chief Executive Officer annually reviews the performance of the other members of our senior management team, including our named executive officers, and makes recommendations to the Compensation Committee regarding their compensation. After taking into consideration the recommendations of the Chief Executive Officer, the Compensation Committee determines the amount of compensation for the other members of our senior management team, including our other named executive officers, for the upcoming year. With respect to these other key personnel, the Compensation Committee and the Chief Executive Officer consider multiple factors in establishing the terms of their compensation packages, including market data regarding the compensation of comparable executives at comparable companies and the skills, relevant experience, recent performance and strategic fit of each member of senior management at the Company.

The compensation packages for Messrs. Allums, Shand, Lee and Noel are reflected in their employment agreements entered into in November 2008, March 2009, May 2009 and September 2009, respectively. See “Employment Agreements” below for a description of the Company’s employment agreements with its named executive officers.

Executive Stock Ownership Guidelines

In September 2011, we established stock ownership guidelines for our executives to further align their interests with those of our shareholders. Each of our executive officers subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 (“Covered Executives”), including all of our named executive officers, has until five years after the later of the date of adoption of the guidelines or the date he or she becomes an executive officer to achieve stock ownership equal to the lesser of the value of the respective salary multiple or the respective fixed number of shares, each as set forth in the following table:

Officer	Ownership Guideline
Chief Executive Officer	4.0x salary or 275,000 shares
Senior Vice President – Recovery Audit and Client Services – Americas	1.5x salary or 70,000 shares
All other executive officers	1.5x salary or 50,000 shares

Additionally, each Covered Executive is expected to achieve stock ownership equal to fifty percent of the applicable guideline within three years after the later of the date of adoption of the guidelines or the date he or she becomes a Covered Executive.

In calculating a Covered Executive’s stock ownership for the purpose of the ownership guidelines, the number of shares of the Company’s common stock directly or indirectly owned by the Covered Executive as reported to the SEC (excluding non-vested restricted stock or restricted stock units) are added to one-third of any vested outstanding stock options or stock-settled stock appreciation rights held by the Covered Executive.

In the event of financial hardship or other good cause, the Compensation Committee may approve exceptions to the executive stock ownership guidelines from time to time as the Compensation Committee deems appropriate.

2011 Compensation Decisions

In February 2011, the Compensation Committee approved the material terms of the 2011 Performance Bonus Plan, as described below under “Cash Bonus – 2011 Performance Bonus Plan.” In addition to using adjusted EBITDA as the basis for determining the total bonus pool available for payout under the plan (as had been the case with our Performance Bonus Plans for each year since 2006), the Compensation Committee included in the 2011 Performance Bonus Plan adjusted EBITDA, revenue and individual performance objectives to be used in determining the amount of the bonus payouts to individual named executive officers. The Compensation Committee included revenue objectives to provide incentives to the plan’s participants, including the Company’s named executive officers, to achieve a key Company goal of revenue growth, while at the same time maintaining a certain level of adjusted EBITDA.

In February 2011, the Compensation Committee increased Mr. Bahl’s maximum bonus percentage to 200% of his annual base salary in order to align his maximum bonus percentage with the maximum bonus percentage of our other named executive officers at twice his target bonus percentage.

In March 2011, the Compensation Committee, after consulting with Pearl Meyer and reviewing relevant market compensation information, increased the salaries of certain of the Company’s key personnel, including the Company’s named executive officers, as described in more detail below under “Base Salary.”

In May 2011, the Compensation Committee made equity grants to a number of the Company’s employees, including our named executive officers. In making the equity grants, the Compensation Committee focused on a number of factors, including the number of shares available for grant under the Company’s 2008 Equity Incentive Plan, the three-year grant rate (as a percentage of common shares outstanding), the numbers of restricted stock units, shares of restricted stock and options to be granted and their values relative to 2010 grants, the impact of specific grants on the total compensation of the CEO and other named executive officers, and the aggregate retention strength of all unvested equity held by named executive officers and other key personnel. As in 2009 and 2010, the Compensation Committee approved the total number of shares that could be awarded as part of the annual grant in 2011 and determined that each equity award should be made up of an equal number of shares of service-based vesting restricted stock (or restricted stock units) and service-based vesting nonqualified stock options. After the Compensation Committee determined that the CEO’s grant would consist of 109,375 shares of restricted stock and 109,375 stock options, the CEO made recommendations to the Compensation Committee for allocation of the remainder of the equity pool to other named executive officers and employee grantees. The CEO’s recommendation for equity grants to named executive officers and other key personnel took into consideration the skills, recent performance and strategic fit of each person. After considering the CEO’s recommendation and other relevant information, including for each of our named executive officers and other key personnel market data regarding the compensation of comparable executives at comparable companies, the Compensation Committee determined the amount of the equity grants to each of our named executive officers and the other employee grantees.

Elements of the Company’s Executive Compensation Program

Base Salary. The annual base salary component of the Company’s executive compensation program provides each named executive officer with a fixed minimum amount of annual cash compensation. Salaries for our named executive officers are generally determined through their employment agreements, subject to annual review and adjustment by the Compensation Committee. In establishing base salaries for our named executive officers, the Compensation Committee considers data regarding compensation paid by our peer group. The Compensation Committee increased the base salaries of certain of the Company’s named executive officers in 2010 following reviews of market compensation data and each executive’s performance and potential. An assessment of the performance and potential of each named executive officer other than the CEO was provided by the CEO to the Compensation Committee for its consideration in this process.

The following table sets forth the base salaries for each of our named executive officers in effect as of December 31, 2011:

Named Executive Officer	Base Salary
Romil Bahl	$644,000
Robert Lee	$248,000
Victor Allums	$277,000
James Shand	$330,500
Michael Noel	$229,000

Cash Bonus — 2011 Performance Bonus Plan. In 2006, we began the practice of adopting an annual Performance Bonus Plan (a short-term cash incentive plan with annual financial performance goals), through which we provide for cash bonus awards to certain of our senior employees, including all of our named executive officers. We continued this practice in 2011 through the 2011 Performance Bonus Plan (the “Bonus Plan”). The Bonus Plan was a cash incentive program designed to recognize and reward employees whom we expected to make significant contributions towards achieving our 2011 business plan.

Cash bonuses under the Bonus Plan were contingent upon our achievement of certain 2011 financial performance objectives. Each of our named executive officers participated in the Bonus Plan. The overall bonus pool under the Bonus Plan was established based on the level of the Company’s 2011 pre-bonus adjusted EBITDA. No bonuses were to be earned under the Bonus Plan unless our consolidated 2011 pre-bonus adjusted EBITDA was at least $25 million. Adjusted EBITDA for purposes of the Bonus Plan is earnings from continuing operations before interest, taxes, depreciation and amortization, as adjusted for unusual and other significant items that management views as distorting our operating results from period to period, as approved by the Compensation Committee. At a consolidated pre-bonus adjusted EBITDA of $25 million, the total bonus pool would be equal to 50% of the sum of all “target” bonuses under the Bonus Plan. After the Company achieved a pre-bonus adjusted EBITDA for 2011 of $25 million, 50% of pre-bonus adjusted EBITDA in excess of $25 million would be contributed to the bonus pool until 2011 pre-bonus adjusted EBITDA equaled $31.3 million. After the Company achieved a pre-bonus adjusted EBITDA for 2011 of $31.3 million, 75% of pre-bonus adjusted EBITDA in excess of $31.3 million would be contributed to the bonus pool until 2011 pre-bonus adjusted EBITDA equaled $39 million, at which point there would be no additional contributions to the bonus pool. The target and maximum bonus amounts for each named executive officer under the Bonus Plan were a function of the Company’s employment arrangement with each such named executive officer. Under such arrangements, the target and maximum bonus amounts for each named executive officer were 50% and 100% of the officer’s base salary, respectively, except for the Chief Executive Officer whose target and maximum bonus amounts were 100% and 200% of his base salary, respectively.

In 2011, the Compensation Committee continued to include revenue and adjusted EBITDA, as well as other individual performance objectives, in the formula for determining bonus amounts payable under the Bonus Plan to named executive officers and other Bonus Plan participants. For Mr. Bahl, the Company’s CEO, 2011 payments under the Bonus Plan were based on the following: 35% on the Company’s 2011 revenue performance, 35% on the Company’s 2011 adjusted EBITDA performance, and 30% on the achievement of individual performance objectives approved by the Compensation Committee (which are described below). For Mr. Shand, the Company’s Senior Vice President – Recovery Audit and Client Services – Americas, 2011 payments under the Bonus Plan were based on the following: 17.5% on 2011 revenue performance attributable to the Company’s Recovery Audit – Americas operations, 17.5% on the 2011 adjusted EBITDA performance attributable to the company’s Recovery Audit – Americas operations, 35% on growth of 2011 revenue at existing Recovery Audit – Americas clients, and 30% on the achievement of individual performance objectives approved by the Compensation Committee (which are described below). For all other named executive officers of the Company, 2011 payments under the Bonus Plan were based on the following: 20% on the Company’s 2011 revenue performance, 50% on the Company’s 2011 adjusted EBITDA performance, and 30% on the achievement of individual performance objectives approved by the Compensation Committee (which are described below). For each of the named executive officers other than Mr. Shand, the “target” objectives for 2011 payments under the Bonus Plan were 2011 Company revenues of $199.2 million and 2011 Company adjusted EBITDA performance of $31.3 million. For Mr. Shand, the “target” objectives for 2011 payments under the Bonus Plan were 2011 Recovery Audit – Americas revenues of $110.9 million, $3 million in 2011 growth of Recovery Audit – Americas revenues at existing clients, and 2011 Recovery Audit – Americas adjusted EBITDA performance of $32.8 million.

The Compensation Committee established the annual “minimum,” “target” and “maximum” adjusted EBITDA goals under the Bonus Plan in February 2011, as well as Company and service line revenue objectives, after the completion of the Company’s annual financial planning and budgeting process for 2011. The Compensation Committee believed that including both revenue and adjusted EBITDA components in the bonus calculation in 2011 was important to ensure that the Company’s executive officers maintained their focus on achieving sustainable growth of our business, while at the same time maintaining a certain level of profitability. The Compensation Committee also believes that individual performance objectives should be included as a component of the bonus determination to ensure that senior management remains focused on additional key objectives important to our future success.

As noted above, a portion of each named executive officer’s payments under the Bonus Plan was based on the achievement of specified individual performance objectives approved by the Compensation Committee during 2011. The individual performance objectives varied for each named executive officer and were tailored to the job responsibilities of each individual executive. While each named executive officer’s individual performance objectives were specific to the executive, each of the objectives in 2011 generally pertained to business performance, leadership development or governance. Mr. Bahl’s individual performance objectives included (1) strengthening the Company’s competitive position in the marketplace (with clients, market participants, media and others), (2) growth strategy execution and continuous innovation and (3) attraction of top talent to drive the Company’s strategy. Mr. Lee’s individual performance objectives included (1) driving enhancements in financial reporting and budgeting capability, (2) strategic project support, including support for mergers and acquisitions activities and (3) expansion of analyst coverage of the Company’s stock and management of investor communications. Mr. Allums’s individual performance objectives included (1) participation and support of the Company’s growth strategy, including service delivery model redesign initiatives, (2) support of specific projects, including mergers and acquisitions initiatives and credit facility compliance and (3) legal support of corporate communications. Mr. Shand’s individual performance objectives included (1) the execution of the Company’s Next Generation Recovery Audit strategy, (2) the support of new business development and the creation of an effective sales culture and (3) the differentiation of the Company’s recovery audit services from those of the Company’s competitors. Mr. Noel’s individual performance objectives included (1) driving Information Technology initiatives, including IT system redesign, to enable profitability of the Company’s recovery audit business, (2) enabling the healthcare recovery audit businesses to meet strategic objectives by, among other things, managing delivery of healthcare IT systems and (3) enabling initiatives regarding the Company’s Analytics and other new service offerings. While some of the 2011 individual performance objectives for each named executive officer were measurable by objective standards, others were more qualitative in nature and were ultimately subject to the determination of the Compensation Committee, and for the named executive officers other than Mr. Bahl, based on input from the Company’s Chief Executive Officer.

Upon our achievement of 2011 pre-bonus adjusted EBITDA of $25 million, $31.3 million, or $39 million, our named executive officers would have been entitled to receive the following bonus amounts (reflected as a percentage of base salary) under the Bonus Plan, subject to adjustment for applicable Company or service line adjusted EBITDA and revenue performance, and for performance against individual (generally, non-financial) performance objectives:

Name	Minimum Bonus (% of Base Salary)	Target Bonus (% of Base Salary)	Maximum Bonus (% of Base Salary)
Romil Bahl	50%	100%	200%
Robert Lee	25%	50%	100%
Victor Allums	25%	50%	100%
James Shand	25%	50%	100%
Michael Noel	25%	50%	100%

Including our named executive officers, approximately 100 U.S. and international employees participated in the Bonus Plan.

As discussed above, the minimum Company pre-bonus adjusted EBITDA for payment of any bonuses under the Bonus Plan was $25 million. For purposes of the Bonus Plan, the Compensation Committee determined the Company’s 2011 pre-bonus adjusted EBITDA to be $29.2 million. For purposes of the Bonus Plan, the Compensation Committee determined EBITDA to be $16.1 million and excluded the following charges in the calculation of 2011 pre-bonus adjusted EBITDA: $4.8 million for bonuses payable under the Bonus Plan, a $5.1 million charge for stock-based compensation, $2.0 million of transformation severance and related expenses, a $0.8 million charge for acquisition transaction costs and acquisition obligations classified as compensation, and $0.4 million of foreign currency losses on intercompany balances. In 2011, the Company recorded $203.1 million in revenue, which represented 101.9% of the Company’s 2011 target revenue objective of $199.2 million.

Based on the Company’s adjusted EBITDA performance, Company revenue (or in Mr. Shand’s case, applicable service line financial performance), performance against individual performance objectives, and the terms of each executive’s employment arrangement, each of the named executive officers earned the following bonus amounts as a result of their participation in the Bonus Plan:

Named Executive Officer	2011 Bonus Amount
Romil Bahl	$684,517
Robert Lee	$114,878
Victor Allums	$138,595
James Shand	$195,443
Michael Noel	$102,113

Long-Term Equity Incentive Compensation

Issuance of Stock Options and Restricted Stock. The Company currently grants equity awards under the Amended and Restated PRGX Global, Inc. 2008 Equity Incentive Plan (the “2008 Equity Incentive Plan”). In June 2010, our shareholders also approved an amendment to the 2008 Equity Incentive Plan that (i) increased the amount of available shares under the plan by 3,400,000 shares; (ii) provided that only shares actually issued pursuant to awards would count against the available pool of shares; (iii) provided that shares issued pursuant to awards granted after the effective date of the amendment, other than options or stock appreciation rights, would count as 1.41 shares against the available pool of shares; and (iv) deleted a provision that granted the Board of Directors discretion in determining when a “Change in Control” occurs. The 2008 Equity Incentive Plan expires on March 25, 2018, and permits the grant of stock options (both incentive stock options and non-qualified stock options), stock appreciation rights, restricted stock, restricted stock units, and other incentive awards. As of December 31, 2011, there were 999,918 shares available for grant under the 2008 Equity Incentive Plan. As discussed below under “Proposal 4 – Amendment to the Amended and Restated 2008 Equity Incentive Plan,” our directors have approved and we are submitting to shareholders for approval at the 2012 annual meeting, a proposal to further amend the 2008 Equity Incentive Plan to increase the amount of shares authorized under the plan.

In 2011, long-term incentive compensation to key personnel, including our named executive officers, included service-based vesting restricted stock and service-based vesting stock options. The Compensation Committee believes that its 2011 approach to long-term incentive compensation, i.e., making equity grants of service-based vesting restricted stock and service-based vesting stock options, provides appropriate long-term incentives from both executive retention and pay-for-performance perspectives. Because an officer will benefit from a stock option award only to the extent our stock price appreciates above the exercise price of the stock option, stock options align the interests of management with those of shareholders and ensure that management achieves gains only to the extent that the Company’s share value has appreciated. Service-based restricted stock vesting over three years serves the dual objectives of aligning management’s interests with shareholders by creating an ownership interest and attracting and retaining highly skilled executives. The Compensation Committee believes that the three-year time vesting of the stock option awards further supports the retention objective.

When determining the amount of equity to grant in 2011, the Compensation Committee considered a number of factors including the number of shares available for grant under the 2008 Equity Incentive Plan, the three-year grant rate (as a percentage of common shares outstanding), the numbers of restricted stock units, shares of restricted stock and options to be granted and their values relative to 2010 grants, the impact of specific grants on the total compensation of the CEO and other named executive officers, and the aggregate retention strength of all unvested equity held by named executive officers and other key personnel. Consistent with its approach to equity grants in 2009 and 2010, the Compensation Committee decided to use an overall grant rate equal to approximately 3.8% of the Company’s common shares outstanding at the time of the grant (down from the 5% grant rate in 2010) and granted to each executive restricted stock and stock options as described above in “2011 Compensation Decisions.” On May 23, 2011, the Compensation Committee made grants of equity incentive awards to certain of our employees, including the following grants of restricted stock and non-qualified stock options to our named executive officers:

Name	Restricted Stock	Non-Qualified Options
Romil Bahl	109,375	109,375
Robert Lee	18,000	18,000
Victor Allums	18,000	18,000
James Shand	25,313	25,313
Michael Noel	25,313	25,313

The restricted shares and the non-qualified stock options granted to executive officers and other employees on May 23, 2011 vest in three equal installments on each of May 23, 2012, 2013 and 2014.

In addition to the grants made on May 23, 2011, the Compensation Committee made grants on February 17, 2011 to certain employees of the Company as a retention measure, including a grant to one named executive officer, Mr. Noel, the Company’s Senior Vice President – Shared Services and Chief Information Officer. Mr. Noel’s grant was for 10,000 shares of restricted stock, which vest in two equal installments on each of February 17, 2012 and 2013.

In accordance with the terms of the officers’ respective employment agreements, unvested shares of restricted stock with service-based vesting will automatically vest in the event an officer’s employment is terminated without cause, the officer terminates employment for “good reason,” or the Company chooses to not extend the term of an officer’s employment agreement. If an officer’s employment with the Company terminates for any other reason, the officer immediately forfeits all unvested shares of restricted stock. All shares of restricted stock become 100% vested upon a change of control of the Company. In accordance with the terms of the officers’ respective employment agreements, all unvested options will automatically vest in the event an officer’s employment is terminated without cause, the officer terminates employment for “good reason,” or the Company chooses to not extend the term of an officer’s employment agreement. In such circumstances, the vested options remain outstanding until the earlier of (i) one year after the termination of employment or (ii) the original expiration date of the options. If an officer’s employment with the Company terminates for any other reason, the officer immediately forfeits all unvested options, and must exercise vested options within 90 days, after which time such vested, unexercised options expire. The options become 100% vested upon a change of control. Our standard practice is to grant options with an exercise price equal to the closing price of our common stock on the date of grant. The non-qualified stock options granted to executive officers and other employees on May 23, 2011 have a seven-year term and an exercise price of $7.41, which was the closing price of our common stock on such date.

Issuance of Performance Units under the Management Incentive Plan. In 2006, the Board of Directors and the Compensation Committee established the Company’s Management Incentive Plan (“MIP”), and in August 2006, our shareholders approved the adoption of the MIP. Under the MIP, the Compensation Committee may award “performance units” to “key employees,” as determined in the sole discretion of the Compensation Committee.

Each performance unit entitles the holder to receive on the “payment date” the “fair market value” of one share of our common stock on the payment date, subject to applicable tax withholding. The “payment dates” are established by each participant’s performance unit agreement. The Compensation Committee has determined that the “fair market value” is equal to the closing price of our common stock on the applicable payment date. Payments for vested performance units on the payment date are to be made 40% in cash and 60% in shares of common stock of the Company.

In September 2006, the Compensation Committee granted performance units to the Company’s senior management team at that time, including Mr. Allums. On April 30, 2011, we settled the final portion of the performance units for Mr. Allums in accordance with his individual MIP payout schedule. We calculated the total values of the performance units based upon the closing price of our common stock on The NASDAQ Global Market on April 29, 2011 of $7.44. Such settlements resulted in the issuance of 26,898 shares of the Company’s common stock and $133,421 in cash, less applicable tax withholding, to Mr. Allums.

Employment Arrangements

We have entered into executive employment agreements with Messrs. Bahl, Lee, Shand, Allums and Noel. We describe each of these agreements in more detail below.

On January 8, 2009, we entered into an executive employment agreement with Mr. Bahl, the Company’s Chief Executive Officer and President. The term of Mr. Bahl’s executive employment agreement is four years, which will automatically be extended for additional one-year periods, unless either party notifies the other in writing at least 90 days prior to the end of the original term or any additional term of its intention not to extend the agreement. Mr. Bahl’s executive employment agreement provides for an annual base salary of $600,000 (subject to increase at the discretion of the Compensation Committee) and provides that Mr. Bahl will be eligible for an annual target performance bonus equal to 100% of his annual base salary and a maximum performance bonus equal to 150% of his annual base salary under the Company’s Performance Bonus Plan, based on the achievement of certain performance objectives to be set by the Company’s Compensation Committee. As disclosed above, Mr. Bahl’s annual base salary as of December 31, 2011 was $644,000, and effective as of February 17, 2011, Mr. Bahl’s maximum bonus percentage was increased to 200% of his annual base salary to align his maximum bonus percentage with the maximum bonus percentage of our other named executive officers at twice his target bonus percentage. Under the terms of his employment agreement, we also paid Mr. Bahl an additional one-time cash bonus in the aggregate amount of $1 million on the last regular payroll date in July 2010, and, on the date he joined the Company, we granted Mr. Bahl a one-time equity inducement grant of an aggregate of 296,296 non-qualified stock options and 344,445 shares of restricted stock, which vest over a period of four years from the date of the grant. In addition, Mr. Bahl’s executive employment agreement contains standard non-competition and non-solicitation provisions. Mr. Bahl is also eligible to receive additional stock options, restricted stock, stock appreciation rights and/or other equity awards under the Company’s applicable equity plans on such basis as the Compensation Committee may determine. Mr. Bahl’s executive employment agreement further provides for standard expense reimbursement, vacation time, and other standard executive benefits. Finally, the Compensation Committee provided Mr. Bahl with relocation benefits of $100,000 in connection with his relocation from Irving, Texas to Atlanta, Georgia, and, effective June 1, 2009, granted him a relocation allowance of $962 per bi-weekly pay period until the later of June 30, 2011, or the date upon which his home is sold. Mr. Bahl’s house sold and the relocation allowance payments were discontinued in April 2010.

On May 26, 2009, the Company entered into an employment agreement with Mr. Lee, the Company’s Chief Financial Officer and Treasurer. Mr. Lee’s executive employment agreement provides for him to serve as Chief Financial Officer and Treasurer of the Company for an initial term of one year that will automatically be extended for additional one-year periods, unless either party notifies the other in writing at least thirty days prior to the end of the original term or any additional term of its intention not to extend the agreement. Mr. Lee’s employment agreement provides for an annual base salary of $205,000 (subject to increase at the discretion of the Compensation Committee) and provides for eligibility for an annual incentive bonus (target bonus equal to 50% of his annual base salary up to a maximum bonus equal to 100% of his annual base salary), based on the achievement of certain performance objectives to be set by the Company’s Compensation Committee. As disclosed above, Mr.

Lee’s annual base salary as of December 31, 2011 was $248,000. Mr. Lee also is eligible to receive stock options, restricted stock, stock appreciation rights and/or other equity awards under the Company’s applicable equity plans on such basis as the Compensation Committee may determine. In addition, Mr. Lee’s executive employment agreement contains standard non-competition and non-solicitation provisions. See “Potential Payments Upon Termination or Change of Control” below for more information regarding severance payments payable to Mr. Lee in the event of the termination of his employment.

On March 12, 2009, the Company entered into an employment agreement with Mr. Shand, the Company’s Senior Vice President – Recovery Audit and Client Services – Americas. Mr. Shand’s executive employment agreement provided for an initial term of one year that will automatically be extended for additional one-year periods, unless either party notifies the other in writing at least thirty days prior to the end of the original term or any additional term of its intention not to extend the agreement. Mr. Shand’s employment agreement provides for an annual base salary of $300,000 (subject to increase at the discretion of the Compensation Committee) and provides for eligibility for an annual incentive bonus (target bonus equal to 50% of his annual base salary up to a maximum bonus equal to 100% of his annual base salary), based on the achievement of certain performance objectives to be set by the Company’s Compensation Committee. As disclosed above, Mr. Shand’s annual base salary as of December 31, 2011 was $330,500. Additionally, Mr. Shand received a signing bonus in the aggregate amount of $90,000 which was subject to his continued employment through July 31, 2009. Mr. Shand also is eligible to receive stock options, restricted stock, stock appreciation rights and/or other equity awards under the Company’s applicable equity plans on such basis as the Compensation Committee or the Board of Directors of the Company or their designees, as the case may be, may determine. On the effective date of his employment agreement, we granted Mr. Shand an initial equity award of 20,000 shares of restricted stock, 50% of which vested on the first anniversary of the date of the grant, and the remaining 50% of which vested on the third anniversary of the date of grant. In addition, Mr. Shand’s executive employment agreement contains standard non-competition and non-solicitation provisions. See “Potential Payments Upon Termination or Change of Control” below for more information regarding severance payments payable to Mr. Shand in the event of the termination of his employment.

On November 28, 2008, the Company entered into an employment agreement with Mr. Allums. Mr. Allums’s executive employment agreement provides for him to serve as Senior Vice President, General Counsel and Secretary of the Company for an initial term of one year that will automatically be extended for additional one-year periods, unless either party notifies the other in writing at least thirty days prior to the end of the original term or any additional term of its intention not to extend the agreement. Mr. Allums’s employment agreement provides for an annual base salary of $240,000 (subject to increase at the discretion of the Compensation Committee) and eligibility for an annual incentive bonus (target bonus equal to 50% of his annual base salary up to a maximum bonus equal to 100% of his annual base salary), based on the achievement of certain performance objectives to be set by the Company’s Compensation Committee. As disclosed above, Mr. Allums’s annual base salary as of December 31, 2011 was $277,000. Mr. Allums also is eligible to receive stock options, restricted stock, stock appreciation rights and/or other equity awards under the Company’s applicable equity plans on such basis as the Compensation Committee or the Board of Directors of the Company or their designees, as the case may be, may determine. In addition, Mr. Allums’s executive employment agreement contains standard non-competition and non-solicitation provisions. See “Potential Payments Upon Termination or Change of Control” below for more information regarding severance payments payable to Mr. Allums in the event of the termination of his employment.

On September 30, 2009, the Company entered into an employment agreement with Mr. Noel. Mr. Noel’s executive employment agreement provides for him to serve as Senior Vice President and Chief Information Officer (later changed to Senior Vice President – Shared Services and Chief Information

Officer) of the Company for an initial term of one year that will automatically be extended for additional one-year periods, unless either party notifies the other in writing at least thirty days prior to the end of the original term or any additional term of its intention not to extend the agreement. Mr. Noel’s employment agreement provided for an annual base salary of $220,000 (subject to increase at the discretion of the Compensation Committee) and eligibility for an annual incentive bonus (target bonus equal to 50% of his annual base salary up to a maximum bonus equal to 100% of his annual base salary), based on the achievement of certain performance objectives to be set by the Company’s Compensation Committee. As disclosed above, Mr. Noel’s annual base salary as of December 31, 2011 was $229,000. Additionally, Mr. Noel received a signing bonus in the aggregate amount of $60,000 which was subject to his continued employment through December 31, 2009. Mr. Noel also is eligible to receive stock options, restricted stock, stock appreciation rights and/or other equity awards under the Company’s applicable equity plans on such basis as the Compensation Committee or the Board of Directors of the Company or their designees, as the case may be, may determine. On the effective date of his employment agreement, Mr. Noel received an initial equity award of 10,000 shares of restricted stock and 10,000 options to purchase common stock, two-thirds of which vested in equal amounts on each of the first and second anniversaries of the date of the grant, with the remainder vesting on the third anniversary of the date of grant, subject to his continued employment through such date(s). In addition, Mr. Noel’s executive employment agreement contains standard non-competition and non-solicitation provisions. See “Potential Payments Upon Termination or Change of Control” below for more information regarding severance payments payable to Mr. Noel in the event of the termination of his employment.

401(k) Plan

We currently sponsor a 401(k) plan for all of our eligible employees. This plan (the “401(k) Plan”) is a tax-qualified retirement plan designed to meet the requirements of Sections 401(a) and 401(k) of the Code. Under the 401(k) Plan, participants may elect to make pre-tax savings deferrals of from 1 percent to 60 percent of their compensation each year, subject to annual limits on such deferrals (e.g., $16,500 in 2011) imposed by the Code. Participants who attain age 50 also may elect to make certain catch-up contributions, subject to a separate annual limit on such contributions (e.g. $5,500 in 2011) imposed by the Code. New participants automatically defer 3% of their compensation unless they make a contrary election. We may also in our discretion, on an annual basis, make a matching contribution with respect to a participant’s elective deferrals and/or may make additional Company contributions. We did not make any Company matching contributions to the 401(k) plan in 2011 with respect to participant contributions in 2010, and we did not make any other Company contributions to the 401(k) plan in 2011. The only form of benefit payment under the 401(k) Plan is a single lump-sum payment equal to the vested balance in the participant’s account. Under the 401(k) Plan, the vested portion of a participant’s accrued benefit is payable upon such employee’s termination of employment, attainment of age 59 1/2, retirement, total and permanent disability or death. Participants may also make in-service withdrawals from certain contributions under the plan for certain specified instances of hardship.

Perquisites

We provide our named executive officers with perquisites and other personal benefits that the Company and the Compensation Committee believe are reasonable and consistent with our overall compensation program. We believe the perquisites and other personal benefits provided to our named executive officers are modest compared to other public companies of similar size. The most significant perquisites provided to our named executive officers are allowances for, or reimbursements of, expenses incurred in connection with relocation. These expenses are generally incurred in connection with the initial hiring of our named executive officers and are frequently a condition to such named executive officers’ acceptance of the Company’s offer of employment. Executive officers who accept an assignment outside of their home country may receive certain additional perquisites, including housing assistance, relocation expenses, tax preparation expenses and tax equalization payments. None of our current executive officers are assigned to work outside of their home country.

Stock Holding Periods

The Company does not have any stock holding period requirements for executive officers beyond option exercise or restricted stock vesting, other than the stock ownership requirements adopted in 2011. See “Compensation Discussion and Analysis– Executive Stock Ownership Guidelines” above, for a discussion of the stock ownership requirements for executive officers adopted in 2011.

Recoupment Policy

The Company has not adopted a separate recoupment or “clawback” policy in the event of a financial restatement, but plans to do so once the final rules are developed and implemented by the SEC.

Anti-Hedging Policy

The Company’s insider trading policy prohibits all employees, including all executive officers, and all directors from engaging in “short sales” of the Company’s securities, but the Company does not have a broader policy prohibiting employees and directors from entering into other types of securities arrangements involving the Company’s stock that are considered to be “hedging” transactions or that in any way would benefit the employee or director from a decline in the Company’s stock price during some specified period of time.

Compensation Risk Assessment

On an ongoing basis, the Compensation Committee considers the risks inherent in the Company’s compensation programs. Considering numerous factors including the following, the Compensation Committee does not believe that the current incentive compensation programs would lead the organization to take “excessive risk” and, therefore, believes that the risks arising from its compensation programs are not reasonably likely to have a material adverse effect on the Company:

•	the Company’s incentive programs include both short-term and long-term elements;

•	short-term incentive opportunities are determined by multiple performance measures, have a gradual funding mechanism and are capped at 200% of target;

•	long-term incentive awards are typically provided in a blend of stock options and restricted stock, which appropriately balance performance and retention incentives;

•	executive officers are required to obtain and maintain a meaningful level of stock ownership during the tenure with the Company; and

•	adequate, but not excessive, severance and change-in-control protection is provided to executive officers in the event of job loss.

Income Deduction Limitations

Section 162(m) of the Code generally sets a limit of $1 million on the amount of compensation that the Company may deduct for federal income tax purposes in any given year with respect to the compensation of each of our named executive officers. However, certain “performance-based” compensation that complies with the requirements of Section 162(m) is not included in the calculation of the $1 million cap. The Compensation Committee may consider Section 162(m)’s conditions for deductibility when structuring compensation arrangements for its officers, including the named executive officers. However, we believe that the Compensation Committee needs flexibility to pursue its incentive and retention objectives, even if this means that a portion of executive compensation may not be deductible by the Company. Accordingly, the Compensation Committee has previously approved elements of compensation for certain officers that are not fully deductible, and will likely do so in the future under appropriate circumstances.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this proxy statement with management and, based on such review and discussion, the Compensation Committee recommends to the Board of Directors that it be included in this proxy statement.

COMPENSATION COMMITTEE

N. Colin Lind, Chairman David A. Cole Steven P. Rosenberg

Notwithstanding anything to the contrary which is or may be set forth in any of the Company’s filings under the Securities Act of 1933 or the Exchange Act that might incorporate Company filings, including this proxy statement, in whole or in part, the preceding Compensation Committee Report shall not be incorporated by reference into any such filings.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid or accrued by the Company to the Chief Executive Officer, the Chief Financial Officer, and the other three most highly paid executive officers of the Company in 2011 (collectively, the “named executive officers”).

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
		($)	($)	($)(1)	($)(2)	($)(3)	($)	($)
Romil Bahl,	2011	639,615	—	810,469	474,819	684,517	3,000	2,612,420
President and	2010	619,041	1,000,000	495,661	319,626	—	74,101	2,508,429
Chief Executive Officer(4)	2009	567,692	—	1,473,756	943,332	600,000	106,132	3,690,912

Robert B. Lee,	2011	243,754	—	133,380	78,142	114,878	—	570,154
Chief Financial Officer and	2010	223,736	—	99,978	64,471	—	—	388,185
Treasurer(5)	2009	198,826	—	45,867	33,787	69,556	3,000	351,036

Victor A. Allums,	2011	275,108	—	133,380	78,142	138,595	—	625,225
Senior Vice President,	2010	261,935	—	117,374	75,689	—	—	454,998
General Counsel, and	2009	240,000	20,000	53,689	39,555	106,494	3,000	462,738
Secretary(6)

James R. Shand,	2011	328,308	—	187,569	109,889	195,443	3,000	824,209
Senior Vice President	2010	315,995	—	145,233	93,653	—	—	554,881
Recovery Audit and Client	2009	228,461	90,000	124,524	49,446	103,044	—	595,475
Services – Americas(7)

Michael Noel
Senior Vice President –	2011	226,923	—	248,469	109,889	102,113	3,000	690,394
Shared Services and Chief	2010	220,000	—	103,621	66,820	—	20,110	410,551
Information Officer(8)

(1)	The amount represents the aggregate grant date fair value of stock awards granted in the fiscal year valued in accordance with FASB ASC Topic 718. This amount does not represent our accounting expense for these awards during the year and does not correspond to the actual cash value recognized by the named executive officer when received. The 2011 Stock Awards compensation reported for all named executive officers relates to awards of restricted stock granted pursuant to the 2008 Equity Incentive Plan. See “Compensation Discussion and Analysis- Long-Term Equity Incentive Compensation” for a description of such plans. Additional information about assumptions used in these calculations is available in Note 1(l) to the Company’s Consolidated Financial Statements in the Company’s Form 10-K for the year ended December 31, 2011. Mr. Bahl’s Stock Awards compensation for 2009 includes an award of restricted stock granted pursuant to the 2008 Equity Incentive Plan and a one-time inducement grant of 344,445 shares of restricted stock, which was granted to Mr. Bahl outside of the Company’s Equity Incentive Plan. See “Compensation Discussion and Analysis- Compensation of the Chief Executive Officer” for a description of the inducement grant.
(2)

The amount represents the aggregate grant date fair value of option awards granted in the fiscal year valued in accordance with FASB ASC Topic 718. This amount does not represent our accounting expense for these awards during the year and does not correspond to the actual cash value recognized by the named executive officer when received. The 2011 Option Awards compensation reported for all named executive officers relates to awards of stock options granted pursuant to the 2008 Equity Incentive Plan. Additional information about assumptions used in these calculations is available in Note 1(l) to the Company’s Consolidated Financial

Statements in the Company’s Form 10-K for the year ended December 31, 2011. Mr. Bahl’s Option Awards compensation for 2009 includes stock options granted pursuant to the 2008 Equity Incentive Plan and a one-time inducement grant award of 296,296 non-qualified stock options, which was granted to Mr. Bahl outside of the Company’s Equity Incentive Plan. See “Compensation Discussion and Analysis- Compensation of the Chief Executive Officer” for a description of the inducement grant.
(3)	Non-Equity Incentive Plan Compensation reported for all named executive officers consists of compensation earned pursuant to the Company’s Performance Bonus Plans in 2009 and 2011, which amounts were paid in March 2010 and 2012, respectively. No amounts were earned by named executive officers pursuant to the Company’s 2010 Performance Bonus Plan. See “Compensation Discussion and Analysis– Cash Bonus” for a description of the Performance Bonus Plan.
(4)	Mr. Bahl’s reported All Other Compensation for 2009 includes $58,176 in relocation reimbursements, a $15,174 relocation tax gross up, $13,461 in relocation allowance, $10,300 in personal legal services paid for by the Company, a mobile communications reimbursement and an allowance for airline club dues. Mr. Bahl’s reported All Other Compensation for 2010 includes $41,366 in relocation reimbursements, a $19,872 relocation tax gross up, $7,692 in relocation allowance, a mobile communications reimbursement and an allowance for airline club dues and credit card annual fees. Mr. Bahl’s reported All Other Compensation for 2011 includes a matching contribution to the Company’s 401(k) Plan.
(5)	Mr. Lee’s reported All Other Compensation for 2009 represents a matching contribution to the Company’s 401(k) Plan.
(6)	Mr. Allums’s reported Bonus amount for 2009 represents a discretionary $20,000 bonus paid in March 2009. Mr. Allums’s reported All Other Compensation for 2009 represents a matching contribution to the Company’s 401(k) Plan.
(7)	Mr. Shand’s reported Bonus amount for 2009 represents a $90,000 signing bonus paid in July 2009 pursuant to his employment agreement. Mr. Shand’s reported All Other Compensation for 2011 includes a matching contribution to the Company’s 401(k) Plan.
(8)	Mr. Noel’s reported All Other Compensation for 2010 includes payment of relocation reimbursements, a $6,727 relocation tax gross up, a mobile communications reimbursement and an allowance for credit card annual fees. Mr. Noel’s reported All Other Compensation for 2011 includes a matching contribution to the Company’s 401(k) Plan.

Employment Agreements

The Company has entered into employment agreements with all of its current named executive officers, the terms of which are described under “Compensation Discussion and Analysis—Employment Arrangements.”

Potential Payments Upon Termination or Change of Control

Under the terms of the employment agreements and other arrangements with its named executive officers, the Company has agreed to make severance payments to the named executive officers upon the termination of their employment. The following table shows the estimated payments and benefits for each named executive officer under the various employment termination scenarios set forth in their respective employment agreements assuming a triggering event took place on December 31, 2011. In accordance with SEC regulations, we do not report any amount to be provided to a named executive officer under any arrangement which does not discriminate in scope, terms, or operation in favor of our executive officers and which is available generally to all salaried employees. Notwithstanding the amounts described below, other than accrued obligations, an executive’s right to receive any payments or benefits upon termination of his employment is contingent upon the executive’s executing a separation and release agreement in a form acceptable to the Company.

Name	Benefit	Termination without Cause or Resignation with Good Reason- No Change of Control(1)(2)	Termination without Cause or Resignation with Good Reason- Change of Control(3)(4)	Termination with Cause (5)	Death, Disability or Resignation without Good Reason(6)(7)
		($)	($)	($)	($)
Romil Bahl	Severance Payment	966,000	1,288,000	—	—

	Bonus	684,517	684,517	—	684,517

	Health Care Coverage	15,110	20,146	—	—

	Vested Options and Restricted Stock(8)	1,988,510	2,952,641	—	413,199

	Outplacement Services	20,000	20,000	—	—

Robert Lee	Severance Payment	248,000	372,000	—	—

	Bonus	114,878	114,878	—	114,878

	Health Care Coverage	9,730	14,595	—	—

	Vested Options and Restricted Stock(8)	289,987	289,987	—	—

	Outplacement Services	20,000	20,000	—	—

Victor Allums	Severance Payment	277,000	415,500	—	—

	Bonus	138,595	138,595	—	138,595

	Health Care Coverage	10,526	15,789	—	—

	Vested Options and Restricted Stock(8)	321,634	321,634	—	—

	Outplacement Services	20,000	20,000	—	—

James Shand	Severance Payment	330,500	495,750	—	—

	Bonus	195,443	195,443	—	195,443

	Health Care Coverage	10,526	15,789	—	—

	Vested Options and Restricted Stock(8)	476,295	476,295	—	—

	Outplacement Services	20,000	20,000	—	—

Michael Noel	Severance Payment	229,000	343,500	—	—

	Bonus	102,113	102,113	—	102,113

	Health Care Coverage	10,526	15,789	—	—

	Vested Options and Restricted Stock(8)	378,898	378,898	—	—

	Outplacement Services	20,000	20,000	—	—

(1)

For each named executive officer other than Mr. Bahl: other than within two years after a change of control, if a named executive officer: (x) terminates his employment for good reason, (y) is terminated by the Company without cause (as defined in such named executive officer’s employment agreement), or (z) terminates his employment upon the Company’s failure to renew such named executive officer’s employment agreement, then the named executive officer is entitled to the following: (i) payment of the named executive officer’s annual base salary for the period equal to the greater of one year or the sum of four weeks for each full year of continuous service the named executive officer has with the Company (the “Severance Period”); (ii) payment of any actual earned full-year bonus (pro-rated) for the year in which the named executive officer’s employment termination occurs; (iii) continuation of health care plan coverage, other than that under a flexible spending account, for the Severance Period; (iv) payment of any accrued obligations; (v) vesting in full of the named executive officer’s outstanding unvested options, restricted stock and other equity-based awards that would have vested solely based on the continued employment of the named executive officer, as well as the continuation of outstanding stock options until the earlier of one year after the date of termination of the named executive officer’s employment or the original expiration date of the options; and (vi) payment of up to $20,000 of outplacement services.

(2)

For Mr. Bahl, other than within two years after a change of control, if he: (x) terminates his employment for good reason, (y) is terminated by the Company without cause (as defined in Mr. Bahl’s Employment Agreement), or (z) terminates his employment upon the Company’s failure to renew the Employment Agreement, then the named executive officer is entitled to the following: (i) payment of his annual base salary for the period equal to the greater of eighteen months or the sum of four weeks for each full year of continuous service he has with the Company (the “Severance Period”); (ii) payment of any actual earned full-year bonus (pro-rated) for the year in which Mr. Bahl’s employment termination occurs; (iii) continuation of health care plan coverage, other than that under a flexible spending account, for the Severance Period; (iv) payment of any accrued obligations; (v) vesting (A) of his outstanding unvested Initial Options, Initial Restricted Stock, One-Time Options and One-Time Restricted Stock (as defined in Mr. Bahl’s Employment Agreement) that would have vested based upon his continued employment through the next anniversary date of the commencement of his employment with the Company immediately following the termination of his employment and (B) in full of his other outstanding unvested options, restricted stock, and other equity-based awards that would have vested based solely on his continued employment, as well as the continuation of outstanding stock options, until the earlier of one year after the date of termination of the named executive officer’s employment or the original expiration date of the options; and (vi) payment of up to $20,000 of outplacement services.

(3)

For all named executive officers other than Mr. Bahl, if a termination described in footnote (1) above occurs within two years of a change of control, then the named executive officer would receive the same payments and benefits described in footnote (1) except that (i) the payment of the named executive officer’s annual base salary shall be for the period equal to the greater of 18 months or the sum of four weeks for each full year of continuous service the named executive officer has with the Company (the “Change in Control Severance Period”), (ii) the named executive officer’s health care plan coverage shall continue for the Change in Control Severance Period, and (iii) in addition to the equity vesting and termination benefits described in footnote (1) above, any performance-based restricted stock would have become fully vested upon the Change in Control.

(4)

For Mr. Bahl, if a termination described in footnote (2) above occurs within two years of a change of control, then he would receive the same payments and benefits described in footnote (2) except that (i) the payment of Mr. Bahl’s annual base salary shall be for the period equal to the greater of two years or the sum of four weeks for each full year of continuous service he has with the Company (the “Change in Control Severance Period”), (ii) Mr. Bahl’s health care plan coverage shall continue for the Change in Control Severance Period, and (iii) in addition to the equity vesting and termination benefits described in footnote (2) above, all outstanding unvested Initial Options, Initial Restricted Stock, One-Time Options and One-Time Restricted Stock would have become fully vested upon the Change in Control.

(5)

For all named executive officers, if the Company terminates a named executive officer’s employment for cause, the employment agreement of such named executive officer shall terminate and the Company will have no further obligations to the named executive officer other than to pay any accrued obligations, which shall not include any bonus otherwise payable to the named executive officer.

(6)

For all named executive officers other than Mr. Bahl, if the named executive officer’s employment is terminated for reason of death or incapacity, the named executive officer shall be entitled to receive (i) payment of an amount equal to the actual full-year bonus earned for the year that includes his death or incapacity, prorated based on the number of days the executive is employed for the year; and (ii) payment of any accrued obligations. If a named executive officer resigns without good reason, the employment agreement of such named executive officer shall terminate and the Company will have no further obligations to the named executive officer other than to pay any accrued obligations, including any bonus earned for a completed fiscal year which has not been paid. The bonus amounts reflected in this column represent the bonus earned in 2011 which was payable in 2012 only if the named executive officer completed a full year of service in 2011.
(7)

If Mr. Bahl’s employment is terminated for reason of death or incapacity, he shall be entitled to receive (i) payment of an amount equal to the actual full-year bonus earned for the year that includes his death or incapacity, prorated based on the number of days he is employed for the year; (ii) payment of any accrued obligations; and (iii) vesting of his outstanding unvested Initial Options, Initial Restricted Stock, One-Time Options and One-Time Restricted Stock that would have vested based solely on his continued employment through the next anniversary date of the commencement of the his employment with the Company immediately following Mr. Bahl’s death or incapacity, and all outstanding vested options shall remain outstanding until the earlier of (x) one year after his death or (y) the original expiration date of the options. If Mr. Bahl resigns without good reason, his employment agreement shall terminate and the Company will have no further obligations to Mr. Bahl other than to pay any accrued obligations, including any bonus earned for a completed fiscal year which has not been paid. The bonus amounts reflected in this column represent the bonus earned in 2011 which was payable in 2012 only if Mr. Bahl completed a full year of service in 2011.

(8)

The intrinsic value of stock awards is calculated based on the closing price of our common stock on December 30, 2011 (the last trading day of the year) of $5.95. These amounts do not include the value of vested equity awards as of December 31, 2011.

Plan-Based Awards

The following tables set forth certain information regarding awards made under the Company’s various incentive plans. For additional information regarding these incentive plans and awards, please see “Compensation Discussion and Analysis” above.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR 2011

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All other Stock Awards: Number of Shares of Stock or Units(2)	All other Option Awards: Number of Securities Underlying Options(3)	Exercise Or Base Price of Option Awards	Grant Date Fair Value Of Stock And Option Awards(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	(#)	(#)	($/Sh)	($)
Romil Bahl	— 5/23/11	319,808	639,615	1,279,231	—	—	—	— 109,375	— 109,375	— 7.41	— 1,285,288
Robert Lee	— 5/23/11	60,938	121,877	243,754	—	—	—	— 18,000	— 18,000	— 7.41	— 211,522
Victor Allums	— 5/23/11	68,777	137,554	275,108	—	—	—	— 18,000	— 18,000	— 7.41	— 211,522
James Shand	— 5/23/11	82,077	164,154	328,308	—	—	—	— 25,313	— 25,313	— 7.41	— 297,458
Michael Noel	— 5/23/11	56,731	113,462	226,923	—	—	—	— 25,313	— 25,313	— 7.41	— 358,358

(1)

The Threshold, Target and Maximum Payouts reported for all named executive officers were based upon the Company’s attainment of certain annual revenue thresholds, a minimum adjusted EBITDA requirement, and achievement of certain individual performance objectives assigned to each named executive officer, all as provided in the Company’s 2011 Performance Bonus Plan. The Company exceeded the specified minimum adjusted EBITDA level, but did not achieve the target EBITDA level under the 2011 Performance Bonus Plan. The payouts for each of the named executive officers are as follows: Mr. Bahl $684,517, Mr. Lee $114,878, Mr. Allums $138,595, Mr. Shand $195,443 and Mr. Noel $102,113. See “Compensation Discussion and Analysis – Cash Bonus – 2011 Performance Bonus Plan” for a description of the 2011 Performance Bonus Plan.
(2)	Grant of restricted stock pursuant to the 2008 Equity Incentive Plan, which vests in three equal installments on each of May 23, 2012, 2013 and 2014.
(3)	Grant of options pursuant to the 2008 Equity Incentive Plan which vests in three equal installments on each of May 23, 2012, 2013 and 2014.
(4)

The amount represents the grant date fair value of awards in accordance with FASB ASC Topic 718. Additional information about assumptions used in these calculations is available in Note 1(l) to the Company’s Consolidated Financial Statements in the Company’s Form 10-K for the year ended December 31, 2011.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2011

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable	Number of Securities Underlying Unexercised Options: Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested		Market Value of Shares or Units of Stock that Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested
	(#)(1)	(#)(1)		($)		(#)(2)		($)(3)	(#)	($)
Romil Bahl	55,554 92,592 57,704 41,722 —	55,557 92,593 28,852 83,445 109,375	(4) (5) (6) (7) (8)	3.57 3.57 2.82 3.96 7.41	01/21/2016 01/21/2016 05/26/2016 06/23/2017 05/22/2018	393,896	(10)	2,343,681	—	—

Robert Lee	10,000 3,704 10,842 8,415 —	— — 5,423 16,832 18,000	(6) (7) (8)	13.54 9.51 2.82 3.96 7.41	09/19/2014 09/17/2015 05/26/2016 06/23/2017 5/22/2018	40,255	(11)	239,517	—	—

Victor Allums	9,778 12,694 9,880 —	— 6,348 19,760 18,000	(6) (7) (8)	9.51 2.82 3.96 7.41	09/17/2015 05/26/2016 06/23/2017 05/22/2018	44,108	(12)	262,443	—	—

James Shand	15,868 12,225 —	7,935 24,450 25,313	(6) (7) (8)	2.82 3.96 7.41	05/26/2016 06/23/2017 05/22/2018	67,698	(13)	402,803	—	—

Michael Noel	6,666 8,722 —	3,334 17,445 25,313	(9) (7) (8)	6.53 3.96 7.41	10/19/2016 06/23/2017 05/22/2018	56,092	(14)	333,747	—	—

(1)

In accordance with the terms of the officers’ respective employment agreements, all unvested options (other than certain of Mr. Bahl’s options as set forth below) automatically vest in the event an officer’s employment is terminated without cause, the officer terminates employment for “good reason,” or the Company chooses to not extend the term of an officer’s employment agreement. In such circumstances, the vested options remain outstanding until the earlier of (i) one year after the termination of employment or (ii) the original expiration date of the options. If an officer’s employment with the Company terminates for any other reason, all unvested options are immediately forfeited. The options become 100% vested upon a change of control.

(2)

In accordance with the terms of the officers’ respective employment agreements, however, unvested shares of restricted stock with service-based vesting (other than certain of Mr. Bahl’s shares of restricted stock as set forth below) will automatically vest if an officer’s employment is terminated without cause, the officer terminates employment for “good reason,” or the Company chooses to not extend the term of an officer’s employment agreement. All shares of restricted stock will become 100% vested upon a change of control.

(3)	Based on $5.95 per share; the closing market price of the Company’s common stock on December 30, 2011 (the last trading day of the year).
(4)

These options vest as follows: 27,778 on January 21, 2012 and 27,779 on January 21, 2013. These options automatically vest in the event Mr. Bahl’s employment is terminated without cause, Mr. Bahl terminates his employment for “good reason,” the Company chooses to not extend the term of his employment agreement, or upon Mr. Bahl’s death or disability, but only if the options would have vested based solely on the continued employment of Mr. Bahl through the next anniversary date of his commencement of employment with the Company immediately following the termination of his employment. In such circumstances, the vested options remain outstanding until the earlier of (i) one year after the termination of employment (or death, if applicable) or (ii) the original expiration date of the options.
(5)

These options will vest on January 21, 2013. These options automatically vest in the event Mr. Bahl’s employment is terminated without cause, Mr. Bahl terminates his employment for “good reason,” the Company chooses to not extend the term of his employment agreement, or upon Mr. Bahl’s death or disability, but only if the options would have vested based solely on the continued employment of Mr. Bahl through the next anniversary date of his commencement of employment with the Company immediately following the termination of his employment. In such circumstances, the vested options remain outstanding until the earlier of (i) one year after the termination of employment (or death, if applicable) or (ii) the original expiration date of the options.

(6)	These options will vest on May 26, 2012.
(7)	These options will vest in two approximately equal installments on each of June 23, 2012 and 2013.
(8)	These options will vest in three approximately equal installments on each of May 23, 2012, 2013, and 2014.
(9)	These options will vest on October 19, 2012.
(10)

Mr. Bahl’s restricted stock holdings include: (a) 116,668 shares which vest in equal installments on each of January 21, 2012, and 2013; (b) 55,556 shares which vest on January 21, 2013; (c) 83,445 shares which will vest in two approximately equal installments on each of June 23, 2012, and 2013; (d) 109,375 shares which will vest in three approximately equal installments on each of May 23, 2012, 2013, and 2014; and (e) 28,852 shares which vest on May 26, 2012. The restricted stock grants described in (a) and (b) above automatically vest in the event Mr. Bahl’s employment is terminated without cause, Mr. Bahl terminates his employment for “good reason,” the Company chooses to not extend the term of his employment agreement, or upon Mr. Bahl’s death or disability, but only if the restricted stock would have vested based solely on the continued employment of Mr. Bahl through the next anniversary date of his commencement of employment with the Company immediately following the termination of his employment.

(11)

Mr. Lee’s restricted stock holdings include: (a) 5,423 shares which vest on May 26, 2012; (b) 16,832 shares which will vest in two equal installments on each of June 23, 2012 and 2013; and (c) 18,000 shares which will vest in three equal installments on each of May 23, 2012, 2013, and 2014.

(12)

Mr. Allums’ restricted stock holdings include: (a) 6,348 shares which vest on May 26, 2012; (b) 19,760 shares which will vest in two equal installments on each of June 23, 2012 and 2013; and (c) 18,000 shares which will vest in three equal installments on each of May 23, 2012, 2013, and 2014.

(13)

Mr. Shand’s restricted stock holdings include: (a) 10,000 shares which vest on March 30, 2012; (b) 7,935 shares which will vest on May 26, 2012; (c) 24,450 shares which will vest in two equal installments on each of June 23, 2012 and 2013; and (d) 25,313 shares which will vest in three approximately equal installments on each of May 23, 2012, 2013, and 2014.

(14)

Mr. Noel’s restricted stock holdings include (a) 3,334 shares which will vest on October 19, 2012; (b) 17,445 shares which will vest in two approximately equal installments on each of June 23, 2012 and 2013; (c) 25,313 shares which will vest in three approximately equal installments on each of May 23, 2012, 2013, and 2014; and (d) 10,000 shares which will vest in two equal installments on each of February 17, 2012 and 2013.

OPTION EXERCISES AND STOCK VESTED

FOR FISCAL YEAR 2011

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
	(#)	($)(1)	(#)	($)(1)
Romil Bahl	56,629	201,662	184,462	1,217,315
Robert Lee	—	—	14,578	102,756
Victor Allums	—	—	21,147	141,724
James Shand	—	—	20,159	144,087
Michael Noel	—	—	12,055	76,905

(1)	Based on the closing market price of the Company’s common stock on the date on which such shares were exercised or vested.

CERTAIN TRANSACTIONS

We may enter into business transactions in the ordinary course of business with our directors and officers, including members of their families or corporations, partnerships or other organizations in which these directors and officers have a controlling interest. If transactions between the Company and any of our directors or officers occur, the transaction:

•	will be on substantially the same terms, including as those prevailing at the time for comparable transactions with unrelated parties;

•	will be on terms no less favorable than could be obtained from an unrelated third party; and

•	will be approved by a majority of the directors who do not have an interest in the transaction.

The Company does not have a written policy regarding related party transactions. However, as required by Nasdaq Listing Standards Rule 5605(c)(3) and the Company’s Audit Committee Charter, all related party transactions are reviewed and approved by the Audit Committee. For purposes of this review and approval, the term “related party transaction” is generally defined as any transaction (or series of related transactions) in which the Company is a participant and the amount involved exceeds $120,000, and in which any director, director nominee, or executive officer of the Company, any holder of more than 5% of the outstanding voting securities of the Company, or any immediate family member of the foregoing persons will have a direct or indirect interest.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Lind, Cole and Rosenberg currently comprise the Compensation Committee. None of the members of the Compensation Committee had any “interlocks” within the meaning of Item 407(e)(4) of the SEC Regulation S-K during fiscal year 2011.

OWNERSHIP OF DIRECTORS, PRINCIPAL SHAREHOLDERS

AND CERTAIN EXECUTIVE OFFICERS

The following tables set forth certain information regarding the beneficial ownership of the Company’s common stock as of April 25, 2012, by (i) each person (or group of affiliated persons) known by the Company to be the beneficial owner of more than 5 percent of the outstanding common stock of the Company; (ii) each director and director nominee of the Company; (iii) the current Named Executive Officers; and (iv) all of the Company’s executive officers and directors as a group. Except as otherwise indicated in the footnotes to this table, the Company believes that the persons named in this table have sole investment and voting power with respect to all the shares of common stock indicated.

Beneficial Owner	Total Beneficial Ownership	Percent of Shares Beneficially Owned(1)
Blum Capital Partners, L.P.(2) 909 Montgomery St., Ste. 400 San Francisco, CA 94133	2,985,855	11.91%

Weintraub Capital Management, L.P.(3) 44 Montgomery St., Ste. 4100 San Francisco, CA 94104	2,007,537	8.01%

Ameriprise Financial, Inc.(4) 145 Ameriprise Financial Center Minneapolis, MN 55474	1,633,866	6.52%

Wellington Management Company, LLP(6) 280 Congress Street Boston, MA 02210	1,561,101	6.23%

(1)

Applicable percentage ownership at April 25, 2012 is based upon 25,068,590 shares of common stock outstanding, adjusted in the case of certain options and other conversion rights. Shares of common stock subject to options and rights that are currently exercisable or convertible, or will become exercisable or convertible within 60 days of April 25, 2012 are deemed outstanding for computing the percentage ownership of the person holding such options or rights, but are not deemed outstanding for computing the percentage ownership of any other persons. Beneficial ownership is determined in accordance with the rules of the SEC under which shares are beneficially owned by the person or entity that holds investment and/or voting power.

(2)

Blum Capital Partners, L.P., a California limited partnership (“Blum L.P.”); Richard C. Blum & Associates, Inc., a California corporation (“RCBA Inc.”); Blum Strategic GP II, L.L.C., a Delaware limited liability company (“Blum GP II”); and Blum Strategic Partners II, L.P. (“Blum Strategic II”), a Delaware limited partnership, are referred to herein as the “Blum Reporting Persons.” Blum L.P.’s principal business is acting as a general partner for investment partnerships and providing investment advisory services. Blum L.P. is an investment adviser registered with the Securities and Exchange Commission. Voting and investment power concerning the above shares are held solely by Blum L.P. and Blum GP II. The Reporting Persons may be deemed to have beneficial ownership of an aggregate of 2,985,855 shares of Common Stock. As the sole general partner of Blum L.P., RCBA Inc. may be deemed to be the beneficial owner of the securities of which Blum L.P. has voting and investment power. RBCA Inc., Blum L.P., and Blum GP II disclaim beneficial ownership over the shares except to the extent of their pecuniary interest therein.

(3)

Information is based on publicly reported holdings as of the date of the most recently filed Form 13F-HR, as filed on February 14, 2012, and the most recently filed Schedule 13-G/A dated February 16, 2010. Weintraub Capital Management, L.P. (“Capital”) is a registered investment adviser. Weintraub Capital Management GP, LLC (“GP”) is the general partner of Weintraub Capital Management, L.P. and Jerald M. Weintraub (“Weintraub”) is the manager of Weintraub Capital Management GP, LLC. Capital and GP report that they be deemed to beneficially own 1,985,530 shares. Weintraub reports that he may be deemed to beneficially own 2,007,537 shares. Prism Partners IV Leveraged Offshore Fund (“Prism”) reports may be deemed to beneficially own 871,892 shares. The address of Prism is c/o Citi Hedge Fund Services, Ltd., Hemisphere House, 9 Church Street, Hamilton, HM11, Bermuda. The filers filed the Schedule 13G/A jointly, but not as members of a group and each of them expressly disclaims membership in a group. Each filer disclaimed beneficial ownership of the Stock except to the extent of that filer’s pecuniary interest therein. In addition, the filing of the Schedule 13G/A on behalf of Prism should not be construed as an admission that it is, and it disclaims that it is, the beneficial owner, as defined in rule 13d-3 under the Act, of any of the securities covered by this Schedule 13G/A.

(4)

Information is based on publicly reported holdings as of the date of the most recently filed Schedule 13G, as filed on February 9, 2012. Ameriprise Financial, Inc. and Columbia Management Investment Advisors jointly filed the Schedule 13G pursuant to a Joint Filing Agreement and each reports that they be deemed to beneficially own 1,633,866 shares. Ameriprise Financial. Inc. is the parent holding company of Columbia Management Investment Advisors.

(5)

Information is based on publicly reported holdings as of the date of the most recently filed Schedule 13G, as filed on February 13, 2012. Wellington Management Company, LLP is a registered investment advisor and reports that it be deemed to own 1,561,101 shares.

Directors, Named Executive Officers and Directors and Officers as a Group:

Beneficial Owner	Beneficial Holdings (Excluding Options)	Certain Shares Subject to Options (1)	Total Beneficial Ownership	Percent of Shares Beneficially Owned(2)
Victor A. Allums	153,979	54,580	208,559	*
Romil Bahl	497,096	325,753	822,849	3.24%
David A. Cole	30,348	113,201	143,549	*
William C. Copacino	16,382	7,691	24,073	*
Patrick G. Dills	66,248	74,201	140,449	*
Archelle Georgiou Feldshon	24,783	16,237	41,020	*
N. Colin Lind(3)	3,017,360	83,201	3,100,561	12.33%
Robert B. Lee	54,910	52,799	107,709	*
Philip J. Mazzilli, Jr.	39,848	83,201	123,049	*
Michael Noel	64,607	32,547	97,154	*
Steven P. Rosenberg	29,848	83,201	113,049	*
James R. Shand	90,846	56,690	147,536	*
All current directors and executive officers as a group (14 persons)	4,134,112	1,009,407	5,143,519	19.72%

*	Represents holdings of less than one percent.
(1)	Represents shares that may be acquired currently or within 60 days after April 25, 2012 through the exercise of stock options.
(2)

Applicable percentage ownership at April 25, 2012 is based upon 25,068,590 shares of common stock outstanding, adjusted in the case of certain options and other conversion rights. Shares of common stock subject to options and rights that are currently exercisable or convertible, or will become exercisable or convertible within 60 days of April 25, 2012 are deemed outstanding for computing the percentage ownership of the person holding such options or rights, but are not deemed outstanding for computing the percentage ownership of any other persons. Beneficial ownership is determined in accordance with the rules of the SEC under which shares are beneficially owned by the person or entity that holds investment and/or voting power.

(3)

Includes 2,985,855 shares of Common Stock beneficially owned by Blum Capital Partners, L.P. Mr. Lind is a Managing Partner of Blum L.P. Mr. Lind has informed the Company that he disclaims beneficial ownership of the shares beneficially owned by Blum L.P., except to the extent of any pecuniary interest therein.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors and persons who beneficially own more than 10% of the Company’s stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Executive officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of copies of forms received by it pursuant to Section 16(a) of the Exchange Act, and written representations from certain reporting persons, the Company believes that with respect to 2011, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10 percent beneficial owners were timely satisfied.

EXECUTIVE OFFICERS

Each of the executive officers of the Company was appointed by the Board of Directors to serve at the pleasure of the Board of Directors or until their successors are elected or until their earlier resignation, removal or death. The following table lists the current executive officers of the Company and their ages and offices with the Company.

Name	Age	Period Employed in Current Position

Romil Bahl, President and Chief Executive Officer	43	Since January 2009

Robert B. Lee, Chief Financial Officer and Treasurer	57	Since June 2009

Victor A. Allums, Senior Vice President, General Counsel and Secretary	53	Since May 2006

Catherine H. Lafiandra, Senior Vice President–Human Resources	49	Since February 2010

Michael Noel, Senior Vice President –Shared Services and Chief Information Officer	40	Since October 2009+

James R. Shand, Senior Vice President – Recovery Audit & Client Services-Americas	46	Since March 2009*

Puneet Pamnani – Senior Vice President and Chief Strategy Officer	38	Since February 2012#

+	Mr. Noel was originally hired as Senior Vice President and Chief Information Officer; however, his role was later changed to include responsibility for Shared Services in March 2012 following further development of the Company’s business strategy.
*	Mr. Shand was originally hired as Chief Innovation and Strategy Officer; however, his role was later changed to Senior Vice President—Client Services—Americas in September 2009 following further development of the Company’s business strategy, and to Senior Vice President – Recovery Audit and Client Services – Americas in March 2012.
#	Mr. Pamnani was originally hired in April 2009 as Vice President, Strategy and Mergers/Acquisitions and he was promoted to his current position in February 2012.

For biographical information regarding Mr. Bahl, please see “Information about Nominees for Election as Class I Directors” above.

Robert B. Lee, Chief Financial Officer and Treasurer, joined the Company as Controller in January 2006. From October 2002 to December 2005, Mr. Lee was a principal in Bartlett Lee Auxiliary Management, a financial services outsourcing firm. From January 1993 to October 2002, he served as

CFO and Controller of Buckhead America Corporation, a publicly owned hospitality company. Buckhead America was a spin-off company of Days Inns of America where Mr. Lee had served as Controller from September 1990 to December 1992. Prior to joining Days Inns, Mr. Lee was a Senior Manager with KPMG Peat Marwick where he began his career. Mr. Lee is a Certified Public Accountant, actively licensed since 1982.

Victor A. Allums, Senior Vice President, General Counsel and Secretary, joined the Company in February 2006 and was Senior Vice President and Assistant Secretary prior to his appointment to his current position in May 2006. For nine years prior to joining the Company, Mr. Allums was Senior Vice President and General Counsel of GE Business Productivity Solutions, a subsidiary of General Electric Capital Corporation. Prior to his tenure with GE, he served as Assistant General Counsel of ALLTEL Information Services Healthcare Division. Mr. Allums began his career with the Atlanta law firm of Troutman Sanders.

Catherine H. Lafiandra, Senior Vice President—Human Resources, joined the Company in February 2010. Prior to joining the Company, she served in various roles for Imerys SA, an international mining company, from 1999 to 2007. From 2005 to 2007, Ms. Lafiandra served as Vice President and General Manager of Imerys Performance Miners North America and Europe, and prior to that, from 2003 to 2005, she served as Vice-President, Human Resources for all of Imerys SA. Prior to 2003, Ms. Lafiandra was Vice President Human Resources and General Counsel for Imerys Pigments and Additives Group. Prior to Imerys, Ms. Lafiandra served in various legal roles for GTE Wireless Inc. and was a lawyer in private practice with the law firms of Jones Day and Morris, Manning and Martin.

Michael Noel joined the Company as Senior Vice President and Chief Information Officer in October 2009 and currently serves as the Company’s Senior Vice President – Shared Services and Chief Information Officer. Prior to joining PRGX, he was a partner in the IT Strategy practice at Infosys Consulting, the management consulting subsidiary of Infosys Technologies. Prior to joining Infosys in late 2004, Mr. Noel was a senior consultant in the IT Strategy and Transformation practice at A.T. Kearney.

James R. Shand, Senior Vice President–Recovery Audit & Client Services—Americas, is responsible for the development of new accounts payable recovery audit clients and for ensuring a high level of service to existing clients in the U.S, Canada and Latin and South America. Mr. Shand joined the Company in March 2009 as Chief Information and Strategy Officer. Prior to joining the Company, Mr. Shand led the Global Information Technology Strategy Practice at Infosys Consulting, Inc., the business consulting subsidiary of Infosys Technologies Limited, since August 2004. Prior to Infosys, Mr. Shand was a Principal Consultant at A.T. Kearney, a global management consulting company. Before A.T. Kearney, Mr. Shand was a founder and Managing Director of Churchill Software Ltd in London, UK, which provided IT services to the UK Government.

Puneet Pamnani, Senior Vice President and Chief Strategy Officer, joined the Company in April 2009 as Vice President, Strategy and Mergers/Acquisitions and was promoted to his current position in February 2012. Mr. Pamnani is responsible for developing, refining, and supporting the execution of the Company’s corporate strategy. He also leads the mergers and acquisitions process at the Company. Prior to joining the Company, Mr. Pamnani worked with the management consulting firm Oliver Wyman from 2008 to 2009. Prior to his tenure at Oliver Wyman, he worked with Infosys Consulting, Inc., a wholly owned subsidiary of Infosys Technologies, from 2002 to 2007. Mr. Pamnani started his career with the management consulting firm Booz and Company. Mr. Pamnani is a Chartered Financial Analyst.

PRINCIPAL ACCOUNTANTS’ FEES AND SERVICES

The Company incurred the following fees for services performed by its independent registered public accounting firm for 2011 and 2010. All of the services described below were approved by the Audit Committee.

	2011	2010
Audit Fees (1)	$913,682	$1,142,568
Aggregate fees for professional services for the audit of the Company’s annual financial statements and reviews of financial statements included in the Company’s Forms 10-Q

Audit-Related Fees (2)	$87,934	$18,848
Aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported above

Tax Fees	$78,283	$36,311
Aggregate fees billed for professional services for tax compliance, tax consulting and tax planning

All Other Fees	—	—
Aggregate fees billed for products and services provided other than the services reported above

(1)

Audit Fees consist of fees for professional services rendered in connection with the audits of (i) annual financial statements of the Company and its subsidiaries, and (ii) the effectiveness of internal control over financial reporting. This category also includes reviews of financial statements included in Form 10-Q filings of the Company and its subsidiaries and services normally provided in connection with statutory and regulatory filings or engagements.

(2)

Audit-Related Fees consist of fees for professional services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees.” For all periods presented, “Audit-Related Fees” relate to an employee benefit plan audit and fees paid to affiliates of BDO USA, LLP for other compliance work in foreign jurisdictions. The 2011 amount also includes fees for service organization controls testing.

SHAREHOLDER PROPOSALS

Shareholders who, in accordance with Securities and Exchange Commission Rule 14a-8, wish to present proposals for inclusion in the Company’s proxy materials to be distributed in connection with next year’s annual meeting of Shareholders must submit their proposals so that they are received at the Company’s principal executive offices no later than the close of business on January 2, 2013. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.

In accordance with the Company’s Bylaws, in order to be properly brought before the 2013 Annual Meeting, a shareholder’s notice of the matter the shareholder wishes to present, or the person or persons the shareholder wishes to nominate as a director, must be delivered to the Secretary of the Company at its principal executive offices no less than 90 days, and no more than 120 days before the first anniversary of the date the Company mailed the preceding year’s proxy statement. As a result, any notice given by a shareholder pursuant to these provisions of the Company’s Bylaws (and not pursuant to the SEC’s Rule 14a-8) must be received no earlier than January 2, 2013, and no later than February 1, 2013, unless the Company’s annual meeting date in 2013 is more than 30 days before or after June 19, 2013. SEC rules permit management to vote proxies in its discretion with respect to such matters if we advise shareholders how management intends to vote. If the Company’s 2013 Annual Meeting date is advanced or delayed by more than 30 days from June 19, 2013, then proposals must be received no later than the close of business on the later of the 90th day before the 2013 Annual Meeting or the 10th day following the date on which the meeting date is first publicly announced.

To be in proper form, a shareholder’s notice must include the specified information concerning the proposal or nominee as described in the Company’s Bylaws. A shareholder who wishes to submit a proposal or nomination is encouraged to seek independent counsel about the requirements imposed by the Company’s Bylaws and SEC regulations. The Company will not consider any proposal or nomination that does not meet the Bylaw requirements and the SEC’s requirements for submitting a proposal or nomination.

NOTICES OF INTENTION TO PRESENT PROPOSALS AT THE 2013 ANNUAL MEETING SHOULD BE ADDRESSED TO SECRETARY, PRGX GLOBAL, INC., 600 GALLERIA PARKWAY, SUITE 100, ATLANTA, GEORGIA 30339. THE COMPANY RESERVES THE RIGHT TO REJECT, RULE OUT OF ORDER, OR TAKE OTHER APPROPRIATE ACTION WITH RESPECT TO ANY PROPOSAL THAT DOES NOT COMPLY WITH THESE AND OTHER APPLICABLE REQUIREMENTS.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

Only one copy of this proxy statement and the documents accompanying it is being delivered to multiple beneficial shareholders who share an address, unless the Company or its authorized agents have received contrary instructions from any such shareholder. These documents are available on the Company’s web site, www.prgx.com. In addition, the Company will deliver promptly, upon written or oral request, a separate copy of this proxy statement and all other enclosed documents to any shareholder to which a single copy was delivered at a shared address. Any instructions to receive a separate copy of such mailings in the future, or request to receive a copy of this proxy statement or enclosed documents, may be made in writing or by telephone to the Company’s Secretary, Victor A. Allums, at PRGX Global, Inc., 600 Galleria Parkway, Suite 100, Atlanta, Georgia 30339, (770) 779-3900. If you are a beneficial holder and have previously provided a broker with permission to receive only one copy of these materials at a shared address, you must provide any revocation of such permission to that broker.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING IN PERSON ARE URGED TO SIGN, COMPLETE, DATE AND RETURN THE PROXY CARD IN THE ENCLOSED ENVELOPE, TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

By Order of the Board of Directors:

Patrick G. Dills Chairman

Dated: May 2, 2012

Appendix A

PRGX GLOBAL, INC.

2008 EQUITY INCENTIVE PLAN

(As Amended and Restated Effective

April 27, 2010)

i

ARTICLE VI OPTIONS		9

6.01	Grant	9
6.02	Option Price	9
6.03	Maximum Option Period	9
6.04	Exercise	9
6.05	Payment	10
6.06	Stockholder Rights	10
6.07	Disposition of Shares	10
6.08	No Liability of Company	10

ARTICLE VII SARS		10

7.01	Grant	10
7.02	Maximum SAR Period	11
7.03	Exercise	11
7.04	Settlement	11
7.05	Stockholder Rights	11

ARTICLE VIII RESTRICTED STOCK AWARDS		11

8.01	Award	11
8.02	Payment	12
8.03	Vesting	12
8.04	Maximum Restriction Period	12
8.05	Stockholder Rights	13

ARTICLE IX RESTRICTED STOCK UNITS		13

9.01	Grant	13
9.02	Earning the Award	13
9.03	Maximum Restricted Stock Unit Award Period	14
9.04	Payment	14
9.05	Stockholder Rights	14

ARTICLE X INCENTIVE AWARDS		14

10.01	Grant	14
10.02	Earning the Award	15
10.03	Maximum Incentive Award Period	15
10.04	Payment	15
10.05	Stockholder Rights	15

ARTICLE XI TERMS APPLICABLE TO ALL AWARDS		15

11.01	Written Agreement	15
11.02	Nontransferability	16
11.03	Transferable Awards	16
11.04	Employee Status	16
11.05	Change in Control	17

ii

ARTICLE XII QUALIFIED PERFORMANCE-BASED COMPENSATION		18

12.01	Performance Conditions	18
12.02	Establishing the Amount of the Award	19
12.03	Earning the Award	19
12.04	Definitions of Performance Criteria	20

ARTICLE XIII ADJUSTMENT UPON CHANGE IN COMMON STOCK		20

ARTICLE XIV COMPLIANCE WITH LAW AND APPROVAL OF REGULATORY BODIES		21

14.01	Compliance	21
14.02	Postponement of Exercise or Payment	21
14.03	Forfeiture of Payment	22

ARTICLE XV LIMITATION ON BENEFITS		22

ARTICLE XVI GENERAL PROVISIONS		23

16.01	Effect on Employment and Service	23
16.02	Unfunded Plan	23
16.03	Rules of Construction	24
16.04	Tax Withholding and Reporting	24
16.05	Reservation of Shares	24
16.06	Governing Law	24
16.07	Other Actions	25
16.08	Repurchase of Common Stock	25
16.09	Other Conditions	25
16.10	Forfeiture Provisions	25
16.11	Repricing of Awards	26
16.12	Legends; Payment of Expenses	26

ARTICLE XVII CLAIMS PROCEDURES		26

ARTICLE XVIII AMENDMENT		27

ARTICLE XIX DURATION OF PLAN		27

ARTICLE XX EFFECTIVE DATE OF PLAN		27

ARTICLE XXI OMNIBUS SECTION 409A PROVISION		28

iii

ARTICLE I

DEFINITIONS

1.01	Affiliate

Affiliate, as it relates to any limitations or requirements with respect to incentive stock options, means any “subsidiary” or “parent” corporation (as such terms are defined in Code Section 424) of the Company. Affiliate otherwise means any entity that is part of a controlled group of corporations or is under common control with the Company within the meaning of Code Sections 1563(a), 414(b) or 414(c), except that, in making any such determination, 50 percent shall be substituted for 80 percent under such Code Sections and the related regulations.

1.02	Agreement

Agreement means a written agreement (including any amendment or supplement thereto) between the Company and a Participant specifying the terms and conditions of an Award granted to such Participant.

1.03	Award

Award means an Incentive Award, Option, Restricted Stock Award, Restricted Stock Unit or SAR granted under this Plan.

1.04	Board

Board means the Board of Directors of the Company.

1.05	Cause

Cause has the same definition as under any employment or service agreement between the Company or any Affiliate and the Participant or, if no such employment or service agreement exists or if such employment or service agreement does not contain any such definition, Cause means (i) the Participant’s act or failure to act amounting to gross negligence or willful misconduct to the detriment of the Company or any Affiliate; (ii) the Participant’s dishonesty, fraud, theft or embezzlement of funds or properties in the course of Participant’s employment; (iii) the Participant’s commission of or pleading guilty to or confessing to any felony; or (iv) the Participant’s breach of any restrictive covenant agreement with the Company or any Affiliate, including but not limited to, covenants not to compete, non-solicitation covenants and non-disclosure covenants. For purposes of the Plan, the Participant’s resignation without the Company’s or an Affiliate’s written consent prior to the expiration of a written employment contract or in anticipation of termination of employment for Cause shall constitute a termination of employment for Cause.

1.06	Change in Control

Change in Control means the occurrence of any of the following events:

(a) The accumulation in any number of related or unrelated transactions by any Person of beneficial ownership (as such term is used in Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of the combined voting power of the Company’s voting stock; provided that for purposes of this subsection (a), a Change in Control will not be deemed to have occurred if the accumulation of fifty percent (50%) or more of the voting power of the Company’s voting stock results from any acquisition of voting stock (i) by the Company, (ii) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate, or (iii) by any Person pursuant to a merger, consolidation or reorganization (a “Business Combination”) that would not cause a Change in Control under subsection (b) below; or

(b) Consummation of a Business Combination, unless, immediately following that Business Combination, all or substantially all of the Persons who were the beneficial owners of voting stock of the Company immediately prior to that Business Combination beneficially own, directly or indirectly, at least fifty percent (50%) of the combined voting power of the Company’s voting stock resulting from that Business Combination (including, without limitation, an entity that as a result of that transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to that Business Combination, of the voting stock of the Company; or

(c) Less than a majority of the members of the Board of Directors of the Company or any entity resulting from a Business Combination are Incumbent Board Members; or

(d) A sale or other disposition of all or substantially all of the assets of the Company, except pursuant to a Business Combination that would not cause a Change in Control under subsection (b) above; or

(e) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company, except pursuant to a Business Combination that would not cause a Change in Control under subsection (b) above.

1.07	Code

Code means the Internal Revenue Code of 1986 and any amendments thereto.

1.08	Committee

Committee means the Compensation Committee of the Board, or the Board itself if no Compensation Committee exists. If such Compensation Committee exists, if and to the extent deemed necessary by the Board, such Compensation Committee shall consist of two or more directors, all of whom are “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act and “outside directors” within the meaning of Code Section 162(m).

2

1.09	Common Stock

Common Stock means the common stock, no par value per share, of the Company.

1.10	Company

Company means PRGX Global, Inc., a Georgia corporation, and any successor thereto.

1.11	Control Change Date

Control Change Date means the date on which a Change in Control occurs. If a Change in Control occurs on account of a series of transactions, the “Control Change Date” is the date of the last of such transactions.

1.12	Corresponding SAR

Corresponding SAR means a SAR that is granted in relation to a particular Option and that can be exercised only upon the surrender to the Company, unexercised, of that portion of the Option to which the SAR relates.

1.13	Exchange Act

Exchange Act means the Securities Exchange Act of 1934, as amended.

1.14	Fair Market Value

Fair Market Value of a share of Common Stock means, on any given date, the fair market value of a share of Common Stock as the Committee in its discretion shall determine; provided, however, that the Committee shall determine Fair Market Value without regard to any restriction other than a restriction which, by its terms, will never lapse and, if the shares of Common Stock are traded on any national stock exchange or quotation system, the Fair Market Value of a share of Common Stock shall be the closing price of a share of Common Stock as reported on such stock exchange or quotation system on such date, or if the shares of Common Stock are not traded on such stock exchange or quotation system on such date, then on the next preceding day that the shares of Common Stock were traded on such stock exchange or quotation system, all as reported by such source as the Committee shall select. The Fair Market Value that the Committee determines shall be final, binding and conclusive on the Company, any Affiliate and each Participant.

1.15	Full Value Award

Full Value Award means an Award other than an Option or SAR and which is settled by the issuance of Common Stock.

1.16	Incentive Award

Incentive Award means an award stated with reference to a specified dollar amount or number of shares of Common Stock which, subject to such terms and conditions as may be prescribed by the Committee entitles the Participant to receive shares of Common Stock, cash or a combination thereof from the Company or an Affiliate.

3

1.17	Incumbent Board Member

Incumbent Board Member means an individual who either is (a) a member of the Company’s Board as of the effective date of the adoption of this Plan or (b) a member who becomes a member of the Company’s Board subsequent to the date of the adoption of this Plan whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least sixty percent (60%) of the then Incumbent Board Members (either by a specific vote or by approval of the proxy statement of the Company in which that person is named as a nominee for director, without objection to that nomination), but excluding, for that purpose, any individual whose initial assumption of office occurs as a result of an actual or threatened election contest (within the meaning of Rule 14a-11 of the Exchange Act) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors.

1.18	Initial Value

Initial Value means, with respect to a Corresponding SAR, the Option price per share of the related Option and, with respect to a SAR granted independently of an Option, the amount determined by the Committee on the date of grant which shall not be less than the Fair Market Value of one share of Common Stock on the date of grant.

1.19	Named Executive Officer

Named Executive Officer means a Participant who, as of the last day of a taxable year, is the Chief Executive Officer of the Company (or is acting in such capacity) or one of the four highest compensated officers of the Company (other than the Chief Executive Officer) or is otherwise one of the group of “covered employees,” all as defined in the regulations promulgated under Code Section 162(m).

1.20	Option

Option means a stock option that entitles the holder to purchase from the Company a stated number of shares of Common Stock at the price set forth in an Agreement.

1.21	Participant

Participant means an employee of the Company or an Affiliate, a member of the Board or the Board of Directors of an Affiliate (whether or not an employee), or a person or entity that provides services to the Company or an Affiliate and who satisfies the requirements of Article IV and is selected by the Committee to receive an Award.

1.22	Plan

Plan means this PRGX Global, Inc. 2008 Equity Incentive Plan (As Amended and Restated Effective April 27, 2010), in its current form and as hereafter amended.

4

1.23	Person

Person means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or any other entity of any kind.

1.24	Restricted Stock Award

Restricted Stock Award means shares of Common Stock granted to a Participant under Article VIII.

1.25	Restricted Stock Unit

Restricted Stock Unit means an award, stated with respect to a specified number of shares of Common Stock, that entitles the Participant to receive one share of Common Stock with respect to each Restricted Stock Unit that becomes payable under the terms and conditions of the Plan and the applicable Agreement.

1.26	SAR

SAR means a stock appreciation right that in accordance with the terms of an Agreement entitles the holder to receive cash or a number of shares of Common Stock based on the increase in the Fair Market Value of the shares underlying the stock appreciation right during a stated period specified by the Committee. References to “SARs” include both Corresponding SARs and SARs granted independently of Options, unless the context requires otherwise.

1.27	Ten Percent Shareholder

Ten Percent Shareholder means any individual who (considering the stock attribution rules described in Code Section 424(d)) owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or any Affiliate.

ARTICLE II

PURPOSES

The Plan is intended to assist the Company and its Affiliates in recruiting and retaining individuals with ability and initiative by enabling such persons to participate in the future success of the Company and its Affiliates by associating their interests with those of the Company and its stockholders. The Plan is intended to permit the grant of Options qualifying under Code Section 422 (“incentive stock options”) and Options not so qualifying, SARs, Restricted Stock Awards, Restricted Stock Units and Incentive Awards in accordance with the Plan and procedures that may be established by the Committee. No Option that is intended to be an incentive stock option shall be invalid for failure to qualify as an incentive stock option. The proceeds received by the Company from the sale of shares of Common Stock pursuant to this Plan may be used for general corporate purposes.

5

ARTICLE III

ADMINISTRATION

The Plan shall be administered by the Committee. The Committee shall have authority to grant Awards upon such terms (not inconsistent with the provisions of this Plan) as the Committee may consider appropriate. Such terms may include conditions (in addition to those contained in this Plan) on the exercisability, transferability, and forfeitability of all or any part of an Option or SAR, the transferability or forfeitability of a Restricted Stock Award, or the grant, settlement, forfeitability, or transferability of a Restricted Stock Unit or an Incentive Award, among other terms. Notwithstanding any such conditions, the Committee may, in its discretion and whether or not in connection with a Change in Control, accelerate the time at which any Option or SAR may be exercised, or the time at which a Restricted Stock Award may become transferable or nonforfeitable or the time at which an Incentive Award or award of Restricted Stock Units may be earned and settled. In addition, the Committee shall have complete authority to interpret all provisions of this Plan; to prescribe the form of Agreements; to adopt, amend, and rescind rules and regulations pertaining to the administration of the Plan; and to make all other determinations necessary or advisable for the administration of this Plan. The express grant in the Plan of any specific power to the Committee shall not be construed as limiting any power or authority of the Committee. Any decision made, or action taken, by the Committee in connection with the administration of this Plan shall be final and conclusive. The members of the Committee shall not be liable for any act done in good faith with respect to this Plan or any Agreement or Award. Unless otherwise provided by the Bylaws of the Company, by resolution of the Board or applicable law, a majority of the members of the Committee shall constitute a quorum, and acts of the majority of the members present at any meeting at which a quorum is present, and any acts approved in writing by all members of the Committee without a meeting, shall be the acts of the Committee.

To the extent applicable law so permits, the Committee, in its discretion, may delegate to one or more officers of the Company all or part of the Committee’s authority and duties with respect to Awards to be granted to individuals who are not subject to the reporting and other provisions of Section 16 of the Exchange Act. The Committee may revoke or amend the terms of any delegation at any time but such action shall not invalidate any prior actions of the Committee’s delegate or delegates that were consistent with the terms of the Plan and the Committee’s prior delegation. If and to the extent deemed necessary by the Board, (i) all Awards granted to any individual who is subject to the reporting and other provisions of Section 16 of the Exchange Act shall be made by a Committee comprised solely of two or more directors, all of whom are “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act, to the extent necessary to exempt the Award from the short-swing profit rules of Section 16(b) of the Exchange Act and (ii) all Awards granted to an individual who is a Named Executive Officer shall be made by a Committee comprised solely of two or more directors, all of whom are “outside directors” within the meaning of Code Section 162(m), to the extent necessary to preserve any deduction under Section 162(m) of the Code. An Award granted to an individual who is a member of the Committee may be approved by the Committee in accordance with the applicable committee charters then in effect and other applicable law.

The Company shall bear all expenses of administering this Plan. The Company shall indemnify and hold harmless each person who is or shall have been a member of the Committee

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acting as administrator of the Plan, or any delegate of such, against and from any cost, liability, loss or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any action, claim, suit, or proceeding to which such person may be a party or in which such person may be involved by reason of any action taken or not taken under the Plan and against and from any and all amounts paid by such person in settlement thereof, with the Company’s approval, or paid by such person in satisfaction of any judgment in any such action, suit, or proceeding against such person, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. Notwithstanding the foregoing, the Company shall not indemnify and hold harmless any such person if (i) applicable law or the Company’s Articles of Incorporation or Bylaws prohibit such indemnification or (ii) such person did not act in good faith and in a manner that such person believed to be consistent with the Plan or (iii) such person’s conduct constituted gross negligence or willful misconduct. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law or otherwise, or under any other power that the Company may have to indemnify such person or hold him or her harmless. The provisions of the foregoing indemnity shall survive indefinitely the term of this Plan.

ARTICLE IV

ELIGIBILITY

Any employee of the Company or an Affiliate (including an entity that becomes an Affiliate after the adoption of this Plan), a member of the Board or the Board of Directors of an Affiliate (including an entity that becomes an Affiliate after the adoption of the Plan) (whether or not such board member is an employee) and any other person or entity that provides services to the Company or an Affiliate (including an entity that becomes an Affiliate after the adoption of the Plan) is eligible to participate in this Plan if the Committee, in its sole discretion, determines that such person or entity has contributed significantly or can be expected to contribute significantly to the profits or growth of the Company or any Affiliate or if it is otherwise in the best interest of the Company or any Affiliate for such person or entity to participate in this Plan.

ARTICLE V

COMMON STOCK SUBJECT TO PLAN

5.01	Common Stock Issued

Upon the issuance of shares of Common Stock pursuant to an Award, the Company may deliver to the Participant (or the Participant’s broker if the Participant so directs) shares of Common Stock from its authorized but unissued Common Stock, treasury shares or reacquired shares, whether reacquired on the open market or otherwise.

5.02	Aggregate Limit

The maximum aggregate number of shares of Common Stock that may be issued under this Plan and to which Awards may relate shall be 5,400,000 shares. One hundred percent (100%) of such shares may be issued pursuant to Options. Alternatively, one hundred percent

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(100%) of such shares may be issued pursuant to SARs, Restricted Stock Awards, Restricted Stock Units or Incentive Awards. The maximum number of shares of Common Stock that may be issued in each instance shall be subject to adjustment as provided in Article XII.

5.03	Individual Limit

In any calendar year, no Participant may be granted Options, SARs, Restricted Stock Awards, Restricted Stock Units or any combination thereof that relate to more than 500,000 shares of Common Stock. For purposes of the foregoing limit, an Option and its Corresponding SAR shall be treated as a single Award. In any calendar year, no Participant may be granted an Incentive Award (i) with reference to a specified dollar limit for more than $1,500,000 and (ii) with reference to a specified number of shares of Common Stock for more than 500,000 shares of Common Stock. If an Award that a Participant holds is cancelled or subject to a repricing within the meaning of the regulations under Code Section 162(m) (after shareholder approval as required herein), the cancelled Award shall continue to be counted against the maximum number of shares of Common Stock for which Awards may be granted to the Participant in any calendar year as required under Code Section 162(m). The maximum number of shares that may be granted in any calendar year to any Participant shall be subject to adjustment as provided in Article XII.

5.04	Awards Settled in Cash; Reissue of Awards and Shares

The shares of Common Stock covered by an Award shall only be counted as used to the extent they are actually used. A share of Common Stock issued in connection with any Award under the Plan shall reduce the total number of shares of Common Stock available for issuance under the Plan by one; provided, however, that a share of Common Stock issued in connection with any Full Value Award under the Plan that is granted on or after April 27, 2010 shall reduce the total number of shares of Common Stock available for issuance under the Plan by 1.41, and a share of Common Stock covered under a stock-settled SAR shall reduce the total number of shares of Common Stock available for issuance under the Plan by one even though the shares of Common Stock are not actually issued in connection with settlement of the SAR. Except as otherwise provided herein, any shares of Common Stock related to an Award which terminates by expiration, forfeiture, cancellation or otherwise without issuance of shares of Common Stock, which is settled in cash in lieu of Common Stock or which is exchanged, with the Committee’s permission, prior to the issuance of shares of Common Stock, for Awards not involving shares of Common Stock, shall again be available for issuance under the Plan. The following shares of Common Stock, however, may not again be made available for issuance as Awards under the Plan: (i) shares of Common Stock not issued or delivered as a result of a net settlement of an outstanding Award, (ii) shares of Common Stock tendered or held to pay the exercise price, purchase price or withholding taxes relating to an outstanding Award, or (iii) shares of Common Stock repurchased on the open market with the proceeds of the exercise price of an Award.

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ARTICLE VI

OPTIONS

6.01	Grant

Subject to the eligibility provisions of Article IV, the Committee will designate each individual or entity to whom an Option is to be granted and will specify the number of shares of Common Stock covered by such grant and whether the Option is an incentive stock option or a nonqualified stock option. Notwithstanding any other provision of the Plan or any Agreement, the Committee may only grant an incentive stock option to an individual who is an employee of the Company or an Affiliate. An Option may be granted with or without a Corresponding SAR.

6.02	Option Price

The price per share of Common Stock purchased on the exercise of an Option shall be determined by the Committee on the date of grant, but shall not be less than the Fair Market Value of a share of Common Stock on the date the Option is granted. However, if at the time of grant of an Option that is intended to be an incentive stock option, the Participant is a Ten Percent Shareholder, the price per share of Common Stock purchased on the exercise of such Option shall not be less than 110% of the Fair Market Value of a share of Common Stock on the date the Option is granted.

6.03	Maximum Option Period

The maximum period in which an Option may be exercised shall be determined by the Committee on the date of grant, except that no Option shall be exercisable after the expiration of ten years from the date such Option was granted (five years from the date such Option was granted in the event of an incentive stock option granted to a Ten Percent Shareholder).

6.04	Exercise

Subject to the provisions of this Plan and the applicable Agreement, an Option may be exercised in whole at any time or in part from time to time at such times and in compliance with such requirements as the Committee shall determine; provided, however, that incentive stock options (granted under the Plan and all plans of the Company and its Affiliates) may not be first exercisable in a calendar year for shares of Common Stock having a Fair Market Value (determined as of the date the Option is granted) exceeding $100,000. If the limitation is exceeded, the Options that cause the limitation to be exceeded shall be treated as nonqualified stock options. An Option granted under this Plan may be exercised with respect to any number of whole shares less than the full number for which the Option could be exercised. A partial exercise of an Option shall not affect the right to exercise the Option from time to time in accordance with this Plan and the applicable Agreement with respect to the remaining shares subject to the Option. The exercise of an Option shall result in the termination of the Corresponding SAR to the extent of the number of shares with respect to which the Option is exercised.

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6.05	Payment

Subject to rules established by the Committee and unless otherwise provided in an Agreement, payment of all or part of the Option price shall be made in cash or cash equivalent acceptable to the Committee. If the Agreement so provides, the Committee, in its discretion and provided applicable law so permits, may allow a Participant to pay all or part of the Option price (i) by surrendering (actually or by attestation) shares of Common Stock to the Company that the Participant already owns and, if necessary to avoid adverse accounting consequences, has held for at least six months; (ii) by a cashless exercise through a broker; (iii) by means of a “net exercise” procedure, (iv) by such other medium of payment as the Administrator in its discretion shall authorize or (v) by any combination of the aforementioned methods of payment. If shares of Common Stock are used to pay all or part of the Option price, the sum of the cash and cash equivalent and the Fair Market Value (determined as of the day preceding the date of exercise) of the shares surrendered must not be less than the Option price of the shares for which the Option is being exercised.

6.06	Stockholder Rights

No Participant shall have any rights as a stockholder with respect to shares subject to his or her Option until the date of exercise of such Option and the issuance of the shares of Common Stock.

6.07	Disposition of Shares

A Participant shall notify the Company of any sale or other disposition of shares of Common Stock acquired pursuant to an Option that was designated an incentive stock option if such sale or disposition occurs (i) within two years of the grant of an Option or (ii) within one year of the issuance of shares of Common Stock to the Participant. Such notice shall be in writing and directed to the Secretary of the Company.

6.08	No Liability of Company

The Company shall not be liable to any Participant or any other person if the Internal Revenue Service or any court or other authority having jurisdiction over such matter determines for any reason that an Option intended to be an incentive stock option and granted hereunder does not qualify as an incentive stock option.

ARTICLE VII

SARS

7.01	Grant

Subject to the eligibility provisions of Article IV, the Committee will designate each individual or entity to whom SARs are to be granted and will specify the number of shares of Common Stock covered by such grant. In addition, no Participant may be granted Corresponding SARs (under this Plan and all other incentive stock option plans of the Company and its Affiliates) that are related to incentive stock options which are first exercisable in any calendar year for shares of Common Stock having an aggregate Fair Market Value (determined as of the date the related Option is granted) that exceeds $100,000.

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7.02	Maximum SAR Period

The term of each SAR shall be determined by the Committee on the date of grant, except that no SAR shall have a term of more than ten years from the date such SAR was granted (five years for a Corresponding SAR that is related to an incentive stock option and that is granted to a Ten Percent Shareholder). No Corresponding SAR shall be exercisable or continue in existence after the expiration of the Option to which the Corresponding SAR relates.

7.03	Exercise

Subject to the provisions of this Plan and the applicable Agreement, a SAR may be exercised in whole at any time or in part from time to time at such times and in compliance with such requirements as the Committee shall determine; provided, however, that a SAR may be exercised only when the Fair Market Value of the Common Stock that is subject to the exercise exceeds the Initial Value of the SAR and a Corresponding SAR may be exercised only to the extent that the related Option is exercisable. A SAR granted under this Plan may be exercised with respect to any number of whole shares less than the full number for which the SAR could be exercised. A partial exercise of a SAR shall not affect the right to exercise the SAR from time to time in accordance with this Plan and the applicable Agreement with respect to the remaining shares subject to the SAR. The exercise of a Corresponding SAR shall result in the termination of the related Option to the extent of the number of shares with respect to which the SAR is exercised.

7.04	Settlement

The amount payable to the Participant by the Company as a result of the exercise of a SAR shall be settled in cash, by the issuance of shares of Common Stock or by a combination thereof, as the Committee in its sole discretion determines and sets forth in the applicable Agreement. No fractional share will be deliverable upon the exercise of a SAR but a cash payment will be made in lieu thereof.

7.05	Stockholder Rights

No Participant shall, as a result of receiving a SAR, have any rights as a stockholder of the Company or any Affiliate until the date that the SAR is exercised and then only to the extent that the SAR is settled by the issuance of Common Stock.

ARTICLE VIII

RESTRICTED STOCK AWARDS

8.01	Award

Subject to the eligibility provisions of Article IV, the Committee will designate each individual or entity to whom a Restricted Stock Award is to be granted, will specify the number of shares of Common Stock covered by such grant and the price, if any, to be paid for each share of Common Stock covered by the grant.

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8.02	Payment.

Unless the Agreement provides otherwise, if the Participant must pay for a Restricted Stock Award, payment of the Award shall be made in cash or cash equivalent acceptable to the Committee. If the Agreement so provides, the Committee, in its discretion and provided applicable law so permits, may allow a Participant to pay all or part of the purchase price (i) by surrendering (actually or by attestation) shares of Common Stock to the Company the Participant already owns and, if necessary to avoid adverse accounting consequences, has held for at least six months, (ii) by such other medium of payment as the Committee in its discretion shall authorize or (iii) by any combination of the foregoing methods of payment. If Common Stock is used to pay all or part of the purchase price, the sum of cash and cash equivalent and other payments and the Fair Market Value (determined as of the day preceding the date of purchase) of the Common Stock surrendered must not be less than the purchase price of the Restricted Stock Award.

8.03	Vesting

The Committee, on the date of grant may, but need not, prescribe that a Participant’s rights in the Restricted Stock Award shall be forfeitable and nontransferable for a period of time or subject to such conditions as may be set forth in the Agreement. Notwithstanding any provision herein to the contrary, the Committee, in its sole discretion may grant Restricted Stock Awards that are nonforfeitable and transferable immediately upon grant. By way of example and not of limitation, the Committee may prescribe that a Participant’s rights in a Restricted Stock Award shall be forfeitable and nontransferable subject to (a) the attainment of objectively determinable performance conditions based on the criteria described in Article XII, (b) the Participant’s completion of a specified period of employment or service with the Company or an Affiliate, (c) the Participant’s death, disability or retirement or (d) satisfaction of a combination of any of the foregoing factors. A Participant’s rights in a Restricted Stock Award may be subject to repurchase upon specified events as determined by the Committee and set forth in the Agreement. Notwithstanding the preceding sentences, if and to the extent deemed necessary by the Committee, Restricted Stock Awards granted to Named Executive Officers shall be forfeitable and nontransferable subject to attainment of objectively determinable performance conditions based on the criteria described in Article XII and shall be subject to the other requirements set forth in Article XII so as to enable such Restricted Stock Award to qualify as “qualified performance-based compensation” under the regulations promulgated under Code Section 162(m). A Restricted Stock Award can only become nonforfeitable and transferable during the Participant’s lifetime in the hands of the Participant.

8.04	Maximum Restriction Period

To the extent the Participant’s rights in a Restricted Stock Award are forfeitable and nontransferable for a period of time, the Committee on the date of grant shall determine the maximum period over which the rights may become nonforfeitable and transferable, except that such period shall not exceed ten years from the date of grant.

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8.05	Stockholder Rights

Prior to their forfeiture (in accordance with the applicable Agreement and while the shares of Common Stock granted pursuant to the Restricted Stock Award may be forfeited and are nontransferable), a Participant will have all rights of a stockholder with respect to a Restricted Stock Award, including the right to receive dividends and vote the shares; provided, however, that during such period (i) a Participant may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of shares granted pursuant to a Restricted Stock Award, (ii) the Company shall retain custody of the certificates evidencing shares granted pursuant to a Restricted Stock Award, and (iii) the Participant will deliver to the Company a stock power, endorsed in blank, with respect to each Restricted Stock Award. In lieu of retaining custody of the certificates evidencing shares granted pursuant to a Restricted Stock Award, the shares of Common Stock granted pursuant to the Restricted Stock Award may, in the Committee’s discretion, be held in escrow by the Company until the Participant’s interest in such shares of Common Stock vest. Notwithstanding the preceding sentences, if and to the extent deemed necessary by the Committee, dividends payable with respect to Restricted Stock Awards may accumulate (without interest) and become payable to the Participant at the time, and only to the extent that, the portion of the Restricted Stock Award to which the dividends relate has become transferable and nonforfeitable. The limitations set forth in the preceding sentences shall not apply after the shares granted under the Restricted Stock Award are transferable and are no longer forfeitable.

ARTICLE IX

RESTRICTED STOCK UNITS

9.01	Grant

Subject to the eligibility provisions of Article IV, the Committee will designate each individual or entity to whom a grant of Restricted Stock Units is to be made and will specify the number of shares covered by such grant.

9.02	Earning the Award

The Committee, on the date of grant of the Restricted Stock Units, shall prescribe that the Restricted Stock Units will be earned and become payable subject to such conditions as are set forth in the Agreement. By way of example and not of limitation, the Committee may prescribe that the Restricted Stock Units will be earned and become payable upon (a) the satisfaction of objectively determinable performance conditions based on the criteria described in Article XI, (b) the Participant’s completion of a specified period of employment or service with the Company or an Affiliate, (c) the Participant’s death, disability or retirement or (d) satisfaction of a combination of any of the foregoing factors. If and to the extent deemed necessary by the Committee, Restricted Stock Units granted to Named Executive Officers shall become payable upon the satisfaction of objectively determinable performance conditions based on the criteria described in Article XI and shall be subject to the other requirements set forth in Article XI so as to enable such Restricted Stock Units to qualify as “qualified performance-based compensation” under the regulations promulgated under Code Section 162(m).

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9.03	Maximum Restricted Stock Unit Award Period

The Committee, on the date of grant, shall determine the maximum period over which Restricted Stock Units may be earned, except that such period shall not exceed ten years from the date of grant.

9.04	Payment

The amount payable to the Participant by the Company when an award of Restricted Stock Units is earned shall be settled by the issuance of one share of Common Stock for each Restricted Stock Unit that is earned. A fractional share of Common Stock shall not be deliverable when an award of Restricted Stock Units is earned, but a cash payment will be made in lieu thereof.

9.05	Stockholder Rights

No Participant shall, as a result of receiving a grant of Restricted Stock Units, have any rights as a stockholder until and then only to the extent that the Restricted Stock Units are earned and settled in shares of Common Stock. However, notwithstanding the foregoing, the Committee in its sole discretion may set forth in the Agreement that, for so long as the Participant holds any Restricted Stock Units, if the Company pays any cash dividends on its Common Stock, then (a) the Company may pay the Participant in cash for each outstanding Restricted Stock Unit covered by the Agreement as of the record date of such dividend, less than any required withholdings, the per share amount of such dividend or (b) the number of outstanding Restricted Stock Units covered by the Agreement may be increased by the number of Restricted Stock Units, rounded down to the nearest whole number, equal to (i) the product of the number of the Participant’s outstanding Restricted Stock Units as of the record date for such dividend multiplied by the per share amount of the dividend divided by (ii) the fair market value of a share of Common Stock on the payment date of such dividend. In the event additional Restricted Stock Units are awarded, such Restricted Stock Units shall be subject to the same terms and conditions set forth in the Plan and the Agreement as the outstanding Restricted Stock Units with respect to which they were granted. Notwithstanding the preceding sentences, if and to the extent deemed necessary to the Committee, dividends payable with respect to Restricted Stock Units may accumulate (without interest) and become payable to the Participant at the time, and only to the extent that, the portion of the Restricted Stock Units to which the dividends relate has become earned and payable. The limitations set forth in the preceding sentences shall not apply after the Restricted Stock Units become earned and payable and shares are issued thereunder.

ARTICLE X

INCENTIVE AWARDS

10.01	Grant

Subject to the eligibility provisions of Article IV, the Committee will designate each individual or entity to whom Incentive Awards are to be granted. All Incentive Awards shall be determined exclusively by the Committee under the procedures established by the Committee.

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10.02	Earning the Award

The Committee, on the date of grant of an Incentive Award, shall specify in the applicable Agreement the terms and conditions which govern the grant, including without limitation, whether the Participant, to be entitled to payment, must be employed or providing services to the Company or an Affiliate at the time the Incentive Award is to be paid. By way of example and not of limitation, the Committee may prescribe that the Incentive Award shall be earned and payable upon (a) the satisfaction of objectively determinable performance conditions based on the criteria described in Article XII, (b) the Participant’s completion of a specified period of employment or service with the Company or an Affiliate, (c) the Participant’s death, disability or retirement or (d) satisfaction of a combination of any of the foregoing factors. If and to the extent deemed necessary by the Committee, Incentive Awards granted to Named Executive Officers shall be earned and become payable upon the satisfaction of objectively determinable performance conditions based on the criteria described in Article XII and shall be subject to the other requirements set forth in Article XII so as to enable the Incentive Awards to qualify as “qualified performance-based compensation” under the regulations promulgated under Code Section 162(m).

10.03	Maximum Incentive Award Period

The Committee, at the time an Incentive Award is made, shall determine the maximum period over which the Incentive Award may be earned, except that such period shall not exceed ten years from the date of grant.

10.04	Payment

The amount payable to the Participant by the Company when an Incentive Award is earned may be settled in cash, by the issuance of shares of Common Stock or by a combination thereof, as the Committee, in its sole discretion determines and sets forth in the applicable Agreement. A fractional share of Common Stock shall not be deliverable when an Incentive Award is earned, but a cash payment will be made in lieu thereof.

10.05	Stockholder Rights

No Participant shall, as a result of receiving an Incentive Award, have any rights as a stockholder of the Company or any Affiliate on account of such Incentive Award, unless and then only to the extent that the Incentive Award is earned and settled in shares of Common Stock.

ARTICLE XI

TERMS APPLICABLE TO ALL AWARDS

11.01	Written Agreement

Each Award shall be evidenced by a written Agreement (including any amendment or supplement thereto) between the Company and the Participant specifying the terms and conditions of the Award granted to such Participant.

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11.02	Nontransferability

Except as provided in Section 11.03, each Award granted under this Plan shall be nontransferable except by will or by the laws of descent and distribution. In the event of any transfer of an Option or Corresponding SAR (by the Participant or his transferee), the Option and Corresponding SAR that relates to such Option must be transferred to the same person or persons or entity or entities. Except as provided in Section 11.02, during the lifetime of the Participant to whom the Option or SAR is granted, the Option or SAR may be exercised only by the Participant. No right or interest of a Participant in any Award shall be liable for, or subject to, any lien, obligation, or liability of such Participant or his transferee.

11.03	Transferable Awards

Section 11.02 to the contrary notwithstanding, if the Agreement so provides, an Award that is not an incentive stock option or a Corresponding SAR that relates to an incentive stock option may be transferred by a Participant to any of such class of transferees who can be included in the class of transferees who may rely on a Form S-8 Registration Statement under the Securities Act of 1933 to sell shares issuable upon exercise or payment of such Awards granted under the Plan. Any such transfer will be permitted only if (i) the Participant does not receive any consideration for the transfer, (ii) the Committee expressly approves the transfer and (iii) the transfer is on such terms and conditions as are appropriate for the class of transferees who may rely on the Form S-8 Registration Statement. The holder of the Aware transferred pursuant to this Section shall be bound by the same terms and conditions that governed the Award during the period that it was held by the Participant; provided, however, that such transferee may not transfer the Award except by will or the laws of descent and distribution. In the event of any transfer of an Option that is not an incentive stock option or a Corresponding SAR that relates to an incentive stock option (by the Participant or his transferee), the Option and Corresponding SAR that relates to such Option must be transferred to the same person or persons or entity or entities. Unless transferred as provided in Section 8.05, a Restricted Stock Award may not be transferred prior to becoming non-forfeitable and transferable.

11.04	Employee Status

If the terms of any Award provide that it may be exercised or paid only during employment or continued service or within a specified period of time after termination of employment or continued service, the Committee may decide to what extent leaves of absence for governmental or military service, illness, temporary disability, or other reasons shall not be deemed interruptions of continuous employment or service. For purposes of the Plan, employment and continued service shall be deemed to exist between the Participant and the Company and/or an Affiliate if, at the time of the determination, the Participant is a director, officer, employee, consultant or advisor of the Company or an Affiliate. A Participant on military leave, sick leave or other bona fide leave of absence shall continue to be considered an employee for purposes of the Plan during such leave if the period of leave does not exceed three months, or, if longer, so long as the individual’s right to re-employment with the Company or any of its Affiliates is guaranteed either by statute or by contract. If the period of leave exceeds three months, and the individual’s right to re-employment is not guaranteed by statute or by contract, the employment shall be deemed to be terminated on the first day after the end of such three-month

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period. Except as may otherwise be expressly provided in an Agreement, Awards granted to a director, officer, employee, consultant or adviser shall not be affected by any change in the status of the Participant so long as the Participant continues to be a director, officer, employee, consultant or advisor to the Company or any of its Affiliates (regardless of having changed from one to the other or having been transferred from one entity to another). The Participant’s employment or continued service shall not be considered interrupted in the event the Committee, in its discretion and as specified at or prior to such occurrence, determines there is no interruption in the case of a spin-off, sale or disposition of the Participant’s employer from the Company or an Affiliate, except that if the Committee does not otherwise specify such at or such prior to such occurrence, the Participant will be deemed to have a termination of employment or continuous service to the extent the Affiliate that employs the Participant is no longer the Company or an entity that qualifies as an Affiliate.

11.05	Change in Control

Notwithstanding any provision of any Agreement to the contrary, in the event of or in anticipation of a Change in Control, the Committee in its discretion may (i) declare that some or all outstanding Awards previously granted under the Plan, whether or not then exercisable or payable, shall terminate as of a date before or on the Change in Control without any payment to the holder of the Award, provided the Committee gives prior written notice to the Participants of such termination and gives such Participants the right to exercise their outstanding Awards for a reasonable time before such date to the extent then exercisable (or to the extent such Awards would be exercisable as of the Control Change Date), (ii) terminate before or on the Control Change Date some or all outstanding Awards previously granted under the Plan, whether or not then exercisable or payable, in consideration of payment to the holder of the Award, with respect to each share of Common Stock for which the Award is then exercisable or payable (or for which the Award would have been exercisable or payable as of the Control Change Date), of the excess, if any, of the Fair Market Value on such date of the Common Stock subject to such portion of the Award over the Option price or Initial Value (if applicable) (provided that outstanding Awards that are not then exercisable or payable and that would not become exercisable or payable on the Control Change Date, and Options and SARs with respect to which the Fair Market Value of the Common Stock subject to the Options or SARs does not exceed the Option price or Initial Value, shall be cancelled without any payment therefor) or (iii) take such other action as the Committee determines to be reasonable under the circumstances to permit the Participant to realize the value of the Award (which value for purposes of Awards that are not then exercisable or payable and that would not become exercisable or payable as of the Control Change Date, and Options and SARs with respect to which the Fair Market Value of the Common Stock subject to the Award does not exceed the Option price or Initial Value, shall be deemed to be zero). The payment described in (ii) above may be made in any manner the Committee determines, including cash, stock or other property. The Committee may take the actions described in (i), (ii) or (iii) above with respect to Awards that are not then exercisable or payable whether or not the Participant will receive any payment therefor. The Committee in its discretion may take any of the actions described in this Section contingent on consummation of the Change in Control and with respect to some or all outstanding Awards, whether or not then exercisable or payable, or on an Award-by-Award basis, which actions need not be uniform with respect to all outstanding Awards. However, Awards shall not be terminated to the extent that written provision is made for their continuance, assumption or substitution by the Company or a

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successor employer or its parent or subsidiary in connection with the Change in Control. The Committee may provide in an applicable Agreement that a Participant’s outstanding Awards shall be fully exercisable or payable on and after a Control Change Date or immediately before the date the Awards will be terminated in connection with the Change in Control, as described herein.

ARTICLE XII

QUALIFIED PERFORMANCE-BASED COMPENSATION

12.01	Performance Conditions

In accordance with the Plan, the Committee may prescribe that Awards will become exercisable, nonforfeitable and transferable, and earned and payable, based on objectively determinable performance conditions. Objectively determinable performance conditions are performance conditions (i) that are established in writing (a) at the time of grant or (b) no later than the earlier of (x) 90 days after the beginning of the period of service to which they relate and (y) before the lapse of 25% of the period of service to which they relate; (ii) that are uncertain of achievement at the time they are established and (iii) the achievement of which is determinable by a third party with knowledge of the relevant facts. The performance conditions may include any or any combination of the following (a) gross, operating or net earnings (income) before or after taxes; (b) return on equity; (c) return on capital; (d) return on sales; (e) return on investments; (f) return on assets or net assets; (g) earnings per share; (h) cash flow per share; (i) book value per share; (j) gross margin; (k) customers; (l) cash flow or cash flow from operations; (m) Fair Market Value of the Company or any Affiliate or shares of Common Stock; (n) share price or total shareholder return; (o) market share; (p) level of expenses or other costs; (q) gross, operating or net revenue; (r) EBIT; (s) Adjusted EBIT; (t) profitability; (u) EBITDA; (v) Adjusted EBIDTA; (w) Free Cash Flow; or (x) peer group comparisons of any of the aforementioned performance conditions. Performance conditions may be related to a specific customer or group of customers or geographic region. The form of the performance conditions may be measured on a Company, Affiliate, division, business unit, service line, segment or geographic basis or any combination thereof. Performance goals may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group of entities or other external measure of the selected performance conditions. Profits, earnings and revenues used for any performance condition measurement may exclude any extraordinary or non-recurring items. The performance conditions may, but need not, be based upon an increase or positive result under the aforementioned business criteria and could include, for example and not by way of limitation, maintaining the status quo or limiting the economic losses (measured, in each case, by reference to the specific business criteria). The performance conditions may not include solely the mere continued employment of the Participant. However, the Award may become exercisable, nonforfeitable and transferable or earned and payable contingent on the Participant’s continued employment or service, and/or employment or service at the time the Award becomes exercisable, nonforfeitable and transferable or earned and payable, in addition to the performance conditions described above.

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12.02	Establishing the Amount of the Award

The amount of the Award that will become exercisable, nonforfeitable and transferable or earned and payable if the performance conditions are obtained (or an objective formula for, or method of, computing such amount) also must be established at the time set forth in Section 12.01 above. Notwithstanding the preceding sentence, the Committee may, in its sole discretion, reduce the amount of the Award that will become exercisable, nonforfeitable and transferable or earned and payable, as applicable, if the Committee determines that such reduction is appropriate under the facts and circumstances. In no event shall the Committee have the discretion to increase the amount of the Award that will become exercisable, nonforfeitable and transferable or earned and payable.

12.03	Earning the Award

If the Committee, on the date of grant, prescribes that an Award shall become exercisable, nonforfeitable and transferable or earned and payable only upon the attainment of any of the above performance conditions, the Award shall become exercisable, nonforfeitable and transferable or earned and payable only to the extent that the Committee certifies in writing that such conditions have been achieved. An Award will not satisfy the requirements of this Article XII to constitute “qualified performance-based compensation” if the facts and circumstances indicate the Award will become exercisable, nonforfeitable and transferable or earned and payable regardless of whether the performance conditions are attained. However, an Award does not fail to meet the requirements of this Article XII merely because the Award would become exercisable, nonforfeitable and transferable or earned and payable upon the Participant’s death or disability or upon a Change in Control, although an Award that actually becomes exercisable, nonforfeitable and transferable or earned and payable on account of those events prior to the attainment of the performance conditions would not constitute “qualified performance-based compensation” under Code Section 162(m). In determining if the performance conditions have been achieved, the Committee may adjust the performance targets in the event of any unbudgeted acquisition, divestiture or other unexpected fundamental change in the business of the Company, an Affiliate or business unit or in any product that is material taken as a whole as appropriate to fairly and equitably determine if the Award is to become exercisable, nonforfeitable and transferable or earned and payable pursuant to the conditions set forth in the Award. Additionally, in determining if such performance conditions have been achieved, the Committee also may adjust the performance targets in the event of any (i) unanticipated asset write-downs or impairment charges, (ii) litigation or claim judgments or settlements thereof, (iii) changes in tax laws, accounting principles or other laws or provisions affecting reported results, (iv) accruals for reorganization or restructuring programs, or extraordinary non-reoccurring items as described in Accounting Principles Board Opinion No. 30 or as described in management’s discussion and analysis of the financial condition and results of operations appearing in the Company’s Annual Report on Form 10-K for the applicable year, (v) acquisitions or dispositions or (vi) foreign exchange gains or losses. To the extent any such adjustments affect Awards, the intent is that they shall be in a form that allows the Award to continue to meet the requirements of Section 162(m) of the Code for deductibility.

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12.04	Definitions of Performance Criteria

“Adjusted EBITDA” means EBITDA excluding charges associated with restructuring and exit activities, stock-based compensation, intangible asset impairment, material severance obligations and other unusual or extraordinary events.

“Adjusted EBIT” means EBIT excluding charges associated with restructuring and exit activities, stock-based compensation, intangible asset impairment, material severance obligations and other unusual or extraordinary events.

“EBIT” means earnings from continuing operations before interest and taxes.

“EBITDA” means earnings from continuing operations before interest, taxes, depreciation and amortization.

“Free Cash Flow” means Adjusted EBITDA less capital expenditures.

ARTICLE XIII

ADJUSTMENT UPON CHANGE IN COMMON STOCK

The maximum number of shares of Common Stock that may be issued pursuant to Awards, the terms of outstanding Awards, and the per individual limitations on the number of shares of Common Stock that may be issued pursuant to Awards shall be adjusted as the Committee shall determine to be equitably required in the event (i) there occurs a reorganization, recapitalization, stock split, spin-off, split-off, stock dividend, issuance of stock rights, combination of shares, merger, consolidation, or distribution to stockholders other than a cash dividend; (ii) the Company engages in a transaction Code Section 424 describes or (iii) there occurs any other transaction or event which, in the judgment of the Board necessitates such action. In that respect, the Committee shall make such adjustments as are necessary in the number or kind of shares of Common Stock or securities which are subject to the Award, the exercise price or Initial Value of the Award, and such other adjustments as are appropriate in the discretion of the Committee. Such adjustments may provide for the elimination of fractional shares that might otherwise be subject to Awards without any payment therefor. Notwithstanding the foregoing, the conversion of one or more outstanding shares of preferred stock or convertible debentures that the Company may issue from time to time into Common Stock shall not in and of itself require any adjustment under this Article XIII. In addition, the Committee may make such other adjustments to the terms of any Awards to the extent equitable and necessary to prevent an enlargement or dilution of the Participant’s rights thereunder as a result of any such event or similar transaction. Any determination made under this Article XIII by the Board shall be final and conclusive.

The issuance by the Company of stock of any class, or securities convertible into stock of any class, for cash or property, or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of stock or obligations of the Company convertible into such stock or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the maximum number of shares that may be issued pursuant to Awards, the per individual limitations on the number of shares that may be issued pursuant to Awards or the terms of outstanding Awards.

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The Committee may grant Awards in substitution for stock options, stock appreciation rights, restricted stock, restricted stock units, incentive awards, or similar awards held by an individual who becomes an employee of the Company or an Affiliate in connection with a transaction described in the first paragraph of this Article XIII. Notwithstanding any provision of the Plan (other than the limitation of Section 5.02), the terms of such substituted Awards shall be as the Committee, in its discretion, determines is appropriate.

ARTICLE XIV

COMPLIANCE WITH LAW AND APPROVAL OF REGULATORY BODIES

14.01	Compliance

No Option or SAR shall be exercisable, no Restricted Stock Award or Restricted Stock Unit shall be granted, no shares of Common Stock shall be issued, no certificates for shares of Common Stock shall be delivered, and no payment shall be made under this Plan except in compliance with all applicable federal and state laws and regulations (including, without limitation, withholding tax requirements), any listing agreement to which the Company is a party, and the rules of all domestic stock exchanges on which the Company’s shares may be listed. The Company shall have the right to rely on an opinion of its counsel as to such compliance. Any stock certificate evidencing shares of Common Stock issued pursuant to an Award may bear such legends and statements as the Committee may deem advisable to assure compliance with federal and state laws and regulations and to reflect any other restrictions applicable to such shares as the Committee otherwise deems appropriate. No Option or SAR shall be exercisable, no Restricted Stock Award or Restricted Stock Unit shall be granted, no shares of Common Stock shall be issued, no certificate for shares of Common Stock shall be delivered, and no payment shall be made under this Plan until the Company has obtained such consent or approval as the Committee may deem advisable from regulatory bodies having jurisdiction over such matters.

14.02	Postponement of Exercise or Payment

The Committee may postpone any grant, exercise, vesting or payment of an Award for such time as the Committee in its sole discretion may deem necessary in order to permit the Company (i) to effect, amend or maintain any necessary registration of the Plan or the shares of Common Stock issuable pursuant to the Award under the securities laws; (ii) to take any action in order to (A) list such shares of Common Stock or other shares of stock of the Company on a stock exchange if shares of Common Stock or other shares of stock of the Company are not then listed on such exchange or (B) comply with restrictions or regulations incident to the maintenance of a public market for its shares of Common Stock or other shares of stock of the Company, including any rules or regulations of any stock exchange on which the shares of Common Stock or other shares of stock of the Company are listed; (iii) to determine that such shares of Common Stock in the Plan are exempt from such registration or that no action of the kind referred to in (ii)(B) above needs to be taken; (iv) to comply with any other applicable law, including without limitation, securities laws; (v) to comply with any legal or contractual

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requirements during any such time the Company or any Affiliate is prohibited from doing any of such acts under applicable law, including without limitation, during the course of an investigation of the Company or any Affiliate, or under any contract, loan agreement or covenant or other agreement to which the Company or any Affiliate is a party or (vi) to otherwise comply with any prohibition on such acts or payments during any applicable blackout period; and the Company shall not be obligated by virtue of any terms and conditions of any Agreement or any provision of the Plan to recognize the grant, exercise, vesting or payment of an Award or to grant, sell or issue shares of Common Stock or make any such payments in violation of the securities laws or the laws of any government having jurisdiction thereof or any of the provisions hereof. Any such postponement shall not extend the term of the Award and neither the Company nor its directors and officers nor the Committee shall have any obligation or liability to any Participant or to any other person with respect to shares of Common Stock or payments as to which the Award shall lapse because of such postponement.

Additionally, the Committee may postpone any grant, exercise vesting or payment of an Award if the Company reasonably believes the Company’s or any applicable Affiliate’s deduction with respect to such Award would be limited or eliminated by application of Code Section 162(m) to the extent permitted by Section 409A of the Code; provided, however, such delay will last only until the earliest date at which the Company reasonably anticipates that the deduction with respect to the Award will not be limited or eliminated by the application of Code Section 162(m) or the calendar year in which the Participant separates from service.

14.03	Forfeiture of Payment

A Participant shall be required to forfeit any and all rights under Awards or to reimburse the Company for any payment under any Award (with interest as necessary to avoid imputed interest or original issue discount under the Code or as otherwise required by applicable law) to the extent applicable law requires such forfeiture or reimbursement.

ARTICLE XV

LIMITATION ON BENEFITS

Despite any other provisions of this Plan to the contrary, if the receipt of any payments or benefits under this Plan would subject a Participant to tax under Code Section 4999, the Committee may determine whether some amount of payments or benefits would meet the definition of a “Reduced Amount.” If the Committee determines that there is a Reduced Amount, the total payments or benefits to the Participant under all Awards must be reduced to such Reduced Amount, but not below zero. If the Committee determines that the benefits and payments must be reduced to the Reduced Amount, the Company must promptly notify the Participant of that determination, with a copy of the detailed calculations by the Committee. All determinations of the Committee under this Article XV are final, conclusive and binding upon the Company and the Participant. It is the intention of the Company and the Participant to reduce the payments under this Plan only if the aggregate Net After Tax Receipts to the Participant would thereby be increased. As result of the uncertainty in the application of Code Section 4999 at the time of the initial determination by the Committee under this Article XV, however, it is possible that amounts will have been paid under the Plan to or for the benefit of a Participant which should not have been so paid (“Overpayment”) or that additional amounts which will not

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have been paid under the Plan to or for the benefit of a Participant could have been so paid (“Underpayment”), in each case consistent with the calculation of the Reduced Amount. If the Committee, based either upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Participant, which the Committee believes has a high probability of success, or controlling precedent or other substantial authority, determines that an Overpayment has been made, any such Overpayment must be treated for all purposes as a loan, to the extent permitted by applicable law, which the Participant must repay to the Company together with interest at the applicable federal rate under Code Section 7872(f)(2); provided, however, that no such loan may be deemed to have been made and no amount shall be payable by the Participant to the Company if and to the extent such deemed loan and payment would not either reduce the amount on which the Participant is subject to tax under Code Section 1, 3101 or 4999 or generate a refund of such taxes. If the Committee, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, the Committee must promptly notify the Company of the amount of the Underpayment, which then shall be paid promptly to the Participant but no later than the end of the Participant’s taxable year next following the Participant’s taxable year in which the determination is made that the underpayment has occurred. For purposes of this Section, (i) “Net After Tax Receipt” means the Present Value of a payment under this Plan net of all taxes imposed on Participant with respect thereto under Code Sections 1, 3101 and 4999, determined by applying the highest marginal rate under Code Section 1 which applies to the Participant’s taxable income for the applicable taxable year; (ii) “Present Value” means the value determined in accordance with Code Section 280G(d)(4) and (iii) “Reduced Amount” means the smallest aggregate amount of all payments and benefits under this Plan which (a) is less than the sum of all payments and benefits under this Plan and (b) results in aggregate Net After Tax Receipts which are equal to or greater than the Net After Tax Receipts which would result if the aggregate payments and benefits under this Plan were any other amount less than the sum of all payments and benefits to be made under this Plan.

ARTICLE XVI

GENERAL PROVISIONS

16.01	Effect on Employment and Service

Neither the adoption of this Plan, its operation, nor any documents describing or referring to this Plan (or any part thereof), shall confer upon any individual or entity any right to continue in the employ or service of the Company or an Affiliate or in any way affect any right and power of the Company or an Affiliate to terminate the employment or service of any individual or entity at any time with or without assigning a reason therefor.

16.02	Unfunded Plan

This Plan, insofar as it provides for Awards, shall be unfunded, and the Company shall not be required to segregate any assets that may at any time be represented by Awards under this Plan. Any liability of the Company to any person with respect to any Award under this Plan shall be based solely upon any contractual obligations that may be created pursuant to this Plan. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

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16.03	Rules of Construction

Headings are given to the articles and sections of this Plan solely as a convenience to facilitate reference. The reference to any statute, regulation, or other provision of law shall be construed to refer to any amendment to or successor of such provision of law.

16.04	Tax Withholding and Reporting

Unless an Agreement provides otherwise, each Participant shall be responsible for satisfying in cash or cash equivalent acceptable to the Committee any income and employment (including without limitation Social Security and Medicare) tax withholding obligations attributable to participation in the Plan and the grant, exercise, vesting or payment of Awards granted thereunder (including the making of a Code Section 83(b) election with respect to an Award). In accordance with procedures that the Committee establishes, the Committee, to the extent applicable law permits, may allow a Participant to pay such amounts (i) by surrendering (actually or by attestation) shares of Common Stock that the Participant already owns and, if necessary to avoid adverse accounting consequences, has held for at least six months (but only for the minimum required withholding); (ii) by a cashless exercise through a broker; (iii) by means of a “net exercise” procedure, (iv) by such other medium of payment as the Committee in its discretion shall authorize or (v) by any combination of the aforementioned methods of payment. The Company shall comply with all such reporting and other requirements relating to the administration of this Plan and the grant, exercise, vesting or payment of any Award hereunder as applicable law requires. Nevertheless, shares of Common Stock that the Company reacquires in connection with any tax withholding will still be deemed issued and will not be available for issuance pursuant to future Awards under the Plan.

16.05	Reservation of Shares.

The Company, during the term of this Plan, shall at all times reserve and keep available such number of shares of Common Stock as shall be sufficient to satisfy the requirements of the Plan. Additionally, the Company, during the term of this Plan, shall use its best efforts to seek to obtain from appropriate regulatory agencies any requisite authorizations needed in order to issue and to sell such number of shares of Common Stock as shall be sufficient to satisfy the requirements of the Plan. However, the inability of the Company to obtain from any such regulatory agency the requisite authorizations the Company’s counsel deems to be necessary for the lawful issuance and sale of any shares of Common Stock hereunder, or the inability of the Company to confirm to its satisfaction that any issuance and sale of any shares of Common Stock hereunder will meet applicable legal requirements, shall relieve the Company of any liability in respect to the failure to issue or to sell such shares of Common Stock as to which such requisite authority shall not have been obtained.

16.06	Governing Law.

This Plan and all Awards granted hereunder shall be governed by the laws of the State of Georgia, except to the extent federal law applies.

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16.07	Other Actions

Nothing in the Plan shall be construed to limit the authority of the Company to exercise its corporate rights and powers, including, by way of illustration and not by way of limitation, the right to grant options, stock appreciation rights, restricted stock awards, incentive awards or restricted stock units for proper corporate purposes otherwise than under the Plan to any employee or to any other person, firm, corporation, association or other entity, or to grant options, stock appreciation rights, restricted stock awards, incentive awards or restricted stock units to, or assume such awards of any person in connection with, the acquisition, purchase, lease, merger, consolidation, reorganization or otherwise, of all or any part of the business and assets of any person, firm, corporation, association or other entity.

16.08	Repurchase of Common Stock

The Company or its designee may have the option and right to purchase any Award or any shares of Common Stock issued pursuant to any Award in accordance with the terms and conditions set forth in the applicable Agreement. However, shares of Common Stock repurchased pursuant to an Agreement will still be deemed issued pursuant to the Plan and will not be available for issuance pursuant to future Awards under the Plan.

16.09	Other Conditions

The Committee, in its discretion, may, as a condition to the grant, exercise, payment or settlement of an Award, require the Participant on or before the date of grant, exercise, payment or settlement of the Award to enter into (i) a covenant not to compete (including a confidentiality, non-solicitation, non-competition or other similar agreement) with the Company or any Affiliate, which may become effective on the date of termination of employment or service of the Participant with the Company or any Affiliate or any other date the Committee may specify and shall contain such terms and conditions as the Committee shall otherwise specify, (ii) an agreement to cancel any other employment agreement, service agreement, fringe benefit or compensation arrangement in effect between the Company or any Affiliate and such Participant and/or (iii) a shareholders’ agreement with respect to shares of Common Stock to be issued pursuant to the Award. If the Participant shall fail to enter into any such agreement at the Committee’s request, then no Award shall be granted, exercised, paid or settled and the number of shares of Common Stock that would have been subject to such Award, if any, shall be added to the remaining shares of Common Stock available under the Plan.

16.10	Forfeiture Provisions

Notwithstanding any other provisions of the Plan or any Agreement, all rights to any Award that a Participant has will be immediately discontinued and forfeited, and the Company shall not have any further obligation hereunder to the Participant with respect to any Award and the Award will not be exercisable (whether or not previously exercisable) or become vested or payable on and after the time the Participant is discharged from employment or service with the Company or any Affiliate for Cause.

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16.11	Repricing of Awards

Notwithstanding any other provisions of this Plan, this Plan does not permit (i) any decrease in the exercise price or base value of any outstanding Awards, (ii) the issuance of any replacement Options or SARs, which shall be deemed to occur if a Participant agrees to forfeit an existing Option or SAR in exchange for a new Option or SAR with a lower exercise price or base value, or (iii) the Company to repurchase underwater or out-of-the-money Options or SARs, which shall be deemed to be those Options or SARs with exercise prices or base values in excess of the current Fair Market Value of the shares of Common Stock underlying the Option or SAR.

16.12	Legends; Payment of Expenses

The Company may endorse such legend or legends upon the certificates for shares of Common Stock issued upon the grant or exercise of an Award and may issue such “stop transfer” instructions to its transfer agent in respect of such shares as it determines, in its sole discretion, to be necessary or appropriate to (i) prevent a violation of, or to perfect an exemption from, the registration requirements under the Exchange Act, applicable state securities laws or other requirements, (b) implement the provisions of the Plan or any Agreement between the Company and the Participant with respect to such shares of Common Stock, (c) permit the Company to determine the occurrence of a “disqualifying disposition” as described in Section 421(b) of the Code of the shares of Common Stock transferred upon the exercise of an incentive stock option granted under the Plan or (d) as may be appropriate to continue an Award’s exemption or compliance with Section 409A of the Code. The Company shall pay all issuance taxes with respect to the issuance of shares of Common Stock upon the grant or exercise of the Award, as well as all fees and expenses incurred by the Company in connection with such issuance.

ARTICLE XVII

CLAIMS PROCEDURES

If a Participant has exercised an Option or a SAR or if shares of Restricted Stock have become vested or Restricted Stock Units or Incentive Awards have become payable, and the Participant has not received the benefits to which the Participant believes he or she is entitled under such Award, then the Participant must submit a written claim for such benefits to the Committee within 90 days of the date the Participant tried to exercise the Option or SAR, the date the Participant contends the Restricted Stock vested or the date the Participant contends the Restricted Stock Units or Incentive Awards became payable or the claim will be forever barred.

If a claim of a Participant is wholly or partially denied, the Participant or his duly authorized representative may appeal the denial of the claim to the Committee. Such appeal must be made at any time within 30 days after the Participant receives written notice from the Company of the denial of the claim. In connection therewith, the Participant or his duly authorized representative may request a review of the denied claim, may review pertinent documents, and may submit issues and comments in writing. Upon receipt of an appeal, the Committee shall make a decision with respect to the appeal and, not later than 60 days after receipt of such request for review, shall furnish the Participant with the decision on review in writing, including the specific reasons for the decision written in a manner calculated to be understood by the Participant, as well as specific references to the pertinent provisions of the Plan upon which the decision is based.

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The Committee has the discretionary and final authority under the Plan to determine the validity of a claim. Accordingly, any decision the Committee makes on a Participant’s appeal will be administratively final. If a Participant disagrees with the Committee’s final decision, the Participant may sue, but only after the claim on appeal has been denied. Any lawsuit must be filed within 90 days of receipt of the Committee’s final written denial of the Participant’s claim or the claim will be forever barred.

ARTICLE XVIII

AMENDMENT

The Board may amend or terminate this Plan at any time; provided, however, that no amendment to the Plan may adversely impair the rights of a Participant with respect to outstanding Awards without the Participant’s consent. In addition, an amendment will be contingent on approval of the Company’s stockholders, to the extent required by law or by the rules of any stock exchange on which the Company’s securities are traded or if the amendment would (i) increase the benefits accruing to Participants under the Plan, including without limitation, any amendment to the Plan or any Agreement to permit a repricing or decrease in the exercise price of any outstanding Awards, (ii) increase the aggregate number of shares of Common Stock that may be issued under the Plan, (iii) modify the requirements as to eligibility for participation in the Plan or, (iv) change the performance conditions set forth in Article XII. Additionally, to the extent the Board deems necessary to continue to comply with the performance-based exception to the deduction limits of Code Section 162(m), the Board will submit the material terms of the performance conditions set forth in Article XII to the Company’s stockholders for approval no later than the first stockholder meeting that occurs in the fifth year following the year in which the stockholders previously approved the performance objectives.

The Committee may amend any outstanding Awards to the extent it deems appropriate; provided, however, that no amendment to an outstanding Award may adversely impair the rights of a Participant without the Participant’s consent.

ARTICLE XIX

DURATION OF PLAN

No Award may be granted under this Plan on and after March 25, 2018 (10 years following the effective date of the Plan). Awards granted before that date shall remain valid in accordance with their terms.

ARTICLE XX

EFFECTIVE DATE OF PLAN

The Plan was effective on March 25, 2008, the date of its adoption by the Board, and the Plan was approved by the Company’s stockholders on May 29, 2008. The Plan was amended by the Board effective April 27, 2010, contingent, however, on approval of the amendment by the Company’s stockholders within 12 months of such date. If the Company’s stockholders do not approve the amendment within such time, the Plan shall remain in full force and effect as prior to the amendment.

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ARTICLE XXI

OMNIBUS SECTION 409A PROVISION

It is intended that Awards that are granted under the Plan shall either be exempt from treatment as “deferred compensation” subject to Section 409A of the Code. Towards that end, all Awards under the Plan are intended to contain such terms as will qualify the Awards for an exemption from Section 409A of the Code. The terms of the Plan and all Awards granted hereunder shall be construed consistent with the foregoing intent. Notwithstanding any other provision hereof, the Committee may amend any outstanding Award without Participant’s consent if, as determined by the Committee in its sole discretion, such amendment is required either to (i) confirm exemption under Section 409A of the Code, (ii) comply with Section 409A of the Code or (iii) prevent the Participant from being subject to any tax or penalty under Section 409A of the Code. Notwithstanding the foregoing, however, neither the Company nor any of its Affiliates nor the Committee shall be liable to a Participant or any other Person if an Award is subject to Section 409A of the Code or the Participant or any other Person is otherwise subject to any additional tax or penalty under Section 409A of the Code. Each Participant is solely responsible for the payment of any tax liability (including any taxes and penalties that may arise under Section 409A of the Code) that may result from an Award.

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FIRST AMENDMENT TO

THE AMENDED AND RESTATED PRGX GLOBAL, INC.

2008 EQUITY INCENTIVE PLAN

THIS FIRST AMENDMENT (this “First Amendment”) to the Amended and Restated PRGX Global, Inc. 2008 Equity Incentive Plan (the “Plan”) is made on the 23rd day of April, 2012, by PRGX Global, Inc., a Georgia corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company adopted the Plan, effective as of March 25, 2008 (as amended and restated effective April 27, 2010), to permit the grant of stock options, stock appreciation rights, restricted stock awards, restricted stock units and incentive awards to eligible employees and other service providers of the Company and its Affiliates (as defined in the Plan); and

WHEREAS, Article XVIII of the Plan provides that the Board of Directors of the Company may amend or terminate the Plan at any time; provided, however, that any such amendment will be contingent on the approval of the Company’s shareholders, to the extent required by law or by the rules of any stock exchange on which the Company’s securities are then traded, or if the amendment would (i) increase the benefits accruing to participants, (ii) increase the aggregate number of shares of Common Stock (as defined in the Plan) that may be issued under the Plan, (iii) modify the requirements as to eligibility for participation in the Plan or (iv) change the performance conditions upon which qualified performance-based compensation may be awarded; and

WHEREAS, the Company now desires to further amend the Plan to increase the number of shares of Common Stock that may be issued under the Plan; and

WHEREAS, the Board of Directors of the Company has approved this First Amendment.

NOW, THEREFORE, the Plan is hereby amended, effective as of the date set forth above, contingent on approval of the First Amendment by the Company’s shareholders within twelve (12) months following such date, as follows:

1.

The first sentence of Section 5.02 of the Plan is hereby amended to read as follows:

“The maximum aggregate number of shares of Common Stock that may be issued under this Plan and to which Awards may relate shall be 7,900,000 shares.”

2.

Except as specifically amended hereby, the Plan shall remain in full force and effect as prior to this First Amendment.

0                        ¢

PRGX GLOBAL, INC.

COMMON STOCK

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR USE AT THE ANNUAL MEETING OF SHAREHOLDERS ON JUNE 19, 2012

The undersigned shareholder hereby appoints Romil Bahl, Robert B. Lee and Victor A. Allums, or any of them, with full power of substitution, to act as proxy for, and to vote the stock of, the undersigned at the Annual Meeting of Shareholders of PRGX Global, Inc. (the “Company”) to be held on June 19, 2012, and any adjournments thereof. The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and the accompanying Proxy Statement, and grants authority to said proxies, or their substitutes, and ratifies and confirms all that said proxies may lawfully do in the undersigned’s name, place and stead. The undersigned instructs said proxies to vote as indicated hereon.

THE PROXIES SHALL VOTE AS SPECIFIED ON THE REVERSE, OR IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” EACH OF THE LISTED NOMINEES AND “FOR” PROPOSALS 2, 3 AND 4. ALL PROPOSALS ARE DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be signed on the reverse side.)

¢	14475 ¢

ANNUAL MEETING OF SHAREHOLDERS OF

PRGX GLOBAL, INC.

COMMON STOCK PROXY CARD

June 19, 2012

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting and Proxy Statement and 2011 Annual Report on Form 10-K are available at www.prgx.com/proxy.

i  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.  i

¢ 20330300300000000000 0	061912

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. Election of Directors:
NOMINEES:
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	¡ Romil Bahl Class | director ¡ William C. Copacino Class | director ¡ Steven P. Rosenberg Class | director The Board of Directors recommends a vote FOR ALL NOMINEES.
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

The Board of Directors recommends a vote FOR:		FOR	AGAINST	ABSTAIN
2.	Ratification of Appointment of BDO USA, LLP as PRGX’s independent registered public accounting firm for fiscal year 2012.	☐	☐	☐
The Board of Directors recommends a vote FOR:		FOR	AGAINST	ABSTAIN
3.	Approval, on an advisory basis, of the compensation paid to the Company’s named executive officers.	☐	☐	☐
The Board of Directors recommends a vote FOR:
		FOR	AGAINST	ABSTAIN
4.	Amendment of the 2008 Equity Incentive Plan to increase the number of shares available for issuance under the Plan.	☐	☐	☐
5.	In the discretion of the proxies, upon such other matters as may properly come before the meeting or any adjournment thereof.

THE PROXIES SHALL VOTE AS SPECIFIED ABOVE OR IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” EACH OF THE LISTED NOMINEES AND “FOR” PROPOSALS 2, 3 AND 4.

PRGX GLOBAL, INC.

COMMON STOCK PROXY CARD

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
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